EXHIBIT 10.1

EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 12, 2010

among

SCHAWK, INC.,

as the Borrower,

THE SUBSIDIARY BORROWERS FROM TIME TO TIME PARTIES HERETO,

THE ALTERNATE CURRENCY BORROWERS FROM TIME TO TIME PARTIES HERETO,

THE INSTITUTIONS FROM TIME TO TIME

PARTIES HERETO AS LENDERS

and

JPMORGAN CHASE BANK, N.A.

as Agent and Collateral Agent

___________________________________________________________________________

J.P. MORGAN SECURITIES INC.,
as Lead Arranger and Sole Book Runner

_____________________________________________________________________________

TABLE OF CONTENTS

Section
ARTICLE I:	DEFINITIONS	1
1.1.	Certain Defined Terms.	1
1.2.	References	26
1.3.	Supplemental Disclosure	26
1.4.	Borrower Acting on Behalf of Itself and Subsidiary Borrowers	26
1.5.	Joint and Several Liability for Obligations of the Borrower and Domestic Subsidiary Borrowers; Joint and Several Liability for Obligations of the Foreign Subsidiary Borrowers; No Liability of Foreign Subsidiary Borrowers for Obligations of the Borrower or the Domestic Subsidiary Borrowers	26
1.6.	Amendment and Restatement of Existing Credit Agreement	27

ARTICLE II:	REVOLVING LOAN FACILITIES	28
2.1.	[Reserved]	28
2.2.	Revolving Loans	28
2.3.	Swing Line Loans	29
2.4.	Rate Options for all Advances; Maximum Interest Periods	31
2.5.	Optional Payments; Mandatory Prepayments	31
2.6.	Reduction of Commitments	33
2.7.	Method of Borrowing	33
2.8.	Method of Selecting Types and Interest Periods for Advances	33
2.9.	Minimum Amount of Each Advance	34
2.10.	Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances	34
2.11.	Default Rate	35
2.12.	Method of Payment	35
2.13.	Evidence of Debt	36
2.14.	Telephonic Notices	37
2.15.	Promise to Pay; Interest and Commitment Fees; Interest Payment Dates; Interest and Fee Basis; Taxes; Loan and Control Accounts	37
2.16.	Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions	41
2.17.	Lending Installations	42
2.18.	Non-Receipt of Funds by the Agent	42
2.19.	Termination Date	42
2.20.	Replacement of Certain Lenders	42
2.21.	Alternate Currency Loans	43
2.22.	Judgment Currency	45
2.23.	Market Disruption; Denomination of Amounts in Dollars; Dollar Equivalent of Reimbursement Obligations	46
2.24.	Payments to be Free and Clear	46
2.25.	Additional Borrowers	47
2.26.	Increase of Aggregate Revolving Loan Commitment	48

ARTICLE III:	THE LETTER OF CREDIT FACILITY	49

i

3.1.	Obligation to Issue Letters of Credit	49
3.2.	Transitional Provision	49
3.3.	Types and Amounts	49
3.4.	Conditions	50
3.5.	Procedure for Issuance of Letters of Credit	50
3.6.	Letter of Credit Participation	50
3.7.	Reimbursement Obligation	51
3.8.	Letter of Credit Fees	51
3.9.	Issuing Bank Reporting Requirements	52
3.10.	Indemnification; Exoneration	52
3.11.	Cash Collateral	53

ARTICLE IV:	CHANGE IN CIRCUMSTANCES	53
4.1.	Yield Protection	54
4.2.	Changes in Capital Adequacy Regulations	54
4.3.	Availability of Types of Advances	54
4.4.	Funding Indemnification	55
4.5.	Lender Statements; Survival of Indemnity	55

ARTICLE V:	CONDITIONS PRECEDENT	55
5.1.	Effectiveness	55
5.2.	Each Advance and Letter of Credit	56
5.3.	Initial Advance to Each New Alternate Currency Borrower	57
5.4.	Initial Advance to Each New Subsidiary Borrower	58

ARTICLE VI:	REPRESENTATIONS AND WARRANTIES	58
6.1.	Organization; Corporate Powers	58
6.2.	Authority	59
6.3.	No Conflict; Governmental Consents	59
6.4.	Financial Statements	60
6.5.	No Material Adverse Change	60
6.6.	Taxes	60
6.7.	Litigation; Loss Contingencies and Violations	61
6.8.	Subsidiaries	61
6.9.	ERISA	61
6.10.	Accuracy of Information	62
6.11.	Securities Activities	62
6.12.	Material Agreements	62
6.13.	Compliance with Laws	63
6.14.	Assets and Properties	63
6.15.	Statutory Indebtedness Restrictions	63
6.16.	Insurance	63
6.17.	Labor Matters	63
6.18.	No Default or Unmatured Default	63
6.19.	Environmental Matters	63
6.20.	Solvency	64
6.21.	Representations and Warranties of each Alternate Currency Borrower	64
6.22.	Representations and Warranties of each Subsidiary Borrower	66

6.23.	Security Interest in Collateral	67

ARTICLE VII:	COVENANTS	67
7.1.	Reporting	67
7.2.	Affirmative Covenants	72
7.3.	Negative Covenants	75
7.4.	Financial Covenants	82

ARTICLE VIII:	DEFAULTS	85
8.1.	Defaults	85

ARTICLE IX:	ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES	87
9.1.	Termination of Revolving Loan Commitments; Acceleration	87
9.2.	Defaulting Lender	88
9.3.	Amendments	89
9.4.	Preservation of Rights	90

ARTICLE X:	GENERAL PROVISIONS	90
10.1.	Survival of Representations	90
10.2.	Governmental Regulation	90
10.3.	Performance of Obligations	91
10.4.	Headings	91
10.5.	Entire Agreement	91
10.6.	Several Obligations; Benefits of this Agreement	91
10.7.	Expenses; Indemnification	91
10.8.	Numbers of Documents	93
10.9.	Accounting	93
10.10.	Severability of Provisions	93
10.11.	Nonliability of Lenders	94
10.12.	GOVERNING LAW	94
10.13.	CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL	94
10.14.	USA Patriot Act Notification	95
10.15.	Appointment for Perfection	95

ARTICLE XI:	THE AGENTS	95
11.1.	Appointment; Nature of Relationship	95
11.2.	Powers	96
11.3.	General Immunity	96
11.4.	No Responsibility for Loans, Creditworthiness, Recitals, Etc	96
11.5.	Action on Instructions of Lenders	96
11.6.	Employment of Agents and Counsel	97
11.7.	Reliance on Documents; Counsel	97
11.8.	The Agents’ and the Alternate Currency Bank’s Reimbursement and Indemnification	97
11.9.	Rights as a Lender	97
11.10.	Lender Credit Decision	97
11.11.	Successor Agent	98
11.12.	Guarantor and Collateral Issues	98

ARTICLE XII:	SETOFF; RATABLE PAYMENTS	100
12.1.	Setoff	100
12.2.	Ratable Payments	100
12.3.	Application of Payments	101
12.4.	Relations Among Lenders	102

ARTICLE XIII:	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	102
13.1.	Successors and Assigns	102
13.2.	Participations	103
13.3.	Assignments	104
13.4.	Confidentiality	105
13.5.	Dissemination of Information	105
13.6.	Tax Certifications	106

ARTICLE XIV:	NOTICES	106
14.1.	Giving Notice	106
14.2.	Change of Address	106

ARTICLE XV:	COUNTERPARTS	106

ARTICLE XVI:	BORROWER GUARANTEE	106

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement dated as of January 12, 2010 is entered into among SCHAWK, INC., a Delaware corporation (the “Borrower”), the Subsidiary Borrowers and the Alternate Currency Borrowers from time to time parties hereto, the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an Assignment Agreement pursuant to Section 13.3, the Departing Lenders, if any, party hereto and JPMORGAN CHASE BANK, N.A., in its capacity as contractual representative for itself and the other Lenders, to amend and restate the Existing Credit Agreement, which is hereby amended and restated in its entirety.

WHEREAS, the Borrower has requested, and the Agent, the Collateral Agent, the Departing Lenders and the Lenders have agreed, to amend the Existing Credit Agreement;

WHEREAS, the Borrower, the Lenders, the Departing Lenders, the Collateral Agent and the Agent have agreed (a) to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) re-evidence the Obligations, which shall be repayable in accordance with the terms of this Agreement; and (iii) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrower and (b) that each Departing Lender shall cease to be a party to the Existing Credit Agreement, as evidenced by its execution and delivery of its Departing Lender Signature Page; and

WHEREAS, it is the intention of the parties to this Agreement that this Agreement not constitute a novation and that, from and after the Closing Date, the Existing Credit Agreement shall be amended and restated hereby and all references herein to “hereunder,” “hereof,” or words of like import and all references in any other Loan Document to the “Credit Agreement” or words of like import shall mean and be a reference to the Existing Credit Agreement as amended and restated hereby (and any section references to the Existing Credit Agreement shall refer to the applicable equivalent provision set forth herein although the section number thereof may have changed);

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of the Borrower by the Lenders, the Collateral Agent and the Agent, the parties hereto agree as follows:

ARTICLE  I:     DEFINITIONS

1.1.  Certain Defined Terms.  In addition to the terms defined above, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding Equity Interests of another Person.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to a Borrower of the same Type and, in the case of Eurocurrency Rate Advances and Alternate Currency Loans, in the same currency and for the same Interest Period.

“Affected Foreign Subsidiary” is defined in the definition of “Subsidiary Guarantor”.

“Affected Lender” is defined in Section 2.20 hereof.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than nine and nine-tenths percent (9.90%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Agent” means JPMorgan in its capacity as contractual representative for itself and the Lenders pursuant to Article XI hereof and any successor Agent appointed pursuant to Article XI hereof.

“Agents” means the Agent and the Collateral Agent.

“Aggregate Revolving Loan Commitment” means the aggregate of the Revolving Loan Commitments of all the Lenders, as may be increased or reduced from time to time pursuant to the terms hereof.  The Aggregate Revolving Loan Commitment as of the Closing Date is Ninety Million and 00/100 Dollars ($90,000,000).

“Agreed Currencies” means  (i) Dollars  and (ii) any other Eligible Currency which the Borrower requests the Agent to include as an Agreed Currency hereunder and which is acceptable to one-hundred percent (100%) of the Lenders with a Revolving Loan Commitment; provided that the Agent shall promptly notify each such Lender of each such request and each such Lender shall be deemed not to have agreed to each such request unless its written consent thereto has been received by the Agent within five (5) Business Days from the date of such notification by the Agent to such Lender.

“Agreed Letter of Credit Currencies” means (i) Dollars and (ii) any other currency which the Borrower requests an Issuing Bank to include as an Agreed Letter of Credit Currency and which is acceptable to such Issuing Bank.

“Agreement” means this Amended and Restated Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

“Agreement Accounting Principles” means, with respect to the calculation of financial ratios and other financial tests required by this Agreement, generally accepted accounting principles as in effect in the United States as of the date of this Agreement, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 6.4(B) hereof; provided, further, however, all pro forma financial statements reflecting Acquisitions shall be prepared in accordance with the requirements established by the Commission for acquisition accounting for reporting acquisitions by public companies (whether or not such Acquisitions are required to be publicly reported); provided, further, that no change in accounting principles shall be made from those used in preparing the financial statements referred to in Section 6.4(B) hereof, including, without limitation, with respect to the nature or classification of accounts, closing proceedings, levels of reserves, or levels of accruals other than as a result of objective changes in the underlying business; provided, further, that for purposes of the preceding clauses, “changes in accounting principles” or “changes in Agreement Accounting Principles” includes all changes in accounting principles, policies, practices, procedures, or methodologies with respect to financial statements, their classification, or their display, as well as all changes in practices, methods, conventions, or assumptions used in making accounting estimates.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.50%) per annum and (iii) the Eurocurrency Base Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Eurocurrency Base Rate for any day shall be based on the applicable British Bankers’ Association LIBOR rate for deposits in Dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Base Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Base Rate, respectively.

“Alternate Currency” shall mean (i) only so long as each such currency remains an Eligible Currency, Canadian Dollars, British Pounds Sterling and Euro and (ii) any other Eligible Currency which the applicable Borrower requests the Alternate Currency Bank to include as an Alternate Currency hereunder and which is acceptable to the Alternate Currency Bank and with respect to which an Alternate Currency Addendum has been executed by an Alternate Currency Borrower and the Alternate Currency Bank in connection therewith.

“Alternate Currency Addendum” means an addendum substantially in the form of Exhibit J with such modifications thereto as shall be approved by the Alternate Currency Bank and the Agent.

“Alternate Currency Bank” means JPMorgan (or any Affiliate, branch or agency thereof) to the extent it is party to an Alternate Currency Addendum.  If any agency, branch or Affiliate of JPMorgan shall be a party to an Alternate Currency Addendum, such agency, branch or Affiliate shall, to the extent of any commitment extended and any Loans made by it, have all the rights of JPMorgan hereunder; provided, however, that JPMorgan shall to the exclusion of such agency, branch or Affiliate, continue to have all the voting rights vested in it by the terms hereof.

“Alternate Currency Borrower” means each of the Borrower’s Subsidiaries, whether now existing or hereafter formed, that is a party to an Alternate Currency Addendum, which Subsidiary shall have delivered to the Agent an Assumption Letter in accordance with Section 2.25(A) and such other documents as may be required pursuant to this Agreement, in each case together with its respective successors and assigns including a debtor-in-possession on behalf of such Alternate Currency Borrower.

“Alternate Currency Commitment” means, for the Alternate Currency Bank for each Alternate Currency, the obligation of such Alternate Currency Bank to make Alternate Currency Loans not exceeding the Dollar Amount set forth in the applicable Alternate Currency Addendum, as such amount may be modified from time to time pursuant to the terms of this Agreement and the applicable Alternate Currency Addendum.

“Alternate Currency Interest Period” means, with respect to any Alternate Currency Loan, the Interest Period as set forth on the applicable Alternate Currency Addendum.

“Alternate Currency Loan” means any Loan denominated in an Alternate Currency made by the Alternate Currency Bank to an Alternate Currency Borrower pursuant to Section 2.21 and an Alternate Currency Addendum.

“Alternate Currency Rate” means, for any day for any Alternate Currency Loan, the per annum rate of interest selected by the applicable Alternate Currency Borrower under and as set forth in the applicable Alternate Currency Addendum.

“Applicable Commitment Fee Percentage” means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 2.15(C)(i) hereof determined in accordance with the provisions of Section 2.15(D)(ii) hereof.

“Applicable Eurocurrency Margin” means, as at any date of determination, the rate per annum then applicable to Eurocurrency Rate Loans determined in accordance with the provisions of Section 2.15(D)(ii) hereof.

“Applicable Floating Rate Margin” means, as at any date of determination, the rate per annum then applicable to Floating Rate Loans determined in accordance with the provisions of Section 2.15(D)(ii) hereof.

“Applicable L/C Fee Percentage” means, as at any date of determination, the rate per annum then applicable to the letter of credit fee under Section 3.8(a) hereof in accordance with the provisions of Section 2.15(D)(ii) hereof.

“Approved Fund” means, with respect to any Lender that is a fund or commingled investment vehicle that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Approximate Equivalent Amount” means any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars at such date, rounded up to the nearest amount of such currency as determined by the Agent from time to time.

“Arranger” means J.P. Morgan Securities Inc., in its capacity as the arranger for the loan transaction evidenced by this Agreement.

“Asset Sale” means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction, and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person) to any Person other than the Borrower or any of its wholly-owned Subsidiaries other than (i) the sale of Inventory in the ordinary course of business, (ii) the sale or other disposition of any obsolete, redundant, excess, damaged or worn-out Equipment disposed of in the ordinary course of business and (iii) leases of personal property (including leases or licenses of intellectual property) and leases of surplus or redundant real property.

“Assignment Agreement” means an assignment and acceptance agreement entered into in connection with an assignment pursuant to Section 13.3 hereof in substantially the form of Exhibit D.

“Assumption Letter” means a letter of any Subsidiary which is a Foreign Incorporated Subsidiary addressed to the Lenders in substantially the applicable form of Exhibit M hereto pursuant to which such Subsidiary agrees to become a Subsidiary Borrower or an Alternate Currency Borrower and agrees to be bound by the terms and conditions hereof as if originally a party hereto.

“Authorized Officer” means any of the President, any Vice President or Chief Financial Officer of the Borrower, acting singly.

“Banking Services” means each and any of the following bank services provided to the Borrower or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” is defined in Article XVI hereof.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or any other member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Borrower” means Schawk, Inc., a Delaware corporation, together with its successors and assigns, including a debtor-in-possession on behalf of the Borrower, and “Borrowers” shall mean, collectively, the Borrower, the Subsidiary Borrowers and the Alternate Currency Borrowers.  For the avoidance of doubt, all references contained in this Agreement and the other Loan Documents to “the Borrower” shall be deemed to apply solely to Schawk, Inc. and all references to “a Borrower” or “any Borrower” or “each Borrower” or “such Borrower” or “no Borrower” shall be deemed to apply equally to each of the Borrowers.

“Borrower Guarantee” is defined in Article XVI hereof.

“Borrower Guaranteed Obligations” is defined in Article XVI hereof.

“Borrowing Date” means a date on which an Advance or Swing Line Loan is made hereunder.

“Borrowing/Conversion/Continuation Notice” is defined in Section 2.8 hereof.

“British Pounds Sterling” means the lawful currency of Great Britain.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurocurrency Rate, a day (other than a Saturday or Sunday) on which banks are open for business in Chicago, Illinois and New York, New York and on which dealings in Dollars and the other Agreed Currencies are carried on in the London interbank market and (ii) for all other purposes a day (other than a Saturday or Sunday) on which banks are open for business in Chicago, Illinois and New York, New York.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether or not paid in cash and including Capitalized Leases and purchase money indebtedness) by the Borrower and its consolidated Subsidiaries during that period that, in conformity with Agreement Accounting Principles, are required to be included in or reflected by the property, plant, equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Borrower and its Subsidiaries; provided, however, that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced; (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time; (c) the purchase of plant, property or equipment made within one year of the sale of any asset to the extent purchased with the proceeds of such sale; (d) the portion of the purchase price in connection with any acquisition that would otherwise be included as additions to property, plant or equipment; and (e) expenditures made in connection with any acquisition.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; provided, however, that “Capital Stock” shall not include any debt securities convertible into equity securities prior to such conversion.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the governments of the United States and backed by the full faith and credit of the United States government; (ii) domestic and Eurocurrency certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days); (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody’s Investors Service, Inc. or at least BBB by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.); and (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or P-1 (or better) by Moody’s Investors Services, Inc.; provided that the maturities of such Cash Equivalents shall not exceed three hundred sixty-five (365) days from the date of acquisition thereof.

“Cash Flow Leverage Ratio” is defined in Section 7.4(B) hereof.

“Change” means (i) any change after the date of this Agreement in the “Risk-Based Capital Guidelines” (as defined below) excluding, for the avoidance of doubt, the effect of any phasing in of such Risk-Based Capital Guidelines or any other capital requirements passed prior to the date hereof, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement and having general applicability to all banks and financial institutions within the jurisdiction in which such Lender operates which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the exchange Act of 1934), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act of 1934, provided that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35%) or more of the combined voting power of the Borrower’s outstanding Capital Stock ordinarily having the right to vote at an election of directors; or

(b) the majority of the board of directors of the Borrower fails to consist of Continuing Directors; or

(c) the Borrower consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its property to any Person, or any corporation consolidates with or merges into the Borrower, in either event pursuant to a transaction in which the outstanding Capital Stock of the Borrower is reclassified or changed into or exchanged for cash, securities or other property; or

(d) the Borrower shall cease to own and control at least eighty percent (80%) of the economic and voting rights associated with all of the outstanding Capital Stock of (i) any Subsidiary Borrower or Alternate Currency Borrower and (ii) its existing Subsidiaries as of the Closing Date.

“Closing Date” means January 12, 2010.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means all pledged Capital Stock, and any and all owned or leased personal property, in or upon which a security interest or Lien is from time to time granted to the Collateral Agent, for the benefit of the Holders of Secured Obligations, whether under the Foreign Pledge Agreements, under the Security Agreement, under any of the other Collateral Documents or under any of the other Loan Documents.

“Collateral Agent” means JPMorgan in its capacity as Collateral Agent for the Holders of Secured Obligations under the Intercreditor Agreement and any successor Collateral Agent appointed pursuant to the terms thereof.

“Collateral Documents”  means all agreements, instruments and documents executed in connection with this Agreement or the Existing Credit Agreement pursuant to which the Collateral Agent is granted a security interest in Collateral, including, without limitation, the Foreign Pledge Agreements, the Security Agreement and all other security agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of the Borrower or any of its Subsidiaries and delivered to the Collateral Agent or any of the Lenders, together with all agreements and documents referred to therein or contemplated thereby.

“Commission” means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

“Commitment and Acceptance”  is defined in Section 2.26 hereof.

“Commitment Increase Notice” is defined in Section 2.26 hereof.

“Consolidated Net Worth” means, at a particular date, all amounts which would be included under shareholders’ equity on the consolidated balance sheet for the Borrower and its consolidated Subsidiaries determined in accordance with Agreement Accounting Principles.

“Consolidated Tangible Assets” means the total assets of the Borrower and its Subsidiaries on a consolidated basis (determined in accordance with Agreement Accounting Principles), but excluding therefrom all items that are treated as intangibles under Agreement Accounting Principles.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

“Contingent Obligation”, as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.  The amount of any Contingent Obligation shall be equal to the present value of the portion of the obligation so guaranteed or otherwise supported, in the case of known recurring obligations, and the maximum reasonably anticipated liability in respect of the portion of the obligation so guaranteed or otherwise supported assuming such Person is required to perform thereunder, in all other cases.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the date of this Agreement, or (b) was nominated for election or elected to such board of directors with the approval of the Continuing Directors who were members of such board at the time of such nomination or election.

“Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Controlled Group” means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

“Cure Loan” is defined in Section 9.2(iii) hereof.

“Customary Permitted Liens” means:

(i) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or (if foreclosure, distrait, sale or other similar proceedings shall not have been commenced or any such proceeding after being commenced is stayed) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

(ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

(iii) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s assets or property taken as a whole or materially impair the use thereof in the operation of the businesses taken as a whole, and (B) all Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $10,000,000;

(iv) Liens arising with respect to zoning restrictions, easements, encroachments, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges, restrictions or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary use or occupancy of the real property or with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(v) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against the Borrower or any of its Subsidiaries which do not constitute a Default under Section 8.1(H) hereof; and

(vi) any interest or title of the lessor in the property subject to any operating lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of business.

“Default” means an event described in Article VIII hereof.

“Defaulting Lender” means any Lender, as determined by the Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swing Line Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Agent, the Issuing Banks, the Swing Line Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans, (d) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Departing Lender” means each lender under the Existing Credit Agreement that executes and delivers to the Agent a Departing Lender Signature Page.

“Departing Lender Signature Page” means each signature page to this Agreement on which it is indicated that the Departing Lender executing the same shall cease to be a party to the Existing Credit Agreement on the Closing Date.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Revolving Loan Termination Date.

“DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.

“Dollar” and “$” means dollars in the lawful currency of the United States of America.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the Equivalent Amount of Dollars if such currency is any currency other than Dollars.

“Domestic Incorporated Subsidiary” means a Subsidiary of the Borrower organized under the laws of a jurisdiction located in the United States of America.

“Domestic Loan Parties” means the Borrower and the Domestic Incorporated Subsidiaries.

“Domestic Subsidiary Borrower” means a Subsidiary Borrower that is a Domestic Incorporated Subsidiary.

“Dutch Pledge” is defined in Section 11.12 hereof.

“EBITDA” means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period, without duplication, of (i) Net Income, plus (ii) Interest Expense to the extent deducted in computing Net Income, plus (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (iv) depreciation expense to the extent deducted in computing Net Income, plus (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income, plus (vi) acquisition, integration, transformation and restructuring charges incurred in the first three fiscal quarters of the Borrower’s 2009 fiscal year and in an aggregate amount not to exceed $3,000,000, all in accordance with Agreement Accounting Principles to the extent deducted in computing Net Income, plus (vii) other extraordinary non-cash charges to the extent deducted in computing Net Income, minus (viii) other extraordinary non-cash credits to the extent added in computing Net Income, plus (ix) non-cash expenses related to stock based compensation to the extent deducted in computing Net Income, plus (x) charges incurred as a result of impairment of fixed assets, intangible assets and goodwill, all to the extent deducted in computing Net Income.  EBITDA shall be calculated on a pro forma basis giving effect to Acquisitions and Asset Sales on a last twelve (12) months’ basis.

“Eligible Currency” means any currency other than Dollars with respect to which the Agent or the Borrower has not given notice in accordance with Section 2.23 and that is readily available, freely traded, in which deposits are customarily offered to banks in the London interbank market, convertible into Dollars in the international interbank market available to the Lenders in such market and as to which an Equivalent Amount may be readily calculated.  If, after the designation by the Lenders of any currency as an Agreed Currency or Alternate Currency, currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, such country’s currency is, in the determination of the Agent, no longer readily available or freely traded or (ii) as to which, in the determination of the Agent, an Equivalent Amount is not readily calculable (each of clause (i) and (ii), a “Disqualifying Event”), then the Agent shall promptly notify the Lenders and the Borrower, and such country’s currency shall no longer be an Agreed Currency or Alternate Currency until such time as the Disqualifying Event(s) no longer exist, but in any event within five (5) Business Days of receipt of such notice from the Agent, the Borrower shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loan into Loans in Dollars or another Agreed Currency or Alternate Currency, subject to the other terms contained in Articles II and IV.

“Environmental, Health or Safety Requirements of Law” means all Requirements of Law derived from or relating to foreign, federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.

§ 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

“Environmental Lien” means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Environmental Property Transfer Act” means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called “Industrial Site Recovery Act” or “Responsible Property Transfer Act.”

“Equipment” means all of the Borrower’s present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal property (other than the Borrower’s Inventory), and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).  Equity Interests will not include any Incentive Arrangements or obligations or payments thereunder.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetic mean of the buy and sell spot rates of exchange of the Agent or Alternate Currency Bank, as applicable, in the London interbank market (or other market where the Agent’s or Alternate Currency Bank’s, as applicable, foreign exchange operations in respect of such currency are then being conducted) for such other currency at or about 11:00 a.m. (local time) two (2) Business Days prior to the date on which such amount is to be determined, rounded up to the nearest amount of such currency as determined by the Alternate Currency Bank from time to time; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Agent or Alternate Currency Bank’s, as applicable, may use any reasonable method it deems appropriate to determine such amount, and such determination shall be conclusive absent manifest error.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“Euro” means the Euro referred to in the Council Regulation (EC) No. 1103/97 dated 17 June 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of the Economic and Monetary Union.

“Eurocurrency Base Rate” means, with respect to a Eurocurrency Rate Advance for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in the applicable Agreed Currency as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two (2) Business Days prior to (or, in the case of Loans denominated in British Pounds Sterling, on the day of) the first day of such Interest Period, and having a maturity equal to such Interest Period, adjusted for Reserves plus, without duplication, Mandatory Cost; provided that, if no such British Bankers’ Association LIBOR rate is available to the Agent, the applicable Eurocurrency Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which JPMorgan or one of its affiliate banks offers to place deposits in such Agreed Currency with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to (or, in the case of Loans denominated in British Pounds Sterling, on the day of) the first day of such Interest Period, in the approximate amount of JPMorgan's relevant Eurocurrency Rate Loan and having a maturity equal to such Interest Period, as adjusted for Reserves plus, without duplication, Mandatory Cost.

“Eurocurrency Payment Office” of the Agent shall mean, for each of the Agreed Currencies, any agency, branch or Affiliate of the Agent, specified as the “Eurocurrency Payment Office” for such Agreed Currency in Exhibit A-1 hereto or such other agency, branch, Affiliate or correspondence bank of the Agent, as it may from time to time specify to the Borrower and each Lender as its Eurocurrency Payment Office.

“Eurocurrency Rate” means, with respect to a Eurocurrency Rate Loan for the relevant Interest Period, the sum of (i) the Eurocurrency Base Rate applicable to such Interest Period plus (ii) the then Applicable Eurocurrency Margin.

“Eurocurrency Rate Advance” means an Advance which bears interest at the Eurocurrency Rate.

“Eurocurrency Rate Loan” means a Loan made on a fully syndicated basis pursuant to Section 2.2, which bears interest at the Eurocurrency Rate.

“Existing Credit Agreement” means the Credit Agreement dated as of January 28, 2005 by and among the Borrower, the financial institutions from time to time party thereto and JPMorgan, as the same has been amended, supplemented or otherwise modified from time to time prior to the Closing Date.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

“Financing” means, with respect to any Person, the issuance or sale by such Person of any Equity Interests of such Person or any Subordinated Indebtedness.

“First Tier Foreign Subsidiary” means each Foreign Incorporated Subsidiary with respect to which any one or more of the Borrower and its Domestic Incorporated Subsidiaries directly owns or controls more than 50% of such Foreign Incorporated Subsidiary’s Capital Stock.

“Fixed Charge Coverage Ratio” is defined in Section 7.4(A) hereof.

“Floating Rate” means, for any day for any Loan, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes, plus the then Applicable Floating Rate Margin.

“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan, or portion thereof, which bears interest at the Floating Rate.

“Foreign Incorporated Subsidiary” means a Subsidiary of the Borrower which is not a Domestic Incorporated Subsidiary.

“Foreign Pledge Agreement” means a pledge agreement in form and substance satisfactory to the Collateral Agent and its counsel, duly executed and delivered by the Borrower and/or any applicable Subsidiary of the Borrower to and in favor of the Collateral Agent (for the benefit of itself and the other Holders of Secured Obligations), as it may from time to time be amended, restated, supplemented or otherwise modified, with respect to 65% of the outstanding Capital Stock of the relevant Foreign Incorporated Subsidiary in accordance with Section 7.2(L).

“Foreign Subsidiary Borrower” means a Subsidiary Borrower that is a Foreign Incorporated Subsidiary.

“Foreign Subsidiary Investment” means the sum of (a) all intercompany loans made on or after the Closing Date from either the Borrower or any Domestic Incorporated Subsidiary to any Foreign Incorporated Subsidiary; (b) all Investments made on or after the Closing Date by either the Borrower or any Domestic Incorporated Subsidiary in any Foreign Incorporated Subsidiary; and (c) an amount equal to the net benefit derived by the Foreign Incorporated Subsidiaries resulting from any non-arms length transactions, or any other transfer of assets conducted other than in the ordinary course of business, between the Borrower and/or any Domestic Incorporated Subsidiary, on the one hand, and such Foreign Incorporated Subsidiaries, on the other hand.

“Governmental Acts” is defined in Section 3.10(A) hereof.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Gross Negligence” means recklessness, or actions taken or omitted with conscious indifference to or the complete disregard of consequences.  Gross Negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or inadvertent failure to act.  If the term “gross negligence” is used with respect to the Agent or any Lender or any indemnitee in any of the other Loan Documents, it shall have the meaning set forth herein.

“Guaranty” means each of (i) those certain Guaranties executed from time to time by each of the Subsidiary Guarantors in favor of the Agent for the benefit of itself and the Holders of Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time, in substantially the form of Exhibit I attached hereto and (ii) the Borrower Guarantee.

“Hedging Agreements” is defined in Section 7.3(P) hereof.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Holders of Note Obligations” means the holders of the Note Obligations from time to time and shall include their respective successors, transferees and assigns.

“Holders of Obligations” means the holders of the Obligations from time to time and shall include their respective successors, transferees and assigns.

“Holders of Secured Obligations” means the holders of the Secured Obligations.

“Incentive Arrangements” means any stock appreciation rights, “phantom” stock plans, employment agreements, non-competition agreements, subscription and stockholders agreements and other incentive and bonus plans and similar arrangements made in connection with the retention of executives, officers or employees of the Borrower.

“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, including, without limitation, subordinated indebtedness, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade and other than earn-outs or other similar forms of contingent purchase prices), (iii) obligations, whether or not assumed, secured by liens on or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations, (vi) outstanding principal balances (representing securitized but unliquidated assets) under asset securitization agreements (including, without limitation, the outstanding principal balance of accounts receivable under receivables transactions) and (vii) the implied debt component of synthetic leases of which such Person is lessee or any other off-balance sheet financing arrangements (including, without limitation, any such arrangements giving rise to any Off-Balance Sheet Liabilities).

“Indemnified Matters”  is defined in Section 10.7(B) hereof.

“Indemnitees” is defined in Section 10.7(B) hereof.

“Intercreditor Agreement” means the intercreditor agreement entered into by the Agent, the Collateral Agent and the Holders of Note Obligations in connection with this Agreement and the Note Documents, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Expense” means, for any period, the total interest expense of the Borrower and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized

Leases, commitment fees and fees for stand-by letters of credit, the discount with respect to asset securitization agreements and the implied interest component of synthetic leases), all as determined in conformity with Agreement Accounting Principles.  Interest Expense shall not include any interest which in accordance with Agreement Accounting Principals has been capitalized under the PIK Notes.

“Interest Period” means, (i) any Alternate Currency Interest Period and (ii) with respect to a Eurocurrency Rate Loan, a period of one (1) or two (2) weeks or one (1), two (2), three (3) months, six (6) or nine (9) months, and, to the extent available to all of the Lenders, upon request of the Borrower, and only if the Lenders, in their discretion, shall agree, twelve (12) months, commencing on a Business Day selected by the Borrower on which a Eurocurrency Rate Advance is made to the Borrower pursuant to this Agreement.  Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months and, if applicable, twelve months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth and, if applicable, twelfth succeeding month and, if applicable, twelfth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Inventory” shall mean any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by the Borrower or any of its Subsidiaries, which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in the business of Borrower or any of its Subsidiaries, and shall include all right, title and interest of the Borrower or any of its Subsidiaries in any property the sale or other disposition of which has given rise to Receivables and which has been returned to or repossessed or stopped in transit by the Borrower or any of its Subsidiaries.

“Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business (whether of a division, branch, unit operation, or otherwise) conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“Issuing Banks” means JPMorgan or any of its Affiliates in its separate capacity as an issuer of Letters of Credit pursuant to Section 3.1.  The designation of any Lender as an Issuing Bank after the date hereof shall be subject to the prior written consent of the Agent.

“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Last Twelve-Month Period” is defined in Section 7.4(A) hereof.

“L/C Documents” is defined in Section 3.4 hereof.

“L/C Draft” means a draft drawn on an Issuing Bank pursuant to a Letter of Credit.

“L/C Interest” shall have the meaning ascribed to such term in Section 3.6 hereof.

“L/C Obligations” means, without duplication, an amount equal to the sum of (i) the aggregate of the Dollar Amount then available for drawing under each of the Letters of Credit, (ii) the Dollar Amount equal to the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the applicable Issuing Bank, (iii) the aggregate outstanding Dollar Amount of all Reimbursement Obligations at such time and (iv) the aggregate Dollar Amount equal to the face amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied).

“Lenders” means the lending institutions (other than the Departing Lenders) listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

“Letter of Credit” means the letters of credit to be (a) issued by the Issuing Banks pursuant to Section 3.1 hereof or (b) deemed issued by the Issuing Banks pursuant to Section 3.2 hereof.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan(s)” means, with respect to a Lender, such Lender’s portion of any Advance made pursuant to Section 2.2 hereof, as applicable, and in the case of the Swing Line Bank, any Swing Line Loan made pursuant to Section 2.3 hereof, and in the case of any Alternate Currency Loan, any Alternate Currency Loan made pursuant to Section 2.21 and the applicable Alternate Currency Addendum, and collectively, all Revolving Loans, Swing Line Loans and Alternate Currency Loans.

“Loan Account” is defined in Section 2.13(A) hereof.

“Loan Documents” means this Agreement, each Assumption Letter, each Alternate Currency Addendum, each Collateral Document, each Guaranty, the Intercreditor Agreement and all other documents, instruments, notes and agreements executed in connection therewith or contemplated thereby or in connection with or contemplated by the Existing Credit Agreement, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Mandatory Cost” is described in Schedule I to this Agreement.

“Margin Stock” shall have the meaning ascribed to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, or the Borrower and its Subsidiaries, taken as a whole, (b) the collective ability of the Borrower or any of its Subsidiaries to perform their respective obligations under the Loan Documents in any material respect, or (c) the ability of the Lenders or any Agent to enforce in any material respect the Obligations.

“Material Foreign Subsidiary” means any Foreign Incorporated Subsidiary (i) which, as of the most recent fiscal quarter of the Borrower for the period of four consecutive fiscal quarters then ended, contributes greater than five percent (5%) of EBITDA for such period or (ii) the consolidated total assets of which as of the end of such fiscal quarter were greater than five percent (5%) of the Borrower’s Consolidated Tangible Assets as of such date; provided that, if at any time the aggregate amount of EBITDA contributed by, or consolidated total assets of, all Foreign Incorporated Subsidiaries that are not Material Foreign Subsidiaries exceeds ten percent (10%) of EBITDA for any such period or ten percent (10%) of the Borrower’s Consolidated Tangible Assets as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within ten days, the Agent) shall designate sufficient Foreign Incorporated Subsidiaries as “Material Foreign Subsidiaries” to eliminate such excess, and such designated Foreign Incorporated Subsidiaries shall for all purposes of this Agreement constitute Material Foreign Subsidiaries.

“Maximum Acquisition Amount” means, for any rolling period of twelve consecutive months, $50,000,000.

“Maximum Canadian Amount” mans $10,000,000 or such other greater amount as the Borrower may from time to time designate in writing to the Agent provided such designated amount shall be agreed to by the Required Lenders.

“Maximum Eurocurrency Amount” means $30,000,000 or such other greater amount as the Borrower may from time to time designate in writing to the Agent provided such designated amount shall be agreed to by the Required Lenders.

“Maximum L/C Amount” means $10,000,000 or such other greater amount as the Borrower may from time to time designate in writing to the Agent provided such designated amount shall be agreed to by the Required Lenders.

“Measurement Period” is defined in Section 7.4(A) hereof.

“Miramar” means Miramar Equipment, Inc., a California corporation.

“Multiemployer Plan” means a “Multiemployer Plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any member of the Controlled Group.

“Net Cash Proceeds” means, with respect to any Asset Sale or Financing by any Person,  (a) cash or Cash Equivalents (freely convertible into Dollars) received by such Person or any Subsidiary of such Person from such Asset Sale (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale) or Financing, after (i) provision for all income or other taxes measured by or resulting from such Asset Sale or Financing, (ii) payment of all brokerage commissions and other fees and expenses and commissions related to such Asset Sale or Financing, (iii) repayment of Indebtedness (and any premium or penalty thereon) secured by a Lien on any asset disposed of in such Asset Sale or which is or may be required (by the express terms of the instrument governing such Indebtedness or by applicable law) to be repaid in connection with such Asset Sale (including payments made to obtain or avoid the need for the consent of any holder of such Indebtedness), and (iv) deduction of appropriate amounts to be provided by such Person or a Subsidiary of such Person as a reserve, in accordance with Agreement Accounting Principles, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by such Person or a Subsidiary of such Person after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and (b) cash or Cash Equivalents payments in respect of any other consideration received by such Person or any Subsidiary of such Person from such Asset Sale or Financing upon receipt of such cash payments by such Person or such Subsidiary.

“Net Income” means, for any period, the net income (or loss) after taxes of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

“Non Pro Rata Loan” is defined in Section 9.2 hereof.

“Note Documents” means (i) (A) the Note Purchase Agreement dated as of December 23, 2003 between the Borrower and the purchasers named therein, as amended from time to time and (B) the Senior Notes issued thereunder and (ii) (A) the Note Purchase and Private Shelf Agreement dated as of January 28, 2005 between the Borrower and the purchasers named therein, as amended from time to time and (B) the Senior Notes and Shelf Notes issued thereunder.

“Note Obligations” means the Indebtedness and other obligations of the Borrower and its Subsidiaries under the Note Documents.

“Obligations” means all Loans, L/C Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrowers or any of their Subsidiaries to the Agents, any Lender, the Swing Line Bank, the Arranger, any Affiliate of the Agents or any Lender, any Issuing Bank or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the L/C Documents, any Alternate Currency Addendum or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.  The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, reasonable paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Borrower or any of its Subsidiaries under this Agreement or any other Loan Document.

“Off-Balance Sheet Liabilities” of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (b) any liability of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability of such Person or any of its Subsidiaries under any financing lease or so-called “synthetic” lease transaction, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

“Other Taxes” is defined in Section 2.15(E)(ii) hereof.

“Parallel Debt” is defined in Section 11.12 hereof.

“Participants” is defined in Section 13.2(A) hereof.

“Payment Date” means the last Business Day of each March, June, September and December and the Revolving Loan Termination Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” is defined in Section 7.3(G) hereof.

“Permitted Existing Contingent Obligations” means the Contingent Obligations of the Borrower and its Subsidiaries identified as such on Schedule 1.1.4 to this Agreement.

“Permitted Existing Indebtedness” means the Indebtedness of the Borrower and its Subsidiaries identified as such on Schedule 1.1.1 to this Agreement.

“Permitted Existing Investments” means the Investments of the Borrower and its Subsidiaries identified as such on Schedule 1.1.2 to this Agreement.

“Permitted Existing Liens” means the Liens on assets of the Borrower and its Subsidiaries identified as such on Schedule 1.1.3 to this Agreement.

“Permitted Foreign Subsidiary Investment Amount” means $120,000,000.

“Permitted Private Placement” means the transactions pursuant to which the Borrower has incurred, or has the right to incur, certain privately placed Indebtedness pursuant to the Note Documents.

“Permitted Purchase Money Indebtedness” is defined in Section 7.3(A)(vii) hereof.

“Permitted Refinancing Indebtedness” means any replacement, renewal, refinancing or extension of any Indebtedness permitted by this Agreement that (i) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended, (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended, and (iv) does not contain terms (including, without limitation, terms relating to security, amortization, interest rate, premiums, fees, covenants, event of default and remedies) materially less favorable to the Borrower or to the Lenders than those applicable to the Indebtedness being replaced, renewed, refinanced or extended.

“Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

“PIK Notes” is defined in the Intercreditor Agreement.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA, other than a Multiemployer Plan, in respect of which the Borrower or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (x) such Lender’s Revolving Loan Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (y) the Aggregate Revolving Loan Commitment at such time; provided, however, if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (x) the sum of (A) such Lender’s Revolving Loans, plus (B) such Lender’s share of the obligations to purchase participations in Swing Line Loans, Alternate Currency Loans and Letters of Credit, by (y) the sum of (A) the aggregate outstanding amount of all Revolving Loans, plus (B) the aggregate outstanding amount of all Swing Line Loans, all Alternate Currency Loans and all Letters of Credit.

“Proposed New Lender” is defined in Section 2.26 hereof.

“Purchasers” is defined in Section 13.3(A) hereof.

“Rate Option” means the Eurocurrency Rate or the Floating Rate or the Alternate Currency Rate, as applicable.

“Receivable(s)” means and includes all of the Borrower’s presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Borrower to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Register” is defined in Section 13.3(D) hereof.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Obligation” is defined in Section 3.7 hereof.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

“Replacement Lender” is defined in Section 2.20 hereof.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days after such event occurs, provided, however, that a failure to meet the minimum funding standards of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Report” means reports prepared by either Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Borrower or any Subsidiary from information furnished by or on behalf of the Borrower or any of its Subsidiaries, after such Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by either Agent.

“Required Lenders” means at least three Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%); provided, however, that, if any of the Lenders shall have failed to fund its Pro Rata Share of (i) any Revolving Loan requested by the Borrower, (ii) any Revolving Loan required to be made in connection with reimbursement for any L/C Obligations, (iii) any participation in any Alternate Currency Loan pursuant to Section 2.21(E), or (iv) any Swing Line Loan as requested by the Agent, which such Lenders are obligated to fund under the terms of this Agreement, and any such failure has not been cured, then for so long as such failure continues, “Required Lenders” means at least three Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Revolving Loans or Swing Line Loans or Alternate Currency Loans has not been so cured) whose Pro Rata Shares represent greater than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders; provided further, however, that, if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement, “Required Lenders” means at least three Lenders (without regard to such Lenders’ performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans and L/C Obligations are greater than fifty percent (50%).

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

“Reserves” shall mean the maximum reserve requirement, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to “Eurocurrency liabilities” or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurocurrency Rate Loans is determined or category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of the Borrower now or hereafter outstanding, except a dividend payable solely in the Borrower’s Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Borrower) of other Equity Interests of the Borrower (other than Disqualified Stock) or any transaction that has a substantially similar effect, (iii) any redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any Indebtedness subordinated to the Obligations or any transaction that has a substantially similar effect, and (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Indebtedness (other than the Obligations) or any Equity Interests of the Borrower, or any of its Subsidiaries, or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission.

“Revolving Credit Availability” means, at any particular time, the amount by which (x) the Aggregate Revolving Loan Commitment at such time exceeds (y) the Dollar Amount of the Revolving Credit Obligations outstanding at such time.

“Revolving Credit Obligations” means, at any particular time, the sum of (i) the outstanding principal Dollar Amount of the Revolving Loans at such time, plus (ii) the outstanding principal amount of the Swing Line Loans at such time, plus (iii) the outstanding L/C Obligations at such time, plus (iv) the Dollar Amount of the outstanding principal amount of the Alternate Currency Loans at such time.

“Revolving Loan” is defined in Section 2.2 hereof.

“Revolving Loan Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit and to participate in Swing Line Loans and Alternate Currency Loans not exceeding the amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading “Revolving Loan Commitment” or the signature page of the assignment and acceptance by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable assignment and acceptance.

“Revolving Loan Termination Date” means July 12, 2012.

“Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

“Secured Obligations” means (i) the Obligations, (ii) the Hedging Obligations and Banking Services Obligations, in each case owing from time to time by the Borrower or any Subsidiary to a Lender or an Affiliate thereof and (iii) the Note Obligations.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Agreement” means that certain Amended and Restated Pledge and Security Agreement (including any and all supplements thereto), dated as of the Closing Date, between the Domestic Loan Parties and the Collateral Agent, for the benefit of the Collateral Agent and the other Holders of Secured Obligations.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(i)  the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

(ii)  it is then able and expects to be able to pay its debts as they mature; and

(iii)  it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can be reasonably be expected to become an actual or matured liability.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person the payment of which is subordinated to the payment of the Obligations to the written satisfaction of the Required Lenders.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Borrower and shall include, without limitation, each Subsidiary Borrower.

“Subsidiary Borrower” means each of Schawk USA Inc. and any Subsidiary of the Borrower, whether now existing or hereafter formed, that becomes a party hereto pursuant to an Assumption Letter and subject to the satisfaction of such other conditions set forth in Sections 2.25(B) and 5.4 of this Agreement, together with its respective successors and assigns including a debtor-in-possession on behalf of such Subsidiary Borrower.

“Subsidiary Guarantor” means each Subsidiary (other than any Foreign Incorporated Subsidiary to the extent that the designation of such Foreign Incorporated Subsidiary as a Subsidiary Guarantor would (a) be prohibited by applicable law or (b) cause such Foreign Incorporated Subsidiary’s accumulated earnings and profits to be repatriated to the Borrower or such Foreign Incorporated Subsidiary’s parent Domestic Incorporated Subsidiary, in each case under Section 956 of the Code (each such Foreign Incorporated Subsidiary, an “Affected Foreign Subsidiary”)).  The Subsidiary Guarantors on the Closing Date are identified in Schedule 6.8 hereto.

“Swing Line Bank” means JPMorgan or any other Lender as a successor Swing Line Bank pursuant to the terms hereof.

“Swing Line Commitment” means the obligation of the Swing Line Bank to make Swing Line Loans up to a maximum principal amount of $10,000,000 at any one time outstanding.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time.  The Swing Line Exposure of any Lender at any time shall be its Pro Rata Share of the total Swing Line Exposure at such time.

“Swing Line Loan” means a Loan made available to the Syndicated Borrowers by the Swing Line Bank pursuant to Section 2.3 hereof and includes any “Swing Line Loan” made pursuant to the Existing Credit Agreement and outstanding on the Closing Date.

“Syndicated Borrowers” means, collectively, the Borrower and the Subsidiary Borrowers and “Syndicated Borrower” means any of the foregoing.

“Taxes” is defined in Section 2.15(E)(i) hereof.

“Termination Date” means the earlier of (a) the Revolving Loan Termination Date, and (b) the date of termination in whole of the Aggregate Revolving Loan Commitment pursuant to Section 2.6 hereof or the Revolving Loan Commitments pursuant to Section 9.1 hereof.

“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which the Borrower or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Benefit Plan participants who are employees of the Borrower or any member of the Controlled Group; (iii) the imposition of an obligation on the Borrower or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Total Funded Indebtedness” means, at any time, the aggregate Dollar Amount of Indebtedness of the Borrower and its Subsidiaries which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.

“Transferee” is defined in Section 13.5 hereof.

“Type” means, with respect to any Loan, its nature as a Floating Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

“US GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Weighted Average Life to Maturity” means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles in existence as of the date hereof.

1.2. References.  Any references to Subsidiaries of the Borrower set forth herein shall (i) with respect to representations and warranties which deal with historical matters be deemed to include the Borrower and its Subsidiaries shall not in any way be construed as consent by the Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

1.3. Supplemental Disclosure.  At any time at the request of the Agent and at such additional times as the Borrower determines, the Borrower shall supplement each schedule or representation herein or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such schedule or as an exception to such representation or which is necessary to correct any information in such schedule or representation which has been rendered inaccurate thereby.  Unless any such supplement to such schedule or representation discloses the existence or occurrence of events, facts or circumstances which are not prohibited by the terms of this Agreement or any other Loan Documents, such supplement to such schedule or representation shall not be deemed an amendment thereof unless expressly consented to in writing by Agent and the Required Lenders, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by the Agent or any Lender of any Default disclosed therein.

1.4. Borrower Acting on Behalf of Itself and Subsidiary Borrowers.  Whether or not expressly provided herein, each notice or certificate delivered hereunder or in connection herewith or the other Loan Documents by or to the Borrower or an officer thereof, and each notice or consent requested by or from the Borrower or an officer thereof, shall be so delivered or given to, by or on behalf of the Borrower for the benefit of itself and the Subsidiary Borrowers.  In furtherance and without limitation of the foregoing, the Borrower is hereby authorized and given a power of attorney by and on behalf of each of the Subsidiary Borrowers to perform and accept any and all such actions on its behalf under this Agreement and the other Loan Documents.

1.5. Joint and Several Liability for Obligations of the Borrower and Domestic Subsidiary Borrowers; Joint and Several Liability for Obligations of the Foreign Subsidiary Borrowers; No Liability of Foreign Subsidiary Borrowers for Obligations of the Borrower or the Domestic Subsidiary Borrowers.

(A) Joint and Several Liability for Obligations of the Borrower and Domestic Subsidiary Borrowers.  Notwithstanding anything to the contrary contained herein, each of the Borrower and each Domestic Subsidiary Borrower jointly and severally hereby irrevocably and unconditionally retains and accepts joint and several liability with one another with respect to the payment and performance of all of the Obligations arising hereunder or under the other Loan Documents (including without limitation Reimbursement Obligations in respect of a Letter of Credit issued for the account of a Subsidiary), it being the intention of the parties hereto that all of such Obligations shall be the joint and several obligations of the Borrower and the Domestic Subsidiary Borrowers without preferences or distinction among them.  Each provision hereunder or in the Loan Documents relating to the obligations or liabilities of the Borrower or any Domestic Subsidiary Borrower shall be deemed to include a reference to all such Borrowers, as joint and several obligors for such obligations and liabilities, whether or not a specific reference to any other Borrower is included therein.

(B) Joint and Several Liability for Obligations of the Foreign Subsidiary Borrowers.  Notwithstanding anything to the contrary contained herein, each of the Borrower and each Domestic Subsidiary Borrower jointly and severally hereby irrevocably and unconditionally retains and accepts joint and several liability with the Foreign Subsidiary Borrowers (and the Foreign Subsidiary Borrowers retain and accept such joint and several liability with one another) with respect to the payment and performance of all of the Obligations of or attributable to the Foreign Subsidiary Borrowers arising hereunder or under the other Loan Documents, it being the intention of the parties hereto that all of such Obligations shall be the joint and several obligations of the Borrower, each Domestic Subsidiary Borrower and each Foreign Subsidiary Borrower without preferences or distinction among them.  Each provision hereunder or in the Loan Documents relating to the obligations or liabilities of any Foreign Subsidiary Borrowers shall be deemed to include a reference to the Borrower, the Domestic Subsidiary Borrowers and any other Foreign Subsidiary Borrower, as a joint and several obligor for such obligations and liabilities, whether or not a specific reference to the Borrower, any Domestic Subsidiary Borrower or such other Foreign Subsidiary Borrower is included therein.

(C) No Liability of Foreign Subsidiary Borrowers for Obligations of the Borrower or the Domestic Subsidiary Borrowers.  Notwithstanding anything to the contrary contained herein and notwithstanding that the Borrower and the Domestic Subsidiary Borrowers shall be liable for all of the Loans and other Obligations of all Borrowers hereunder, no Foreign Subsidiary Borrower shall be liable for the Loans made to or any other Obligations incurred solely by or on behalf of the Borrower or any Domestic Subsidiary Borrower; provided, however, that at any time that, and for so long as, any Foreign Subsidiary Borrower is not an Affected Foreign Subsidiary and no other applicable law would preclude such joint and several liability or impose financial hardship on such Foreign Subsidiary Borrower as a result of such joint and several liability, this clause (C) shall not apply to such Foreign Subsidiary Borrower and such Foreign Subsidiary Borrower shall be treated as a Domestic Subsidiary Borrower for purposes of the remaining provisions of this Section 1.5.

1.6. Amendment and Restatement of Existing Credit Agreement.  The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Sections 5.1 and 5.2, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement.  This Agreement is not intended to and shall not constitute a novation.  All Loans made and Secured Obligations incurred under the Existing Credit Agreement which are outstanding on the Closing Date shall continue as Loans and Secured Obligations under (and shall be governed by the terms of) this Agreement.  Without limiting the foregoing, upon the effectiveness hereof:

(a) all Letters of Credit issued (or deemed issued) under the Existing Credit Agreement which remain outstanding on the Closing Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement, (b) all Secured Obligations constituting Hedging Obligations or Banking Services Obligations with any Lender or any Affiliate of any Lender which are outstanding on the Closing Date shall continue as Secured Obligations under this Agreement and the other Loan Documents, (c) the Agent shall make such reallocations of each Lender’s Pro Rata Share of the “Revolving Credit Obligations” under the Existing Credit Agreement as are necessary in order that the Revolving Credit Obligations with respect to such Lender hereunder reflects such Lender’s Pro Rata Share of the Revolving Credit Obligations and (d) the Previous Revolving Loans (as defined in Section 2.2) of each Departing Lender shall be repaid in full (accompanied by any accrued and unpaid interest and fees thereon), each Departing Lender’s “Revolving Loan Commitment” under the Existing Credit Agreement shall be terminated and each Departing Lender shall not be a Lender hereunder.

ARTICLE  II:   REVOLVING LOAN FACILITIES

2.1. [Reserved].

2.2. Revolving Loans.

(A) Prior to the Closing Date, revolving loans were previously made to the Borrower under the Existing Credit Agreement which remain outstanding as of the date of this Agreement (such outstanding revolving loans being hereinafter referred to as the “Previous Revolving Loans”).  Subject to the terms and conditions set forth in this Agreement, the Borrower and each of the Lenders agree that on the Closing Date but subject to the satisfaction of the conditions precedent set forth in Sections 5.1 and 5.2 (as applicable), the Previous Revolving Loans shall be reevidenced as Revolving Loans under this Agreement, the terms of the Previous Revolving Loans shall be restated in their entirety and shall be evidenced by this Agreement.  Upon the satisfaction of the conditions precedent set forth in Sections 5.1, 5.2 and 5.4, as applicable, from and including the Closing Date and prior to the Termination Date, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Syndicated Borrowers from time to time, in Dollars or Eurocurrency Rate Loans in any Agreed Currency, in a Dollar Amount not to exceed such Lender’s Pro Rata Share of Revolving Credit Availability at such time (each individually, a “Revolving Loan” and, collectively with each Previous Revolving Loan, the “Revolving Loans”); provided, however, (1) at no time shall the Dollar Amount of the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment; (2) upon giving effect to each Advance, the aggregate outstanding principal Dollar Amount of all Eurocurrency Rate Advances in Agreed Currencies other than Dollars and Canadian Dollars and all L/C Obligations in Agreed Letter of Credit Currencies other than Dollars and Canadian Dollars and all Alternate Currency Loans in Alternate Currencies other than Canadian Dollars shall not exceed the Maximum Eurocurrency Amount at any time prior to the Termination Date; and (3) upon giving effect to each Advance, the aggregate outstanding principal Dollar Amount of all Alternate Currency Loans denominated in Canadian Dollars, all Eurocurrency Rate Advances denominated in Canadian Dollars and all L/C Obligations denominated in Canadian Dollars shall not exceed the Maximum Canadian Amount.  Subject to the terms of this Agreement, the Syndicated Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date.  The Revolving Loans made on the Closing Date or on or before the third (3rd) Business Day thereafter shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurocurrency Rate Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations therein set forth and set forth in this Article II and set forth in the definition of Interest Period.  Revolving Loans made after the third (3rd) Business Day after the Closing Date shall be, at the option of the Borrower, selected in accordance with Section 2.10, either Floating Rate Loans or Eurocurrency Rate Loans.  On the Termination Date, the Syndicated Borrowers shall repay in full the outstanding principal balance of the Revolving Loans.  Each Advance under this Section 2.2 shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender’s respective Pro Rata Share.  Subject to the terms and conditions hereof, during the term of this Agreement, the Alternate Currency Bank hereby agrees to make Alternate Currency Loans to the Alternate Currency Borrowers pursuant to the applicable Alternate Currency Addendum as the applicable Alternate Currency Borrower may from time to time request pursuant to Section 2.21 and the applicable Alternate Currency Addendum.

(B)  Borrowing/Conversion/Continuation Notice.  The Borrower (on behalf of itself or any Subsidiary Borrower) shall deliver to the Agent a Borrowing/Conversion/Continuation Notice, signed by it, in accordance with the terms of Section 2.8.  The Agent shall promptly notify each Lender with a Revolving Loan Commitment greater than zero of such request.

(C) Making of Revolving Loans.  Promptly after receipt of the Borrowing/Conversion/Continuation Notice under Section 2.8 in respect of Revolving Loans, the Agent shall notify each Lender with a Revolving Loan Commitment greater than zero by telex or telecopy, or other similar form of transmission, of the requested Revolving Loan.  Each Lender with a Revolving Loan Commitment greater than zero shall make available its Revolving Loan in accordance with the terms of Section 2.7.  The Agent will promptly make the funds so received from the Lenders available to the applicable Syndicated Borrower at the Agent’s office in Chicago, Illinois on the applicable Borrowing Date and shall disburse such proceeds in accordance with the applicable Syndicated Borrower’s disbursement instructions set forth in such Borrowing/Conversion/Continuation Notice.  The failure of any Lender to deposit the amount described above with the Agent on the applicable Borrowing Date shall not relieve any other Lender of its obligations hereunder to make its Revolving Loan on such Borrowing Date.

2.3. Swing Line Loans.

(A) Amount of Swing Line Loans.  Upon the satisfaction of the conditions precedent set forth in Sections 5.1, 5.2 and 5.4, as applicable, from and including the Closing Date and prior to the Termination Date, the Swing Line Bank agrees, on the terms and conditions set forth in this Agreement, to make swing line loans to the Borrower and the Domestic Subsidiary Borrowers from time to time, in Dollars, in an amount not to exceed the Swing Line Commitment (each, individually, a “Swing Line Loan” and collectively with each Swing Line Loan issued or deemed to be issued pursuant to the Existing Credit Agreement and outstanding on the Closing Date, the “Swing Line Loans”); provided, however, at no time shall the Dollar Amount of the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment; and provided, further, that at no time shall the sum of (a) the Swing Line Lender’s Pro Rata Share of the Swing Line Loans, plus (b) the outstanding Dollar Amount of Revolving Loans made by the Swing Line Bank pursuant to Section 2.2, plus (c) the Swing Line Bank’s and its Affiliates’ Pro Rata Share of the outstanding L/C Obligations, exceed the Swing Line Bank’s Revolving Loan Commitment at such time.  Subject to the terms of this Agreement, the Borrower and the Domestic Subsidiary Borrowers may borrow, repay and reborrow Swing Line Loans at any time prior to the Termination Date.

(B) Borrowing/Conversion/Continuation Notice.  The Borrower (on behalf of itself or any Subsidiary Borrower) shall deliver to the Agent and the Swing Line Bank a Borrowing/Conversion/Continuation Notice, signed by it, not later than 2:00 p.m. (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day and which may be the same date as the date the Borrowing/Conversion/Continuation Notice is given), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $200,000.  The Swing Line Loans shall at all times be Floating Rate Loans.

(C) Making of Swing Line Loans.  Promptly after receipt of the Borrowing/Conversion/ Continuation Notice under Section 2.3(B) in respect of Swing Line Loans, the Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the requested Swing Line Loan.  Not later than 3:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Bank shall make available its Swing Line Loan, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIV.  The Agent will promptly make the funds so received from the Swing Line Bank available to the Borrower or the applicable Domestic Subsidiary Borrower on the Borrowing Date at the Agent’s aforesaid address.

(D) Repayment of Swing Line Loans.  Each Swing Line Loan shall be paid in full by the Borrower and the Domestic Subsidiary Borrowers on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan.  The Borrower and the Domestic Subsidiary Borrowers may at any time pay, without penalty or premium, all outstanding Swing Line Loans or, in a minimum amount of $200,000 and increments of $100,000 in excess thereof, any portion of the outstanding Swing Line Loans.  In addition, the Agent (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the fifth (5th) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Bank) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan, for the purpose of repaying such Swing Line Loan.  Not later than 2:00 p.m. (Chicago time) on the date of any notice received pursuant to this Section 2.3(D) if such notice is received by the Lenders on or prior to 12:00 p.m. (Chicago time) and, if such notice is received after 12:00 p.m. (Chicago time), not later than 10:00 a.m. (Chicago time) on the next succeeding Business Day, each Lender shall make available its required Revolving Loan or Revolving Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIV.  Revolving Loans made pursuant to this Section 2.3(D) shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurocurrency Rate Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations therein set forth and set forth in this Article II.  Unless a Lender shall have notified the Swing Line Bank, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 5.1, 5.2 and 5.4, as applicable, had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.3(D) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Bank or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever.  In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.3(D), the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied.  In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.3(D), such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such

Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.  On the Termination Date, the Borrower and the Domestic Subsidiary Borrowers shall repay in full the outstanding principal balance of the Swing Line Loans.

2.4. Rate Options for all Advances; Maximum Interest Periods.  The Swing Line Loans shall be Floating Rate Advances at all times.  The Revolving Loans may be Floating Rate Advances or Eurocurrency Rate Advances, or a combination thereof, selected by the Borrower (on behalf of itself or any Subsidiary Borrower) in accordance with Section 2.10.  The Borrower may select, in accordance with Section 2.10, Rate Options and Interest Periods applicable to portions of the Revolving Loans and Alternate Currency Loans; provided that there shall be no more than nine (9) Interest Periods in effect with respect to all of the Loans at any time (unless otherwise provided in the applicable Alternate Currency Addendum with respect to Alternate Currency Loans).  Each Alternate Currency Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at the Alternate Currency Rate as set forth in the applicable Alternate Currency Addendum.

2.5. Optional Payments; Mandatory Prepayments.

(A)  Optional Payments.  The Syndicated Borrowers may from time to time and at any time upon at least one (1) Business Day’s prior written notice repay or prepay, without penalty or premium all or any part of outstanding Floating Rate Advances in an aggregate minimum amount of $1,000,000 and in integral multiples of $100,000 in excess thereof.  Eurocurrency Rate Advances may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 4.4, provided, that no Syndicated Borrower may so prepay Eurocurrency Rate Advances unless it shall have provided at least five (5) Business Days’ prior written notice to the Agent of such prepayment.  Each Alternate Currency Borrower may, upon prior written notice to the Agent and to the Alternate Currency Bank as prescribed in the applicable Alternate Currency Addendum and specifying that it is prepaying all or a portion of its Alternate Currency Loans, prepay its Alternate Currency Loans in whole at any time, or from time to time in part in amounts aggregating $1,000,000 or any larger multiple of $100,000 (or as otherwise specified in the applicable Alternate Currency Addendum) by paying the principal amount to be paid together with all accrued and unpaid interest thereon to and including the date of payment provided any such payment occurs on the last day of any Interest Period related to such Alternate Currency Loan.

(B) Mandatory Prepayments of Revolving Loans.

(i) If at any time and for any reason (other than fluctuations in currency exchange rates) the Dollar Amount of the Revolving Credit Obligations are greater than the Aggregate Revolving Loan Commitment, the Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to such excess.  In addition, if the Dollar Amount of the L/C Obligations (calculated as of the last Business Day of each fiscal quarter, or, at the Agent’s option, as of the last Business Day of each calendar month) outstanding at any time is greater than the lesser of (A) the Aggregate Revolving Loan Commitment at such time minus the sum of the outstanding principal Dollar Amount of the Revolving Loans at such time and the outstanding principal amount of the Swing Line Loans at such time and the outstanding principal Dollar Amount of the Alternate Currency Loans at such time and (B) 105% of the Maximum L/C Amount (or the Equivalent Amount in Dollars), the Borrower shall either repay Revolving Loans or deposit cash collateral in a cash collateral account established with the Agent, in either case, in an amount in Dollars equal to such excess.

(ii)  If on the last Business Day of any calendar quarter, solely as a result of fluctuations in currency exchange rates:

(w)
the Dollar Amount of all Loans and Letters of Credit in Canadian Dollars or in Agreed Currencies other than Canadian Dollars exceeds one hundred five percent (105%) of the Maximum Canadian Amount or the Maximum Eurocurrency Amount, as applicable, the Borrowers for the ratable benefit of the applicable Lenders shall immediately prepay Loans (to be applied to such Loans as such Borrower shall direct at the time of such payment) in an aggregate amount such that after giving effect thereto the Dollar Amount of all Loans and Letters of Credit in Canadian Dollars or in Agreed Currencies other than Canadian Dollars is less than or equal to the Maximum Canadian Amount or the Maximum Eurocurrency Amount, as applicable; or

(x)
the Dollar Amount of the Revolving Credit Obligations exceeds one hundred five percent (105%) of the Aggregate Revolving Loan Commitment, the Borrowers for the ratable benefit of the Lenders shall immediately prepay Loans (to be applied to such Loans as such Borrower shall direct at the time of such payment) in an aggregate amount such that after giving effect thereto the Dollar Amount of the Revolving Credit Obligations is less than or equal to the Aggregate Revolving Loan Commitment; or

(y)
the Dollar Amount of all outstanding Alternate Currency Loans under the Alternate Currency Addenda exceeds one hundred five percent (105%) of the aggregate Alternate Currency Commitments with respect thereto, the applicable Borrowers shall on such date prepay, or cause to be prepaid, Alternate Currency Loans in an aggregate amount such that after giving effect thereto the Dollar Amount of all such Alternate Currency Loans is less than or equal to the aggregate Alternate Currency Commitments with respect thereto; or

(z)
the Dollar Amount of the aggregate outstanding principal amount of Alternate Currency Loans in the same Alternate Currency exceeds the aggregate Alternate Currency Commitments with respect thereto, the applicable Borrowers shall on such date prepay Alternate Currency Loans in such Alternate Currency in an aggregate amount such that after giving effect thereto the Dollar amount of all Alternate Currency Loans is less than or equal to the aggregate Alternate Currency Commitments with respect thereto.

(iii) [Intentionally Omitted.]

(iv) [Intentionally Omitted.]

(v) All of the mandatory prepayments made under this Section 2.5(B) shall be applied first to Floating Rate Loans and Alternate Currency Loans bearing a fluctuating Alternate Currency Rate and to any Eurocurrency Rate Loans and Alternate Currency Loans bearing a fixed Alternate Currency Rate maturing on such date and then to subsequently maturing Eurocurrency Rate Loans and Alternate Currency Loans bearing a fixed Alternate Currency Rate in order of maturity.  Prior to the occurrence of a Default and at the Borrower’s option, the Agent shall hold all mandatory prepayments to be applied pursuant to Section 2.5(B)(iii) to a Eurocurrency Rate Loan or an Alternate Currency Loan bearing a fixed Alternate Currency Rate in escrow for the benefit of the Lenders and shall release such amounts upon the expiration of the Interest Periods applicable to any such Loans being prepaid (it being understood and agreed that interest shall continue to accrue on all such Obligations until such time as such prepayments are released from escrow and applied to reduce such Obligations); provided, however, that upon the occurrence of a Default, such escrowed amounts may be applied as set forth in the first sentence of this Section 2.5(B)(v) without regard to the expiration of any Interest Period and the Borrower shall make all payments under Section 4.4 hereof resulting therefrom.  The parties hereto acknowledge and agree that such prepayments shall not reduce the Aggregate Revolving Loan Commitment.

2.6. Reduction of Commitments.  The Borrower (on behalf of itself and the Subsidiary Borrowers) may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $5,000,000 with respect thereto and integral multiples of $1,000,000 in excess of that amount with respect thereto (unless the Aggregate Revolving Loan Commitment is reduced in whole), upon at least three (3) Business Day’s prior written notice to the Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the aggregate principal Dollar Amount of the outstanding Revolving Credit Obligations.  All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.  Each Alternate Currency Borrower may, upon three (3) Business Days prior written notice to the Agent and to the Alternate Currency Bank, terminate entirely at any time or reduce from time to time by an aggregate amount of $1,000,000 or any larger multiple of $100,000, (or as set forth on the applicable Alternate Currency Addendum) the unused portions of the applicable Alternate Currency Commitment as specified by the applicable Alternate Currency Borrower in such notice to the Agent and the Alternate Currency Bank; provided, however, that at no time shall the Alternate Currency Commitments be reduced to a figure less than the total of the outstanding principal amount of all Alternate Currency Loans.

2.7. Method of Borrowing.  Not later than 2:00 p.m. (Chicago time) (if the Lenders receive notice of the applicable Borrowing/Conversion/Continuation Notice on or prior to 12:00 p.m. (Chicago time) on the same day such notice is received by the Agent and, if such notice is received by the Lenders after 12:00 p.m. (Chicago time) on such day, not later than 10:00 a.m. (Chicago time) on the next succeeding Business Day) on each Borrowing Date, each Lender shall make available its Revolving Loan in immediately available funds in the Agreed Currency to the Agent at its address specified pursuant to Article XIV, unless the Agent has notified the Lenders that such Loan is to be made available to the applicable Syndicated Borrower at the Agent’s Eurocurrency Payment office, in which case each Lender shall make available its Loan or Loans, in funds immediately available to the Agent at its Eurocurrency Payment Office, not later than 1:00 p.m. (local time in the city of the Agent’s Eurocurrency Payment Office) in the Agreed Currency designated by the Agent.  The Agent will promptly make the funds so received from the Lenders available to the applicable Syndicated Borrower at the Agent’s aforesaid address.

2.8. Method of Selecting Types and Interest Periods for Advances.  The Borrower (on behalf of itself or any applicable Subsidiary Borrower) and the Alternate Currency Borrowers, as applicable, shall select the Type of Advance and, in the case of each Alternate Currency Loan and Eurocurrency Rate Advance, the Interest Period, Agreed Currency and Alternate Currency applicable to each Advance from time to time.  The Borrower shall give the Agent irrevocable notice in substantially the form of Exhibit B hereto (a “Borrowing/Conversion/ Continuation Notice”) not later than 10:00 a.m. (Chicago time) (a) on or before the Borrowing Date of each Floating Rate Advance, and (b) three (3) Business Days before the Borrowing Date for each Eurocurrency Rate Advance to be made in Dollars, and (c) four (4) Business

Days before the Borrowing Date for each Eurocurrency Rate Advance to be made in any Agreed Currency other than Dollars and (d) five (5) Business Days before the Borrowing Date for each Alternate Currency Loan (or such other period as may be agreed to by the Agent), and the applicable Alternate Currency Borrower shall give the Alternate Currency Bank irrevocable notice by 10:00 a.m. (local time) three (3) Business Days prior to the Borrowing Date for such Alternate Currency Loan (or such other period as may specified in the applicable Alternate Currency Addendum), specifying:  (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected; (iv) in the case of each Eurocurrency Rate Advance and Alternate Currency Loan, the Interest Period and Agreed Currency or Alternate Currency applicable thereto and (v) the account of the applicable Borrower to which the proceeds of the applicable Loan are to be credited.  The Borrower shall select Interest Periods so that, to the best of the Borrower’s knowledge, it will not be necessary to prepay all or any portion of any Eurocurrency Rate Advance or Alternate Currency Loan prior to the last day of the applicable Interest Period in order to make mandatory prepayments as required pursuant to the terms hereof.  Each Floating Rate Advance, each Alternate Currency Loan bearing a fluctuating Alternate Currency Rate and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance, in the case of Loans, and the date such Obligation is due and owing in the case of such other Obligations, to (but not including) the date of repayment thereof at the Floating Rate or Alternate Currency Rate, as applicable, changing when and as such Floating Rate or Alternate Currency Rate, as applicable, changes.  Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate.  Changes in the rate of interest on any portion of any Alternate Currency Loan bearing a fluctuating Alternate Currency Rate will take effect simultaneously with each change in such Alternate Currency Rate.  Each Eurocurrency Rate Advance and each Alternate Currency Loan bearing a fixed Alternate Currency Rate shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurocurrency Rate Advance or Alternate Currency Loan, as applicable.  Notwithstanding anything contained herein to the contrary, during the continuance of a Default, the Agent may (or shall at the direction of the Required Lenders) declare that no Advance may be made as a Eurocurrency Rate Advance.

2.9. Minimum Amount of Each Advance.  Each Advance (other than an Advance to repay Swing Line Loans or a Reimbursement Obligation) shall be in the minimum amount of $500,000 (or the Approximate Equivalent Amount of any Agreed Currency other than Dollars or any Alternate Currency) and in multiples of $100,000 (or the Approximate Equivalent Amount of any Agreed Currency other than Dollars or any Alternate Currency) if in excess thereof (or such other amounts as may be specified in the applicable Alternate Currency Addendum), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Loan Commitment.

2.10. Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances.

(A) Right to Convert.  The applicable Borrower may elect from time to time, subject to the provisions of Section 2.4 and this Section 2.10, to convert all or any part of a Loan of any Type into any other Type or Types of Loans; provided that any conversion of any Eurocurrency Rate Advance and any Alternate Currency Loan shall be made on, and only on, the last day of the Interest Period applicable thereto.

(B)  Automatic Conversion and Continuation.  Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurocurrency Rate Loans.  Eurocurrency Rate Loans shall continue as Eurocurrency Rate Loans until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Rate Loans shall be automatically converted into Floating Rate Loans unless the Borrower shall have given the Agent notice in accordance with Section 2.10(D) requesting that, at the end of such Interest Period, such Eurocurrency Rate Loans continue as a Eurocurrency Rate Loan.  Unless a Borrowing/Conversion/Continuation Notice shall have timely been given in accordance with the terms of this Section 2.10, Eurocurrency Rate Advances in an Agreed Currency other than Dollars and Alternate Currency Loans shall automatically continue as Eurocurrency Rate Advances in the same Agreed Currency or Alternate Currency Loans in the same Alternate Currency, as applicable, with an Interest Period of one (1) month.

(C) No Conversion Post-Default or Post-Unmatured Default.  Notwithstanding anything to the contrary contained in Section 2.10(A) or Section 2.10(B), no Loan may be converted into or continued as a Eurocurrency Rate Loan (except with the consent of the Required Lenders) when any Default or Unmatured Default has occurred and is continuing.

(D) Borrowing/Conversion/Continuation Notice.  The Borrower (on behalf of itself or any Subsidiary Borrower) shall give the Agent irrevocable notice of each conversion of a Floating Rate Loan into a Eurocurrency Rate Loan or continuation of a Eurocurrency Rate Loan not later than 10:00 a.m. (Chicago time) (x) three (3) Business Days prior to the date of the requested conversion or continuation, with respect to any Loan to be converted or continued as a Eurocurrency Rate Loan in Dollars, (y) four (4) Business Days prior to the date of the requested conversion or continuation with respect to any Loan to be converted or continued as a Eurocurrency Rate Loan in an Agreed Currency other than Dollars, and (z) five (5) Business Days before the date of the requested conversion or continuation Borrowing Date with respect to the conversion or continuation of any Alternate Currency Loan (or such other period as may be agreed to by the Agent), and the applicable Alternate Currency Borrower shall give the Alternate Currency Bank irrevocable notice by 10:00 a.m. (local time) three (3) Business Days prior to the conversion or continuation of such Alternate Currency Loan (or such other period as may specified in the applicable Alternate Currency Addendum), specifying:  (1) the requested date (which shall be a Business Day) of such conversion or continuation; (2) the amount and Type of the Loan to be converted or continued; and (3) the amount of Eurocurrency Rate Loan(s) or Alternate Currency Loan(s), as applicable, into which such Loan is to be converted or continued, the Agreed Currency or Alternate Currency, as applicable, and the duration of the Interest Period applicable thereto.

(E) Notwithstanding anything herein to the contrary, (x) Eurocurrency Rate Advances in an Agreed Currency may be converted and/or continued as Eurocurrency Rate Advances only in the same Agreed Currency, and (y) Alternate Currency Loans in an Alternate Currency may be converted and/or continued as Alternate Currency Loans only in the same Alternate Currency.

2.11. Default Rate.  After the occurrence and during the continuance of a Default, at the direction of the Required Lenders, the interest rate(s) applicable to the Obligations and to the fees payable under Section 3.8 with respect to Letters of Credit shall be equal to the then highest interest rate(s) hereunder plus two percent (2.0%) per annum.  After the occurrence of a Default, the principal balance of, and, to the extent permitted by law, any overdue interest on any Alternate Currency Loan shall bear interest, payable upon demand, for each day until paid at the rate per annum equal to two percent (2.00%) plus the interest rate applicable to such Alternate Currency Loan immediately prior to the Default.

2.12. Method of Payment.  All payments of principal, interest, fees, commissions and L/C Obligations hereunder shall be made, without setoff, deduction or counterclaim (unless indicated otherwise in Section 2.15(E)), in immediately available funds to the Agent (i) at the Agent’s address specified pursuant to Article XIV with respect to Advances or other Obligations denominated in Dollars and (ii) at the Agent’s Eurocurrency Payment Office with respect to any Advance or other Obligations denominated in an Agreed Currency other than Dollars, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by 2:00 p.m. (Chicago time) on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof).  Each Advance shall be repaid or prepaid in the Agreed Currency in which it was made in the amount borrowed and interest payable thereon shall also be paid in such currency.  Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds which the Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Agent from such Lender.  Each Borrower authorizes the Agent to charge the account of such Borrower maintained with JPMorgan for each payment of principal, interest, fees, commissions and L/C Obligations as it becomes due hereunder.  Each reference to the Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to each Issuing Bank, in the case of payments required to be made by the Borrower to any Issuing Bank pursuant to Article III.

All payments to be made by the applicable Borrowers hereunder in respect of any Alternate Currency Loans shall be made in the currencies in which such Loans are denominated and in funds immediately available, at the office or branch from which the Loan was made pursuant to Section 2.21 and the applicable Alternate Currency Addendum not later than 3:00 p.m. (local time) on the date on which such payment shall become due.  Promptly upon receipt of any payment of principal of the Alternate Currency Loans the Alternate Currency Bank shall give written notice to the Agent by telex or telecopy of the receipt of such payment.

Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such Agreed Currency or Alternate Currency, as applicable, with the result that different types of such Agreed Currency or Alternate Currency, as applicable, (the “New Currency”) are introduced and the type of currency in which the Advance was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Agent for the account of the Lenders or Alternate Currency Bank, as applicable, in such Original Currency, then all payments to be made by the Borrowers hereunder in such currency shall be made to the Agent or Alternate Currency Bank, as applicable, in such amount and such type of the New Currency or Dollars as shall be equivalent to the amount of such payment otherwise due hereunder in the Original Currency, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.  In addition, notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, any applicable Borrower is not able to make payment to the Agent for the account of the Lenders or the Alternate Currency Bank in the type of currency in which such Advance was made because of the imposition of any such currency control or exchange regulation, then such Advance shall instead be repaid when due in Dollars in a principal amount equal to the Dollar Amount (as of the date of repayment) of such Advance.

2.13. Evidence of Debt.

(A) Each Lender shall maintain in accordance with its usual practice an account or accounts (a “Loan Account”) evidencing the indebtedness of the Borrowers to such Lender owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(B) The Register maintained by the Agent pursuant to Section 13.3(C) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 13.3, (iv) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof, and (v) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

(C) The entries made in the Loan Account, the Register and the other accounts maintained pursuant to subsections (A) or (B) of this Section shall be conclusive and binding for all purposes, absent manifest error, unless the applicable Borrower objects to information contained in the Loan Accounts, the Register or the other accounts within thirty (30) days of the applicable Borrower’s receipt of such information; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(D) Any Lender may request that the Revolving Loans made by it each be evidenced by a promissory note in substantially the forms of Exhibit K to evidence such Lender’s Revolving Loans.  In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note for such Loans payable to the order of such Lender and in a form approved by the Agent and consistent with the terms of this Agreement.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.3) be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.14. Telephonic Notices.  Solely in the case of Loans denominated in Dollars to the Borrower or a Domestic Subsidiary Borrower, the Borrowers authorize the Lenders and the Agent to extend Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the applicable Borrower.  The Borrowers agree to deliver promptly to the Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Agent or any Lender, of each telephonic notice.  If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.  In case of disagreement concerning such notices, if the Agent has recorded telephonic borrowing notices, such recordings will be made available to the applicable Borrower upon any Borrower’s request therefor.

2.15. Promise to Pay; Interest and Commitment Fees; Interest Payment Dates; Interest and Fee Basis; Taxes; Loan and Control Accounts.

(A) Promise to Pay.  Without limiting the provisions of Section 1.5 hereof, each of the Borrowers unconditionally promises to pay when due the principal amount of each Loan incurred by it and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.

(B) Interest Payment Dates.  Interest accrued on each Floating Rate Loan and each Alternate Currency Loan bearing a fluctuating Alternate Currency Rate shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, upon any prepayment whether by acceleration or otherwise, and at maturity (whether by acceleration or otherwise).  Interest accrued on each Eurocurrency Rate Loan and each Alternate Currency Loan bearing a fixed Alternate Currency Rate shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Rate Loan or Alternate Currency Loan is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurocurrency Rate Loan and each Alternate Currency Loan bearing a fixed Alternate Currency Rate having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on the last day of each calendar month, commencing on the first such day following the incurrence of such Obligation, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

(C) Commitment Fees.

(i) The Borrower shall pay to the Agent, for the account of the Lenders in accordance with their Pro Rata Shares, from and after the date of this Agreement until the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole, a commitment fee accruing at the rate of the then Applicable Commitment Fee Percentage, on the amount by which (A) the Aggregate Revolving Loan Commitment in effect from time to time exceeds (B) the Dollar Amount of the Revolving Credit Obligations (including the outstanding principal amount of the Swing Line Loans) in effect from time to time (as determined by the Agent in accordance with its customary practices).  All such commitment fees payable under this clause (C) shall be payable quarterly in arrears on the last day of each fiscal quarter of the Borrower occurring after the date of this Agreement (with the first such payment being calculated for the period from the date of this Agreement and ending on March 31, 2010), and, in addition, on the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole.

(ii) The Borrower agrees to pay to the Agent for the sole account of the Agent and the Arranger (unless otherwise agreed between the Agent and the Arranger and any Lender) the fees set forth in the letter agreement between the Agent, the Arranger and the Borrower dated December 4, 2009, payable at the times and in the amounts set forth therein.

(iii) The applicable Borrower agrees to pay to the Alternate Currency Bank, for its sole account, a fronting fee a equal to 0.125% per annum on the average daily outstanding Dollar Amount of all Alternate Currency Loans.

(D) Interest and Fee Basis; Applicable Floating Rate Margin, Applicable Eurocurrency Margin, Applicable Commitment Fee Percentage and Applicable L/C Fee Percentage.

(i) Interest on all Eurocurrency Rate Loans, all Alternate Currency Loans (except as provided otherwise in the applicable Alternate Currency Addendum) and on all fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest on all Floating Rate Loans shall be calculated for actual days elapsed on the basis of a 365-, or when appropriate 366-, day year.  Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (Chicago time) at the place of payment.  If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

(ii) The Applicable Floating Rate Margin, Applicable Eurocurrency Margin, Applicable Commitment Fee Percentage and Applicable L/C Fee Percentage shall be determined on the basis of the then applicable Cash Flow Leverage Ratio as described in this Section 2.15(D)(ii), from time to time by reference to the following table:

Cash Flow Leverage Ratio	Applicable Floating Rate Margin	Applicable Eurocurrency Margin	Applicable Commitment Fee Percentage	Applicable l/c Fee Percentage
Greater than 2.25 to 1.00	2.50%	3.50%	0.50%	3.50%
Greater than 1.75 to 1.0 and less than or equal to 2.25 to 1.00	2.00%	3.00%	0.375%	3.00%
Greater than 1.25 to 1.00 and less than or equal to 1.75 to 1.00	1.75%	2.75%	0.30%	2.75%
Less than or equal to 1.25 to 1.00	1.50%	2.50%	0.25%	2.50%

For purposes of this Section 2.15(D)(ii), the Cash Flow Leverage Ratio shall be calculated as provided in Section 7.4(B).  Upon receipt of the financial statements delivered pursuant to Sections 7.1(A)(i) and (ii), as applicable, the Applicable Floating Rate Margin, Applicable Eurocurrency Margin and Applicable Commitment Fee Percentage shall be adjusted, such adjustment being effective five (5) Business Days following the Agent’s receipt of such financial statements and the compliance certificate required to be delivered in connection therewith pursuant to Section 7.1(A)(iii); provided, that if the Borrower shall not have timely delivered its financial statements in accordance with Section 7.1(A)(i) or (ii), as applicable, and such failure continues for five (5) days after notice from the Agent to the Borrower, then, at the discretion of the Required Lenders, commencing on the date upon which such financial statements should have been delivered and continuing until such financial statements are actually delivered, it shall be assumed for purposes of determining the Applicable Floating Rate Margin, Applicable Eurocurrency Margin, Applicable L/C Fee Percentage and Applicable Commitment Fee Percentage that the Cash Flow Leverage Ratio was greater than 2.25 to 1.00.

(iii) Notwithstanding anything herein to the contrary, from the Closing Date to but not including the fifth (5th) Business Day following receipt of the Borrower’s financial statements delivered pursuant to Section 7.1(A)(i) for the fiscal quarter ending December 31, 2009, the Applicable Floating Rate Margin, Applicable Eurocurrency Margin, Applicable L/C Fee Percentage and Applicable Commitment Fee Percentage shall be determined based upon a Cash Flow Leverage Ratio greater than 1.75 to 1.0 and less than or equal to 2.25 to 1.00 (unless such financial statements demonstrate that the Cash Flow Leverage Ratio is greater than 2.25 to 1.00, in which case such other Cash Flow Leverage Ratio shall be deemed to be applicable during such period).

(E) Taxes.

(i) Any and all payments by the Borrowers hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings or any liabilities with respect thereto imposed by any Governmental Authority including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Agent, (i) such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender’s or Agent’s, as the case may be, net income or similar taxes imposed by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or Agent, as the case may be, is organized or maintains a Lending Installation (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit being hereinafter referred to as “Taxes”) and (ii) if such Lender or the Agent is entitled at such time to a total or partial exemption from withholding that is required to be evidenced by an IRS Form 1001, 4224, W-8 or W-9 or, in each case, any successor or additional form, taxes imposed by reason of any failure of such Lender or the Agent to deliver to the Agent or any Borrower, from time to time as required by the Agent or such Borrower, such Form 1001, 4224, W-8 or W-9 (as applicable) or, in each case, any successor or additional form, completed in a manner reasonably satisfactory to the Agent and such Borrower.  If a Borrower or the Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15(E)) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions, and (iii) the applicable Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.  If any Tax, including, without limitation, any withholding tax, of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by the applicable Borrower made to the Lending Installation or any other office that a Lender may claim as its Lending Installation, or (z) after such Lender’s selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce the applicable Borrower’s liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the reasonable judgment of such Lender, otherwise adversely and materially affect such Loans, or obligations under the Revolving Loan Commitments or such Lender.

(ii) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit (hereinafter referred to as “Other Taxes”).

(iii) Each Borrower hereby agrees to indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.15(E)) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within thirty (30) days after the date such Lender or the Agent (as the case may be) makes written demand therefor.  A certificate as to any additional amount payable to any Lender or the Agent under this Section 2.15(E) submitted to the applicable Borrower and the Agent (if a Lender is so submitting) by such Lender or the Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto.  With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, the applicable Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Agent such certificates, receipts and other documents as may be required (in the judgment of such Lender or the Agent) to establish any tax credit to which such Lender or the Agent may be entitled.

(iv) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by any Borrower, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

(v) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.15(E) shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

(vi) Each Lender that is not created or organized under the laws of the United States of America or a political subdivision thereof shall deliver to the Borrower and the Agent on or before the Closing Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 13.3, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender, in a form satisfactory to the Borrower and the Agent, to the effect that such Lender is eligible under the provisions of an applicable tax treaty concluded by the United States of America (in which case the certificate shall be accompanied by two (2) executed copies of Form 1001 of the IRS or successor applicable form) or under Section 1442 of the Code (in which case the certificate shall be accompanied by two copies of Form 4224 of the IRS or successor applicable form) or, if such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, two complete copies of IRS Form W-8 or W-9 or successor applicable form to receive payments of interest hereunder without deduction or withholding of United States federal income tax.  Each such Lender further agrees to deliver to the Borrower and the Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender substantially in a form satisfactory to the Borrower and the Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Agent pursuant to this Section 2.15(E)(vi).

2.16. Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions.  Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing/Conversion/Continuation Notice, and repayment notice received by it hereunder.  The Agent will notify each Lender of the interest rate and Agreed Currency applicable to each Eurocurrency Rate Loan promptly upon determination of such interest rate and Agreed Currency and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.17. Lending Installations.  Each Lender may book its Loans or Letters of Credit at any Lending Installation selected by such Lender and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation.  Each Lender may, by written or facsimile notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments and/or payments of L/C Obligations are to be made.

2.18. Non-Receipt of Funds by the Agent.  Unless a Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made.  The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or such Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.

2.19. Termination Date.  This Agreement shall be effective until the Termination Date.  Notwithstanding the termination of this Agreement, until (A) all of the Obligations, Hedging Obligations and Banking Services Obligations (other than (x) contingent indemnity obligations for which no claim has been made and (y) Hedging Obligations and Banking Services Obligations, in each case only to the extent the same are not yet due and payable) shall have been fully and indefeasibly paid and satisfied, (B) all financing arrangements among the Borrowers and the Lenders shall have been terminated (other than under Hedging Agreements, Banking Services Agreements or other agreements with respect to Hedging Obligations and Banking Services Obligations) and (C) all of the Letters of Credit shall have expired, been canceled or terminated (collectively, the “Termination Conditions”), all of the rights and remedies under this Agreement and the other Loan Documents shall survive.  Upon satisfaction of the Termination Conditions, the Agent shall execute and deliver to the Borrower and the Subsidiaries of the Borrower all Uniform Commercial Code termination statements, mortgage assignments or satisfactions and similar documents which the Borrower and the Subsidiaries of the Borrower shall reasonably request to evidence such termination.

2.20. Replacement of Certain Lenders.  In the event a Lender (“Affected Lender”) shall have:  (i) failed to fund its Pro Rata Share of any Advance requested by a Borrower, or to fund a Revolving Loan in order to repay Swing Line Loans pursuant to Section 2.3(D), or to make payment in respect of any Alternate Currency Loan purchased by such Lender pursuant to Section 2.21(E), which such Lender is obligated to fund under the terms of this Agreement and which failure has not been cured, (ii) requested compensation from a Borrower under Sections 2.15(E), 4.1 or 4.2 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders, (iii) delivered a notice pursuant to Section 4.3 claiming that such Lender is unable to extend Eurocurrency Rate Loans to the applicable Borrower for reasons not generally applicable to the other Lenders or (iv) has invoked Section 10.2, then, in any such case, the Borrower or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignment Agreements five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 13.3(A) which the Borrower or the Agent, as the case may be, shall have engaged for such purpose (“Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit and Swing Line Loans and Alternate Currency Loans hereunder) in accordance with Section 13.3.  The Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender.  The Agent is authorized to execute one or more of such assignment agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand.  Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.15(E), 4.1, and 4.2 with respect to such Affected Lender and compensation payable under Section 2.15(D) in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.20; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15(E), 4.1, 4.2, 4.4, and 10.7, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 11.8.  Upon the replacement of any Affected Lender pursuant to this Section 2.20, the provisions of Section 9.2 shall continue to apply with respect to Loans which are then outstanding with respect to which the Affected Lender failed to fund its Pro Rata Share and which failure has not been cured.

2.21. Alternate Currency Loans.

(A) Prior to the Closing Date, certain “Alternate Currency Loans” were previously made to the Alternate Currency Borrowers under the Existing Credit Agreement which remain outstanding as of the date of this Agreement (such outstanding alternate currency loans being hereinafter referred to as the “Previous Alternate Currency Loans”).  Subject to the terms and conditions set forth in this Agreement, on the Closing Date but subject to the satisfaction of the conditions precedent set forth in Sections 5.1 and 5.2 (as applicable), the Previous Alternate Currency Loans shall be reevidenced as Alternate Currency Loans under, and subject to the terms of, this Agreement.  Upon the satisfaction of the conditions precedent set forth in Article V hereof and set forth in the applicable Alternate Currency Addendum, from and including the later of the date of this Agreement and the date of execution of the applicable Alternate Currency Addendum and prior to Termination Date (unless an earlier termination date shall be specified in or pursuant to the applicable Alternate Currency Addendum), the Alternate Currency Bank agrees, on the terms and conditions set forth in this Agreement and in the applicable Alternate Currency Addendum, to make Alternate Currency Loans under such Alternate Currency Addendum to the applicable Alternate Currency Borrower party to such Alternate Currency Addendum from time to time in the applicable Alternate Currency, in an amount not to exceed each such Alternate Currency Bank’s applicable Alternate Currency Commitment; provided, however, at no time shall the Dollar Amount of the outstanding principal amount of the Alternate Currency Loans (i) denominated in all Alternate Currencies other than Canadian Dollars, when aggregated with the Dollar Amount of all Eurocurrency Rate Advances in Agreed Currencies other than Dollars and Canadian Dollars, exceed the Maximum Eurocurrency Amount or (ii) denominated in Canadian Dollars, when aggregated with the Dollar Amount of all L/C Obligations denominated in Canadian Dollars, exceed the Maximum Canadian Amount, in each case, other than as a result of currency fluctuations and then only to the extent permitted in Section 2.5(B)(ii); provided, further, at no time shall the Dollar Amount of the Alternate Currency

Loans for any specific Alternate Currency exceed the maximum amount specified as the maximum amount for such Alternate Currency in the applicable Alternate Currency Addendum other than as a result of currency fluctuations and then only to the extent permitted in Section 2.5(B)(ii).  Subject to the terms of this Agreement and the applicable Alternate Currency Addendum, the applicable Alternate Currency Borrowers may borrow, repay and reborrow Alternate Currency Loans at any time prior to the Termination Date (unless an earlier termination date shall be specified in or pursuant to the applicable Alternate Currency Addendum).  On the Termination Date (unless an earlier termination date shall be specified in or pursuant to the applicable Alternate Currency Addendum), the outstanding principal balance of the Alternate Currency Loans shall be paid in full by the applicable Alternate Currency Borrower and prior to Termination Date (unless an earlier termination date shall be specified in or pursuant to the applicable Alternate Currency Addendum) prepayments of the Alternate Currency Loans shall be made by the applicable Alternate Currency Borrower if and to the extent required in Section 2.5(B)(ii).

(B) Borrowing Notice.  When the applicable Alternate Currency Borrower desires to borrow under this Section 2.21, the applicable Alternate Currency Borrower shall deliver to the Alternate Currency Bank and the Agent a Borrowing/Conversion/Continuation Notice, signed by it, as provided in Section 2.8 specifying that the Alternate Currency Borrower is requesting an Alternate Currency Loan pursuant to this Section 2.21.  Any Borrowing/Conversion/Continuation Notice given pursuant to this Section 2.21 shall be irrevocable.

(C) Termination.  Except as otherwise required by applicable law, in no event shall the Alternate Currency Bank have the right to accelerate the Alternate Currency Loans outstanding under any Alternate Currency Addendum or to terminate its commitments (if any) thereunder to make Alternate Currency Loans prior to the stated termination date in respect thereof, except that the Alternate Currency Bank shall have such rights upon an acceleration of the Loans and a termination of the Revolving Credit Commitments pursuant to Article IX.

(D) Statements.  The Alternate Currency Bank shall furnish to the Agent not less frequently than monthly, and at any other time at the reasonable request of the Agent, a statement setting forth the outstanding Alternate Currency Loans made and repaid during the period since the last such report under such Alternate Currency Addendum.

(E) Risk Participation.  Immediately and automatically upon the occurrence of a Default under Sections 8.1(A), (F) or (G) (each an “Alternate Currency Loan Participation Funding Event”), each Lender shall be deemed to have unconditionally and irrevocably purchased from the Alternate Currency Bank, without recourse or warranty, an undivided interest in and participation in each Alternate Currency Loan ratably in accordance with such Lender’s Pro Rata Share of the amount of such Loan, and immediately and automatically all Alternate Currency Loans shall be converted to and redenominated in Dollars equal to the Dollar Amount of each such Alternate Currency Loan determined as of the date of such conversion; provided, that to the extent such conversion shall occur other than at the end of an Interest Period, the applicable Borrower shall pay to the Alternate Currency Bank, all losses and breakage costs related thereto in accordance with Section 4.4.  Each of the Lenders shall pay to the Alternate Currency Bank not later than two (2) Business Days following a request for payment from such Alternate Currency Bank after an Alternate Currency Loan Participation Funding Event, in Dollars, an amount equal to the undivided interest in and participation in the Alternate Currency Loan purchased by such Lender pursuant to this Section 2.21(E).  In the event that any Lender fails to make payment to the Alternate Currency Bank of any amount due under this Section 2.21(E), the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives from such Lender an amount sufficient to discharge such Lender’s payment obligation as prescribed in this Section 2.21(E) together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand by the Alternate Currency Bank and ending on the date such obligation is fully satisfied.  The Agent will promptly remit all payments received as provided above to the Alternate Currency Bank.  In consideration of the agreement to acquire the risk participations prescribed in this Section 2.21(E), each Lender shall receive, from the accrued interest paid by the applicable Borrower on each Alternate Currency Loan, a risk participation fee equal to such Lender’s Pro Rata Share of the interest margin accrued on such Loan at the Applicable Eurocurrency Margin or Applicable Floating Rate Margin, as applicable, as in effect from time to time during the period such interest accrued.  Such portion of the interest paid by the applicable Borrower on Alternate Currency Loans to the applicable Alternate Currency Bank shall be paid as promptly as possible by such Alternate Currency Bank to the Agent, and the Agent shall as promptly as possible apply such resulting amount ratably among the Lenders (including the Alternate Currency Banks) in proportion to their Pro Rata Share.  Furthermore, upon each Lender’s funding of its risk participation as prescribed under this Section 2.21(E), such Lender shall receive (in addition to, but without duplication of, such risk participation fee), from the accrued interest paid by the applicable Borrower on each Alternate Currency Loan, a funding fee on its funded portion of such Alternate Currency Loan equal to such Lender’s Pro Rata Share of the interest (excluding the interest margin which will continue to be paid as a risk participation fee as described above) on such Loan, as in effect from time to time during the period such interest accrued.

(F) Other Provisions Applicable to Alternate Currency Loans.  The specification of payment of Alternate Currency Loans in the related Alternate Currency at a specific place pursuant to this Agreement is of the essence.  Such Alternate Currency shall be the currency of account and payment of such Loans under this Agreement and the applicable Alternate Currency Addendum.  Notwithstanding anything in this Agreement, the obligation of the applicable Alternate Currency Borrower in respect of such Loans shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent the amount so paid, on prompt conversion into the applicable Alternate Currency and transfer to such Lender under normal banking procedure, does not yield the amount of such Alternate Currency due under this Agreement, the applicable Alternate Currency Addendum.  In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of such Alternate Currency due under this Agreement or the applicable Alternate Currency Addendum, such Lender shall have an independent cause of action against each of the Borrowers for the currency deficit.

2.22. Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent’s main office in Chicago, Illinois on the Business Day preceding that on which the final, non-appealable judgment is given.  The obligations of each Borrower in respect of any sum due to any Lender or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Agent, as the case may be, in the specified currency, each

Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2, such Lender or the Agent, as the case may be, agrees to remit such excess to such Borrower.

2.23. Market Disruption; Denomination of Amounts in Dollars; Dollar Equivalent of Reimbursement Obligations.

(A) Notwithstanding the satisfaction of all conditions referred to in this Article II with respect to any Advance in any Agreed Currency other than Dollars or Alternate Currency, as applicable, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Borrower, any Alternate Currency Borrower, the Alternate Currency Bank, Agent or the Required Lenders make it impracticable for the Eurocurrency Rate Loans or Alternate Currency Loans comprising such Advance to be denominated in the Agreed Currency or Alternate Currency, as applicable, specified by the applicable Borrower, then the Agent shall forthwith give notice thereof to such Borrower, the Alternate Currency Bank and the Lenders, or the applicable Borrower shall give notice to the Agent, the Alternate Currency Bank and the Lenders, as the case may be, and such Eurocurrency Rate Loans or Alternate Currency Loans shall not be denominated in such currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice, as Floating Rate Loans, unless the applicable Borrower notifies the Agent at least one (1) Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency or Alternate Currency, as the case may be, in which the denomination of such Loans would in the opinion of the Agent, the Alternate Currency Bank, if applicable, and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice.

(B) Except as set forth below, all amounts referenced in this Article II shall be calculated using the Dollar Amount determined based upon the Equivalent Amount in effect as of the date of any determination thereof; provided, however, that payment by any Borrower of any Advance denominated in a currency other than Dollars, shall be in Dollars using the Dollar Amount of the Advance (calculated based upon the Equivalent Amount in effect on the date of payment thereof) and in the event that the Borrower does not reimburse the Agent and the Lenders are required to fund a purchase of a participation in such Advance, such purchase shall be made in Dollars in an amount equal to the Dollar Amount of such Advance (calculated based upon the Equivalent Amount in effect on the date of payment thereof).  Notwithstanding anything herein to the contrary, the full risk of currency fluctuations shall be borne by the Borrowers and the Borrowers agree to indemnify and hold harmless each Issuing Bank, the Agent and the Lenders from and against any loss resulting from any borrowing denominated in a currency other than in Dollars and for which the Lenders are not reimbursed on the day of such borrowing as it relates to each Borrower’s respective Obligations.

2.24. Payments to be Free and Clear.

(A) All sums payable by each Borrower hereunder, whether in respect of principal, interest, fees or otherwise, shall be paid without deduction for any present and future taxes, levies, imposts, deductions, charges or withholdings imposed by any government or any political subdivision or taxing authority thereof (other than any tax on or measured by the net income, profits or gains of any Lender) and all interest, penalties or similar liabilities with respect thereto (collectively, “taxes”), which amounts shall be paid by the applicable Borrower as provided in this Section 2.24.

(B) Grossing-up of Payments.  If: (a) any Borrower or any other Person is required by law to make any deduction or withholding on account of any such taxes from any sum paid or expressed to be payable by the applicable Borrower to any Lender under this Agreement; or (b) any party to this Agreement (or any Person on its behalf) other than any Borrower is required by law to make any deduction or withholding from, or any payment on or calculated by reference to the amount of, any such sum received or receivable (other than on account of any excluded taxes) by any Lender under this Agreement then:

(i) the applicable party shall notify the Agent and, if such party is not the applicable Borrower, the Agent will notify the applicable Borrower of any such requirement or any change in any such requirement as soon as such party becomes aware of it;

(ii) the applicable Borrower shall pay any such taxes before the later of (i) the date on which penalties attached thereto become due and payable or (ii) fifteen (15) days after the date of receipt by the applicable Borrower of such written notification provided by the Agent in accordance with paragraph (i) if such applicable party is not the applicable Borrower, such payment to be made (if the liability to pay is imposed on such Borrower) for its own account or (if that liability is imposed on any party to this Agreement) on behalf of and in the name of that party; and

(iii) the sum payable by the applicable Borrower in respect of which the relevant deduction, withholding or payment is required shall (except, in the case of any such payment, to the extent that the amount thereof is not ascertainable when that sum is paid) be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, that party receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a sum equal to that which it would have received and so retained had no such deduction, withholding or payment been required or made.

2.25. Additional Borrowers.

(A) Additional Alternate Currency Borrowers.  The Borrower may at any time or from time to time, with the consent of the Agent, add as a party to this Agreement any Subsidiary to be an Alternate Currency Borrower hereunder by the execution and delivery to the Agent and the Lenders of (a) a duly completed Assumption Letter by such Subsidiary, with the written consent of the Borrower at the foot thereof and (b) such other guaranty and subordinated intercompany indebtedness documents as may be reasonably required by the Agent and the Required Lenders.  Upon such execution, delivery and consent, such Subsidiary shall for all purposes be a party hereto as an Alternate Currency Borrower as fully as if it had executed and delivered this Agreement.  So long as the principal of and interest on any Advances made to any Alternate Currency Borrower under this Agreement shall have been repaid or paid in full and all other obligations of such Alternate Currency Borrower under this Agreement shall have been fully performed, the Borrower may, by not less than five (5) Business Days’ prior notice to the Agent (which shall promptly notify the Lenders thereof), terminate such Subsidiary’s status as an “Alternate Currency Borrower”.

(B) Additional Subsidiary Borrowers.  The Borrower may at any time add as a party to this Agreement a Subsidiary to become a “Subsidiary Borrower” hereunder subject to (a) the consent of the Agent and each Lender, (b) the receipt of evidence satisfactory to the Agent that such Subsidiary would not, in its capacity as a Borrower hereunder, be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder by such Subsidiary to the Agent or any Lender unless an exemption from such requirement can be obtained by such Subsidiary and that no other adverse tax, regulatory or other consequences would affect the Agent or the Lender as a result of such Subsidiary’s status as a Borrower, (c) the execution and delivery to the Agent of a duly completed Assumption Letter by such Subsidiary, with the written consent of the Borrower appearing thereon and (d) the execution and delivery to the Agent and the Lenders of each other instrument, document and agreement required by Section 5.4.  Upon such satisfaction of all such conditions, such Subsidiary shall for all purposes be a party hereto as a Subsidiary Borrower as fully as if it had executed and delivered this Agreement.  So long as the principal of and interest on any Advances made to any Subsidiary Borrower under this Agreement shall have been repaid or paid in full and all other obligations of such Subsidiary Borrower under this Agreement shall have been fully performed, the Borrower may, by not less than five (5) Business Days’ prior notice to the Agent (which shall promptly notify the Lenders thereof), terminate such Subsidiary’s status as a “Subsidiary Borrower”.

2.26. Increase of Aggregate Revolving Loan Commitment.

(A) At any time, the Borrower may request (in consultation with the Agent) that the Aggregate Revolving Loan Commitment be increased by an aggregate amount of up to $10,000,000 without the prior written consent of the Required Lenders, provided, that, the Aggregate Revolving Loan Commitment shall at no time exceed $100,000,000.  Such request shall be made in a written notice given to the Agent and the Lenders by the Borrower not less than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the Aggregate Revolving Loan Commitment and the proposed effective date of such increase.  No Lender shall have any obligation to increase its Revolving Loan Commitment pursuant to a Commitment Increase Notice.

(B) Not later than three (3) Business Days prior to the proposed effective date, the Borrower may notify the Agent of any financial institution that shall have agreed to become a “Lender” party hereto (a “Proposed New Lender”) in connection with the Commitment Increase Notice.  Any Proposed New Lender shall be subject to the consent of the Agent (which consent shall not be unreasonably withheld).  The Agent shall notify the Borrower and the Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender’s and Proposed New Lender’s Revolving Loan Commitment and the amount of the Aggregate Revolving Loan Commitment, which amount shall be effective on the following Business Day.

(C) Any increase in the Aggregate Revolving Loan Commitment shall be subject to the following conditions precedent:  (i) the Borrower shall have obtained the consent thereto of each Subsidiary of the Borrower party to a Guaranty or a Foreign Pledge Agreement and its reaffirmation of any Loan Documents executed by it, which consent and reaffirmation shall be in writing and in form and substance reasonably satisfactory to the Agent, (ii) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Aggregate Revolving Loan Commitment, all representations and warranties set forth in Article VI hereof shall be true and correct as though made on such date (unless any such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct as of such date) and no Default or Unmatured Default shall have occurred and then be continuing, (iii) the Borrower, the Agent and each Proposed New Lender or Lender that shall have agreed to provide a “Revolving Loan Commitment” in support of such increase in the Aggregate Revolving Loan Commitment shall have executed and delivered a Commitment and Acceptance (“Commitment and Acceptance”)

substantially in the form of Exhibit Lhereto and (iv) the Borrower, each Alternate Currency Borrower and any Proposed New Lender shall otherwise have executed and delivered such other instruments, documents and agreements as the Agent shall have reasonably requested in connection with such increase.  If any fee shall be charged by the Lenders in connection with any such increase, such fee shall be in accordance with then prevailing market condition.  Upon satisfaction of the conditions precedent to any increase in the Aggregate Revolving Loan Commitment, the Agent shall promptly advise the Borrower and each Lender of the effective date of such increase.  Upon the effective date of any increase in the Aggregate Revolving Loan Commitment that is provided by a Proposed New Lender, such Proposed New Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder.  Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Loan Commitment hereunder at any time.

(D) Upon the execution and delivery of such Commitment and Acceptance, the Agent shall reallocate any outstanding Loans and L/C Obligations ratably among the Lenders after giving effect to each such increase in the Aggregate Commitment; provided, that the Borrower hereby agrees to compensate each Lender for all losses, expenses and liabilities incurred by such Lender in connection with the sale and assignment of any Eurocurrency Rate Loans hereunder on the terms and in the manner as set forth in Article IV.

ARTICLE  III:   THE LETTER OF CREDIT FACILITY

3.1. Obligation to Issue Letters of Credit.  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Borrower herein set forth, each Issuing Bank hereby agrees to issue for the account of the Borrower or any Subsidiary Borrower through such Issuing Bank’s branches as it and the Borrower may jointly agree, one or more Letters of Credit denominated in Dollars or an Agreed Letter of Credit Currency in accordance with this Article III, from time to time during the period, commencing on the Closing Date and ending on the Business Day prior to the Termination Date.

3.2. Transitional Provision.  Schedule 3.2 contains a schedule of certain letters of credit issued for the account of the Borrower or any Subsidiary Borrower prior to the Closing Date.  Subject to the satisfaction of the conditions contained in Sections 5.1 and 5.2, from and after the Closing Date such letters of credit shall be deemed to be Letters of Credit issued pursuant to this Article III.

3.3. Types and Amounts.  No Issuing Bank shall have any obligation to and no Issuing Bank shall:

(A) issue (or amend) any Letter of Credit if on the date of issuance (or amendment), before or after giving effect to the Letter of Credit requested hereunder, (i) the Dollar Amount of the Revolving Credit Obligations at such time would exceed the Aggregate Revolving  Loan Commitment at such time, or (ii) the aggregate outstanding Dollar Amount of the L/C Obligations would exceed the Maximum L/C Amount, (iii) the Dollar Amount of all Eurocurrency Rate Loans and Letters of Credit in Agreed Currencies other than Dollars and Canadian Dollars, when aggregated with the Dollar Amount of all Alternate Currency Loans in Alternate Currencies other than Canadian Dollars, would exceed the Maximum Eurocurrency Amount or (iv) the Dollar Amount of all Alternate Currency Loans in Canadian Dollars, Eurocurrency Rate Loans in Canadian Dollars and Letters of Credit in Canadian Dollars would exceed the Maximum Canadian Amount; or

(B) issue (or amend) any Letter of Credit which has an expiration date later than the date which is the earlier of (x) one (1) year after the date of issuance thereof or (y) five (5) Business Days immediately preceding the Termination Date; provided that any Letter of Credit with a one-year term may provide for additional one-year periods (which in no event shall extend beyond the date referred to in the preceding clause (y)) (an “Extended Letter of Credit”); provided further that, upon the applicable Borrower’s request, any such Letter of Credit which expires in the final year prior to the Termination Date may have an expiry date which is no later than the date which is one (1) year after the Termination Date if such Letter of Credit is cash collateralized pursuant to Section 3.11 in an amount and pursuant to arrangements, or covered by a letter of credit issued by an issuer and in an amount, in each case acceptable to the Agent.

3.4. Conditions.  In addition to being subject to the satisfaction of the conditions contained in Sections 5.1, 5.2 and 5.4, the obligation of an Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

(A) the Borrower shall have delivered to the applicable Issuing Bank at such times and in such manner as such Issuing Bank may reasonably prescribe, a request for issuance of such Letter of Credit in substantially the form of Exhibit C hereto (each such request a “Request For Letter of Credit”), duly executed applications for such Letter of Credit, and such other documents, instructions and agreements as may be required pursuant to the terms thereof (all such applications, documents, instructions, and agreements being referred to herein as the “L/C Documents”), and the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank as to form and content; and

(B) as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit.

3.5. Procedure for Issuance of Letters of Credit.

(A) Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Sections 5.1, 5.2 and 5.4 hereof have been satisfied, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the Borrower in accordance with such Issuing Bank’s usual and customary business practices and, in this connection, such Issuing Bank may assume that the applicable conditions set forth in Section 5.2 hereof have been satisfied unless it shall have received notice to the contrary from the Agent or a Lender or has knowledge that the applicable conditions have not been met.

(B) The applicable Issuing Bank shall give the Agent written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit, provided, however, that the failure to provide such notice shall not result in any liability on the part of such Issuing Bank.

(C) No Issuing Bank shall extend or amend any Letter of Credit unless the requirements of this Section 3.5 are met as though a new Letter of Credit was being requested and issued.

3.6. Letter of Credit Participation.  On the date of this Agreement, with respect to the Letters of Credit identified on Schedule 3.2, and immediately upon the issuance of each Letter of Credit hereunder, each Lender shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the applicable Issuing Bank an undivided interest and participation in and to such Letter of Credit, the reimbursement and payment obligations of the Borrower in respect thereof, and the liability of such Issuing Bank thereunder (collectively, an “L/C Interest”) in an amount equal to the Dollar Amount available for drawing under such Letter of Credit multiplied by such Lender’s Pro Rata Share.  Each Issuing Bank will notify each Lender promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit.  On or before the Business Day on which an Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, on demand by the Agent or the applicable Issuing Bank, each Lender shall make payment to the Agent, for the account of the applicable Issuing Bank, in immediately available funds in the Agreed Currency in an amount equal to such Lender’s Pro Rata Share of the Dollar Amount of such payment or draw.  The obligation of each Lender to reimburse the Issuing Banks under this Section 3.6 shall be unconditional, continuing, irrevocable and absolute.  In the event that any Lender fails to make payment to the Agent of any amount due under this Section 3.6, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the applicable Issuing Bank for such amount in accordance with this Section 3.6.

3.7. Reimbursement Obligation.  The Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the Agent, for the account of the Lenders, the amount of each advance drawn under or pursuant to a Letter of Credit (regardless of whether the account party in respect thereof is the Borrower or a Subsidiary Borrower) or an L/C Draft related thereto (such obligation of the Borrower to reimburse the Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a “Reimbursement Obligation” with respect to such Letter of Credit or L/C Draft; it being understood and agreed that any Letter of Credit issued for the account of a Subsidiary Borrower shall be deemed to be issued for the account of the Borrower and the Borrower’s Reimbursement Obligation in respect of such Letter of Credit or L/C Draft shall remain unconditional, irrevocable and absolute), each such reimbursement to be made by the Borrower no later than the Business Day on which the applicable Issuing Bank makes payment of each such L/C Draft or, if the Borrower shall have received notice of a Reimbursement Obligation later than 12:00 p.m. (Chicago time), on any Business Day or on a day which is not a Business Day, no later than 12:00 p.m. (Chicago time), on the immediately following Business Day or, in the case of any other draw on a Letter of Credit, the date specified in the demand of such Issuing Bank.  If the Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 3.7, the Borrower shall be deemed to have elected to borrow Revolving Loans from the Lenders, as of the date of the advance giving rise to the Reimbursement Obligation, equal in amount to the Dollar Amount of the unpaid Reimbursement Obligation.  Such Revolving Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loans.  Such Revolving Loans shall constitute a Floating Rate Advance, the proceeds of which Advance shall be used to repay such Reimbursement Obligation.  If, for any reason, the Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Lenders are unable to make or have no obligation to make Revolving Loans, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance.

3.8. Letter of Credit Fees.  The Borrower agrees to pay:

(A) quarterly, in arrears, to the Agent for the ratable benefit of the Lenders, except as set forth in Section 9.2, a letter of credit fee at a rate per annum equal to the Applicable L/C Fee Percentage on the average daily outstanding Dollar Amount available for drawing under all Letters of Credit;

(B) quarterly, in arrears, to the applicable Issuing Bank, a letter of credit fronting fee equal to 0.125% per annum on the average daily outstanding face amount available for drawing under all Letters of Credit issued by such Issuing Bank; and

(C) to the applicable Issuing Bank, all customary fees and other issuance, amendment, document examination, negotiation and presentment expenses and related charges in connection with the issuance, amendment, presentation of L/C Drafts, and the like customarily charged by such Issuing Banks with respect to standby and commercial Letters of Credit, including, without limitation, standard commissions with respect to commercial Letters of Credit, payable at the time of invoice of such amounts.

3.9. Issuing Bank Reporting Requirements.  In addition to the notices required by Section 3.5(C), each Issuing Bank shall, no later than the tenth (10th) Business Day following the last day of each month, provide to the Agent, upon the Agent’s request, schedules, in form and substance reasonably satisfactory to the Agent, showing the date of issue, account party, Agreed Currency and amount in such Agreed Currency, expiration date and the reference number of each Letter of Credit issued by it outstanding at any time during such month and the aggregate amount payable by the Borrower during such month.  In addition, upon the request of the Agent, each Issuing Bank shall furnish to the Agent copies of any Letter of Credit and any application for or reimbursement agreement with respect to a Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Agent.  Upon the request of any Lender, the Agent will provide to such Lender information concerning such Letters of Credit.

3.10. Indemnification; Exoneration.

(A) In addition to amounts payable as elsewhere provided in this Article III, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent, each Issuing Bank and each Lender from and against any and all liabilities and costs which the Agent, such Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the applicable Issuing Bank, as a result of its Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of the applicable Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

(B) As among the Borrower, the Lenders, the Agent and the Issuing Banks, the Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letters of Credit.  In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Borrower at the time of request for any Letter of Credit, neither the Agent, any Issuing Bank nor any Lender shall be responsible (in the absence of Gross Negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction):  (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent, the Issuing Banks and the Lenders, including, without limitation, any Governmental Acts.  None of the above shall affect, impair, or prevent the vesting of any Issuing Bank’s rights or powers under this Section 3.10.

(C) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the applicable Issuing Bank, the Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

(D) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.10 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

3.11. Cash Collateral.  Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, upon payout or termination of this Agreement in full in cash or upon the issuance of an Extended Letter of Credit, the Borrower shall, on the Business Day that it receives Agent’s demand, deliver to the Agent for the benefit of the Lenders and the Issuing Banks, cash, or other collateral of a type satisfactory to the Required Lenders, having a value, as determined by such Lenders, equal to one hundred five percent (105%) of the aggregate Dollar Amount of the outstanding L/C Obligations (or, in the case of an Extended Letter of Credit, the L/C Obligations in respect thereof).  In addition, if the Revolving Credit Availability is at any time less than the Dollar Amount of all contingent L/C Obligations outstanding at any time, the Borrower shall deposit cash collateral with the Agent in Dollars in an amount equal to one-hundred five percent (105%) of the Dollar Amount by which such L/C Obligations exceed such Revolving Credit Availability.  Any such collateral shall be held by the Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Agent for the benefit of the Lenders and the Issuing Banks as collateral security for the Borrower’s obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts.  Such amounts shall be applied to reimburse the Issuing Banks for drawings or payments under or pursuant to Letters of Credit or L/C Drafts, or if no such reimbursement is required, to payment of such of the other Obligations as the Agent shall determine.  If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 3.11 which are not to be applied to reimburse an Issuing Bank for amounts actually paid or to be paid by such Issuing Bank in respect of a Letter of Credit or L/C Draft, shall be returned to the Borrower within one (1) Business Day (after deduction of the Agent’s expenses incurred in connection with such cash collateral account).

ARTICLE  IV:   CHANGE IN CIRCUMSTANCES

4.1. Yield Protection.  If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date of this Agreement and having general applicability to all banks within the jurisdiction in which such Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith,

(A) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from any Borrower (excluding taxation of the overall net income of any Lender or taxation of a similar basis, which are governed by Section 2.15(E)), or changes the basis of taxation of payments to any Lender in respect of its Loans, its L/C Interests, the Letters of Credit or other amounts due it hereunder, or

(B) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Rate Loans) with respect to its Loans, L/C Interests or the Letters of Credit, or

(C) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining the Loans, the L/C Interests or the Letters of Credit or reduces any amount received by any Lender or any applicable Lending Installation in connection with Loans or Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans or L/C Interests held or interest received by it or by reference to the Letters of Credit, by an amount deemed material by such Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining its Loans, L/C Interests, or Letters of Credit or to reduce any amount received under this Agreement, then, within fifteen (15) days after receipt by the applicable Borrower of written demand by such Lender pursuant to Section 4.5, the applicable Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, L/C Interests, Letters of Credit and its Revolving Loan Commitment.

4.2. Changes in Capital Adequacy Regulations.  If a Lender determines (i) the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a “Change” (as defined below), and (ii) such increase in capital will result in an increase in the cost to such Lender of maintaining its Loans, L/C Interests, the Letters of Credit or its obligation to make Loans hereunder, then, within fifteen (15) days after receipt by the applicable Borrower of written demand by such Lender pursuant to Section 4.5, the applicable Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, its L/C Interests, the Letters of Credit or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy).

4.3. Availability of Types of Advances.  If (i) any Lender determines that maintenance of its Eurocurrency Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (ii) the Required Lenders determine that

(x) deposits of a type, currency or maturity appropriate to match fund Eurocurrency Rate Advances are not available or (y) the interest rate applicable to a Eurocurrency Rate Advance or Alternate Currency Advance does not accurately reflect the cost of making or maintaining such an Advance, then the Agent shall suspend the availability of the affected Type of Advance and, in the case of any occurrence set forth in clause (i), require any Advances of the affected Type to be repaid or converted into another Type.

4.4. Funding Indemnification.  Subject to Sections 2.5(B)(i), (ii), and (iii), if any payment of a Eurocurrency Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, or otherwise, or a Eurocurrency Rate Advance is not made on the date specified by the Borrowers for any reason other than default by the Lenders, the Borrowers shall indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurocurrency Rate Advance.  In connection with any assignment by any Lender of any portion of the Loans made pursuant to Section 13.3, and if, notwithstanding the provisions of Section 2.4, a Borrower has requested and the Agent has consented to the use of the Eurocurrency Rate, such Borrower shall be deemed to have repaid all outstanding Eurocurrency Rate Advances as of the effective date of such assignment and reborrowed such amount as a Floating Rate Advance and/or Eurocurrency Rate Advance (chosen in accordance with the provisions of Section 2.4) and the indemnification provisions under this Section 4.4 shall apply.

4.5. Lender Statements; Survival of Indemnity.  If reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Rate Loans to reduce any liability of the Borrowers to such Lender under Sections 4.1 and 4.2 or to avoid the unavailability of a Type of Advance under Section 4.3, so long as such designation is not disadvantageous to such Lender.  Each Lender requiring compensation pursuant to Section 2.15(E) or to this Article IV shall use its reasonable efforts to notify the applicable Borrower and the Agent in writing of any Change, law, policy, rule, guideline or directive giving rise to such demand for compensation not later than ninety (90) days following the date upon which the responsible account officer of such Lender knows or should have known of such Change, law, policy, rule, guideline or directive.  Any demand for compensation pursuant to this Article IV shall be in writing and shall state the amount due, if any, under Section 4.1, 4.2 or 4.4 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount.  Such written demand shall be rebuttably presumed correct for all purposes.  Determination of amounts payable under such Sections in connection with a Eurocurrency Rate Loan shall be calculated as though each Lender funded its Eurocurrency Rate Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not.  The obligations of the Borrowers under Sections 4.1, 4.2 and 4.4 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE  V:   CONDITIONS PRECEDENT

5.1. Effectiveness.  The Revolving Loan Commitments of the Lenders shall not become effective unless and until the Borrower has furnished, on or before the Closing Date, to the Agent each of the following, with (if applicable) sufficient copies for the Lenders, all in form and substance satisfactory to the Agent and the Lenders:

(1) Copies of the Certificate of Incorporation of the Borrower, together with all amendments and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation;

(2) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its By-Laws and of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents;

(3) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(4) A certificate, in form and substance satisfactory to the Agent, signed by the chief financial officer of the Borrower, stating that on the date of this Agreement all the representations in this Agreement are true and correct in all material respects (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true in all material respects as of such date) and no Default or Unmatured Default has occurred and is continuing;

(5) The written opinions of each opinion of the Borrower’s US counsel, addressed to the Agent and the Lenders, in substantially the form attached hereto as Exhibit E;

(6) The Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other documents as the Agent or any Lender or its counsel may have reasonably requested, including, without limitation, all of the documents reflected on the List of Closing Documents attached as Exhibit F to this Agreement;

(7) The Agent shall have received a certificate, dated the Closing Date and signed by the Authorized Officer of the Borrower, confirming compliance with the conditions set forth in Section 5.2;

(8) Evidence satisfactory to the Agent that the Borrower has paid to the Agent and the Arranger the fees agreed to in the fee letter dated December 4, 2009, among the Agent, the Arranger and the Borrower;

(9) All legal (including tax implications) and regulatory matters shall be satisfactory to the Agent and the Lenders;

(10) The initial Loans shall have been made in compliance with all applicable requirements of Regulation U, Regulation T and Regulation X; and

5.2. Each Advance and Letter of Credit.  The Lenders shall not be required to make any Advance, or issue any Letter of Credit, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued:

(A) There exists no Default or Unmatured Default;

(B) The representations and warranties contained in Article VI are true and correct in all material respects as of such Borrowing Date (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true in all material respects as of such date) except for changes in the Schedules to this Agreement reflecting transactions permitted by or not in violation of this Agreement or reflecting changes made on or prior to the Closing Date that are not reasonably expected to evidence a Material Adverse Effect; and

(C) (i) The Revolving Credit Obligations do not, and after making such proposed Advance or issuing such Letter of Credit would not, exceed the Aggregate Revolving Loan Commitment, (ii) the aggregate outstanding principal Dollar Amount of all Eurocurrency Rate Advances in Agreed Currencies other than Dollars and Canadian Dollars and all L/C Obligations in Agreed Letter of Credit Currencies other than Dollars and Canadian Dollars and all Alternate Currency Loans in Alternate Currencies other than Canadian Dollars does not and would not exceed the Maximum Eurocurrency Amount, (iii) the aggregate outstanding principal Dollar Amount of all Eurocurrency Rate Advances in Canadian Dollars, all Alternate Currency Loans in Canadian Dollars and all L/C Obligations in Canadian Dollars does not and would not exceed the Maximum Canadian Amount and (iv) the aggregate outstanding Dollar Amount of all L/C Obligations does not and would not exceed the Maximum L/C Amount.

Each Borrowing/Conversion/Continuation Notice with respect to each such Advance and the letter of credit application with respect to each Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 5.2(A), (B) and (C) have been satisfied.  Any Lender may require a duly completed officer’s certificate in substantially the form of Exhibit G hereto and/or a duly completed compliance certificate in substantially the form of Exhibit H hereto as a condition to making an Advance.

5.3. Initial Advance to Each New Alternate Currency Borrower.  No Alternate Currency Bank shall be required to make any Alternate Currency Loans, in each case, to a new Alternate Currency Borrower added after the Closing Date unless the Borrower has furnished or caused to be furnished to the Agent with sufficient copies for the Lenders:

(a) The Assumption Letter executed and delivered by such Alternate Currency Borrower and containing the written consent of the Borrower thereon, as contemplated by Article II;

(b) Copies of the Certificate of Incorporation (or other comparable constituent document) of the Alternate Currency Borrower, together with all amendments and a certificate of good standing (or equivalent thereof, to the extent obtainable in any jurisdiction outside the United States), both certified by the appropriate governmental officer in its jurisdiction of organization;

(c) Copies, certified by the Secretary or Assistant Secretary of the Alternate Currency Borrower, of its regulations (or other comparable governing document) and of its Board of Directors’ (or comparable governing body’s) resolutions (and resolutions of other bodies, if any are deemed necessary by the Agent) approving the Assumption Letter;

(d) An incumbency certificate, executed by the Secretary, Assistant Secretary, Director or Authorized Officer of the Alternate Currency Borrower, which shall identify by name and title and bear the signature of the officers of such Alternate Currency Borrower authorized to sign the Assumption Letter and the other documents to be executed and delivered by such Alternate Currency Borrower hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(e) An opinion of counsel to such Alternate Currency Borrower, in a form reasonably acceptable to the Agent and its counsel; and

(f) Such other instruments, documents or agreements as the Agent or its counsel may reasonably request, all in form and substance reasonably satisfactory to the Agent and its counsel.

5.4. Initial Advance to Each New Subsidiary Borrower.  Without in any way limiting the applicability of the foregoing Sections 5.1 and 5.2, the Lenders shall not be required to make any Advance hereunder, or issue any Letter of Credit, in each case, to or with respect to any Subsidiary Borrower unless the Borrower or such Subsidiary Borrower has furnished or caused to be furnished to the Agent with sufficient copies for the Lenders:

(a) The Assumption Letter executed and delivered by such Subsidiary Borrower and containing the written consent of the Borrower thereon, as contemplated by Article II;

(b) Copies of the Certificate of Incorporation (or other comparable constituent document) of such Subsidiary Borrower, together with all amendments and a certificate of good standing (or equivalent thereof, to the extent obtainable in any jurisdiction outside the United States), both certified by the appropriate governmental officer in its jurisdiction of organization;

(c) Copies, certified by the Secretary or Assistant Secretary of such Subsidiary Borrower, of its By-Laws (or other comparable governing document) and of its Board of Directors’ (or comparable governing body’s) resolutions (and resolutions of other bodies, if any are deemed necessary by the Agent) approving the Assumption Letter;

(d) An incumbency certificate, executed by the Secretary, Assistant Secretary, Director or Authorized Officer of such Subsidiary Borrower, which shall identify by name and title and bear the signature of the officers of such Subsidiary Borrower authorized to sign the Assumption Letter and the other documents to be executed and delivered by such Subsidiary Borrower hereunder, upon which certificate the Agent and the  Lenders shall be entitled to rely until informed of any change in writing by the such Subsidiary Borrower;

(e) An opinion of counsel to such Subsidiary Borrower in a form reasonably acceptable to the Agent and its counsel; and

(f) Such other instruments, documents or agreements as the Agent or its counsel may reasonably request, all in form and substance reasonably satisfactory to the Agent and its counsel.

ARTICLE  VI:   REPRESENTATIONS AND WARRANTIES

In order to induce the Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrowers and to issue the Letters of Credit described herein, the Borrower represents and warrants as follows to each Lender and the Agent as of the date of this Agreement and on the Closing Date, giving effect to the consummation of the transactions contemplated by the Loan Documents on the Closing Date, and thereafter on each date as required by Section 5.2 or 5.4, as applicable:

6.1. Organization; Corporate Powers.  The Borrower and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization other than Miramar which is not in good standing in the State of California, (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted.  The Borrower represents that Miramar has no assets with a value in excess of $1,000.

6.2. Authority.

(A) The Borrower and each of its Subsidiaries has the requisite corporate power and authority to execute, deliver and perform each of the Loan Documents which have been executed by it as required by this Agreement and the other Loan Documents on or prior to Closing Date and (ii) to file the Loan Documents which have been filed by it as required by this Agreement, the other Loan Documents or otherwise on or prior to the Closing Date with any Governmental Authority.

(B) The execution, delivery, performance and filing, as the case may be, of each of the Loan Documents which have been executed or filed as required by this Agreement, the other Loan Documents or otherwise on or prior to the Closing Date and to which the Borrower or any of its Subsidiaries is party, and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors and, if necessary, the shareholders of the Borrower and its Subsidiaries, and such approvals have not been rescinded.  No other corporate action or proceedings on the part of the Borrower or its Subsidiaries are necessary to consummate such transactions.

(C) Each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party has been duly executed, delivered or filed, as the case may be, by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally), is in full force and effect and no material term or condition thereof has been amended, modified or waived from the terms and conditions contained in the Loan Documents delivered to the Agent pursuant to Section 5.1 without the prior written consent of the Agent, and the Borrower and its Subsidiaries have, and, to the best of the Borrower’s and its Subsidiaries’ knowledge, all other parties thereto have, performed and complied with all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before the Closing Date, and no unmatured default, default or breach of any covenant by any such party exists thereunder.

6.3. No Conflict; Governmental Consents.  The execution, delivery and performance of each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party do not and will not (i) conflict with the certificate or articles of incorporation or by-laws of the Borrower or any such Subsidiary, (ii) constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law (including, without limitation, any Environmental Property Transfer Act) or Contractual Obligation of the Borrower or any such Subsidiary, or require termination of any Contractual Obligation, except such interference, breach, default or termination which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, (iii) with respect to the Loan Documents, constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law (including, without limitation, any Environmental Property Transfer Act) or Contractual Obligation of the Borrower or any such Subsidiary, or require termination of any Contractual Obligation, except such interference, breach, default or termination which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of the Borrower or any such Subsidiary, other than Liens permitted or created by the Loan Documents, or (v) require any approval of the Borrower’s or any such Subsidiary’s Board of Directors or shareholders except such as have been obtained.  Except as set forth on Schedule 6.3 to this Agreement, the execution, delivery and performance of each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any Environmental Property Transfer Act, except filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

6.4. Financial Statements.

(A) The consolidated balance sheet, income statements and statements of cash flow of the Borrower and its Subsidiaries as of September 30, 2009, copies of which have been delivered to the Lenders, present on a consolidated basis the consolidated financial condition of the Borrower and such Subsidiaries as of such date, and reflect on a consolidated basis those liabilities reflected in the notes thereto.

(B) Complete and accurate copies of  the audited financial statements and the audit report related thereto of the Borrower and its Subsidiaries as at December 31, 2007 and December 31, 2008 have been delivered to the Agent and each Lender.

6.5. No Material Adverse Change

(A) Since December 31, 2008 up to the Closing Date, there has occurred no change in the business, properties, condition (financial or otherwise), performance or results of operations of the Borrower, or the Borrower and its Subsidiaries taken as a whole or any other event which has had or could reasonably be expected to have a Material Adverse Effect.

(B) Since the Closing Date, there has occurred no change in the business, properties, condition (financial or otherwise), performance or results of operations of the Borrower or the Borrower and its Subsidiaries taken as a whole or any other event which has had or could reasonably be expected to have a Material Adverse Effect.

6.6. Taxes.

(A) Tax Examinations.  All material deficiencies which have been asserted against the Borrower or any of the Borrower’s Subsidiaries as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and as of the Closing Date no issue has been raised by any taxing authority in any such examination which, by application of similar principles, reasonably can be expected to result in assertion by such taxing authority of a material deficiency for any other year not so examined which has not been reserved for in the Borrower’s consolidated financial statements to the extent, if any, required by Agreement Accounting Principles.  Except as permitted pursuant to Section 7.2(D), neither the Borrower nor any of the Borrower’s Subsidiaries anticipates any material tax liability with respect to the years which have not been closed pursuant to applicable law.

(B) Payment of Taxes.  All tax returns and reports of the Borrower and its Subsidiaries required to be filed have been timely filed, and all material taxes, assessments, fees and other governmental charges thereupon and upon their respective property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid except those items which are being contested in good faith and have been reserved for in accordance with Agreement Accounting Principles.  The Borrower has no knowledge of any proposed tax assessment against the Borrower or any of its Subsidiaries that will have or could reasonably be expected to have a Material Adverse Effect.

6.7. Litigation; Loss Contingencies and Violations.  Except as set forth in Schedule 6.7 to this Agreement, there is no action, suit, proceeding, arbitration or (to the Borrower’s knowledge) investigation before or by any Governmental Authority or private arbitrator pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries or any property of any of them (i) challenging the validity or the enforceability of any material provision of the Loan Documents or (ii) which will have or could reasonably be expected to have a Material Adverse Effect.  There is no material loss contingency within the meaning of Agreement Accounting Principles which has not been reflected in the consolidated financial statements of the Borrower prepared and delivered pursuant to Section 7.1(A) for the fiscal period during which such material loss contingency was incurred.  Neither the Borrower nor any of its Subsidiaries is (A) in violation of any applicable Requirements of Law which violation will have or could reasonably be expected to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or could reasonably be expected to have a Material Adverse Effect.

6.8. Subsidiaries.  Schedule 6.8 to this Agreement (i) contains a description of the corporate structure of the Borrower, its Subsidiaries and any other Person in which the Borrower or any of its Subsidiaries holds an Equity Interest; and (ii) accurately sets forth (A) the correct legal name, the jurisdiction of incorporation and the jurisdictions in which each of the Borrower and the direct and indirect Subsidiaries of the Borrower are qualified to transact business as a foreign corporation, (B) the authorized, issued and outstanding shares of each class of Capital Stock of the Borrower and each of its Subsidiaries and the owners of such shares (both as of the Closing Date and on a fully-diluted basis), and (C) a summary of the direct and indirect partnership, joint venture, or other Equity Interests, if any, of the Borrower and each Subsidiary of the Borrower in any Person that is not a corporation.  Except as disclosed on Schedule 6.8, none of the issued and outstanding Capital Stock of the Borrower or any of the Borrower’s Subsidiaries is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock.  The outstanding Capital Stock of the Borrower and each of the Borrower’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is not Margin Stock.

6.9. ERISA.  Except as disclosed on Schedule 6.9, no Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code) whether or not waived.  Neither the Borrower nor any member of the Controlled Group has incurred any material liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid.  Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to the Lenders is complete and accurate.  Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B.  Neither the Borrower nor any member of the Controlled Group has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or

4205 of ERISA from a Multiemployer Plan.  Neither the Borrower nor any member of the Controlled Group has failed to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or other payment.  Neither the Borrower nor any member of the Controlled Group is required to provide security to a Benefit Plan under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the plan year.  Except as set forth on Schedule 6.9, neither the Borrower nor any of its Subsidiaries maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA.  Each Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect is so qualified in all material respects, and each trust related to any such Plan is exempt from federal income tax under Section 501(a) of the Code as currently in effect.  The Borrower and all Subsidiaries are in compliance in all material respects with the responsibilities, obligations and duties imposed on them by ERISA and the Code with respect to all Plans.  Neither the Borrower nor any of its Subsidiaries nor any fiduciary of any Plan has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code which could reasonably be expected to subject the Borrower to liability in excess of $5,000,000.  Neither the Borrower nor any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event, which action or inaction could reasonably be expected to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $5,000,000.  Neither the Borrower nor any Subsidiary is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA and no other member of the Controlled Group is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA which could reasonably be expected to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $5,000,000 (other than liabilities of any ERISA affiliate which could not, by operation of law or otherwise, become a liability of the Borrower or any Subsidiary).  Except as set forth on Schedule 6.9, neither the Borrower nor any of its Subsidiaries has, by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement.

6.10. Accuracy of Information.  To the knowledge of the Borrower, the information, exhibits and reports furnished by or on behalf of the Borrower and any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, the representations and warranties of the Borrower and its Subsidiaries contained in the Loan Documents, and all certificates and documents delivered to the Agent and the Lenders pursuant to the terms thereof, taken as a whole, do not contain as of the date thereof any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

6.11. Securities Activities.  Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

6.12. Material Agreements.  Neither the Borrower nor any Subsidiary is a party to any Contractual Obligation which, as of the Closing Date or as of the date on which such Contractual Obligation was incurred individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any Subsidiary is subject to any charter or other corporate restriction which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries has received written notice that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such

Contractual Obligation, in each case, except where such default or defaults, if any, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

6.13. Compliance with Laws.  The Borrower and its Subsidiaries are in compliance with all Requirements of Law applicable to them and their respective businesses, in each case where the failure to so comply individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

6.14. Assets and Properties.  The Borrower and each of its Subsidiaries has good and marketable title to all of its assets and properties (tangible and intangible, real or personal) owned by it or a valid leasehold interest in all of its leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and property are free and clear of all Liens, except Liens permitted under Section 7.3(C).  Substantially all of the assets and properties owned by, leased to or used by the Borrower and/or each such Subsidiary of the Borrower are in adequate operating condition and repair, ordinary wear and tear excepted.  Neither this Agreement nor any other Loan Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Borrower or such Subsidiary in and to any of such assets in a manner that could reasonably be expected to have a Material Adverse Effect.

6.15. Statutory Indebtedness Restrictions.  Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby.

6.16. Insurance.  Schedule 6.16 to this Agreement accurately sets forth as of the Closing Date all insurance policies and programs currently in effect with respect to the respective properties and assets and business of the Borrower and its Subsidiaries, specifying, for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof, (vi) the annual premium with respect thereto, and (vii) any reserves relating to any self-insurance program that is in effect.  Such insurance policies and programs reflect coverage that is reasonably consistent with prudent industry practice.

6.17. Labor Matters.

As of the Closing Date, no attempt to organize the employees of the Borrower, and no labor disputes, strikes or walkouts affecting the operations of the Borrower or any of its Subsidiaries, is pending, or, to the Borrower’s knowledge, threatened, planned or contemplated which could reasonably be expected to have a Material Adverse Effect.

6.18. No Default or Unmatured Default.  No Default or Unmatured Default has occurred and is continuing.

6.19. Environmental Matters.

(A) Except as disclosed on Schedule 6.19 to this Agreement

(i) the operations of the Borrower and its Subsidiaries comply in all material respects with Environmental, Health or Safety Requirements of Law;

(ii) the Borrower and its Subsidiaries have all permits, licenses or other authorizations required under Environmental, Health or Safety Requirements of Law and are in material compliance with such permits;

(iii) neither the Borrower, any of its Subsidiaries nor any of their respective present property or operations, or, to the Borrower’s or any of its Subsidiaries’ knowledge, any of their respective past property or operations, are subject to or the subject of, any investigation known to the Borrower or any of its Subsidiaries, any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting:  (A) any material violation of Environmental, Health or Safety Requirements of Law; (B) any remedial action; or (C) any material claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment;

(iv) there is not now, nor to the Borrower’s or any of its Subsidiaries’ knowledge has there ever been, on or in the property of the Borrower or any of its Subsidiaries any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any PCBs used in hydraulic oils, electric transformers or other equipment, or any asbestos containing material; and

(v) to the knowledge of the Borrower or any of its Subsidiaries, neither the Borrower nor any of its Subsidiaries has any material Contingent Obligation in connection with any Release or threatened Release of a Contaminant into the environment.

(B) For purposes of this Section 6.19 “material” means any noncompliance or basis for liability which could reasonably be likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $5,000,000.

6.20. Solvency.  After giving effect to (i) the Loans to be made on the Closing Date or such other date as Loans requested hereunder are made, (ii) the other transactions contemplated by this Agreement and the other Loan Documents and (iii) the payment and accrual of all transaction costs with respect to the foregoing, the Borrower and its Subsidiaries taken as a whole are Solvent.

6.21. Representations and Warranties of each Alternate Currency Borrower.  Each Alternate Currency Borrower represents and warrants to the Lenders that:

(A) Organization and Corporate Powers.  Such Alternate Currency Borrower (i) is a company duly formed and validly existing and in good standing under the laws of the state or country of its organization (such jurisdiction being hereinafter referred to as the “Home Country”); (ii) has the requisite power and authority to own its property and assets and to carry on its business substantially as now conducted except where the failure to have such requisite authority would not have a material adverse effect on such Alternate Currency Borrower; and (iii) has the requisite power and authority and legal right to execute and deliver the Alternate Currency Addendum to which it is a party and each other Loan Document to which it is a party and the performance by it of its obligations thereunder have been duly authorized by proper corporate proceedings.

(B) Binding Effect.  The Alternate Currency Addendum and each other Loan Document executed by such Alternate Currency Borrower is the legal, valid and binding obligations of such Alternate Currency Borrower enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(C) No Conflict; Government Consent.  Neither the execution and delivery by such Alternate Currency Borrower of the Loan Documents to which it is a party, nor the consummation by it of the transactions therein contemplated to be consummated by it, nor compliance by such Alternate Currency Borrower with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Alternate Currency Borrower or any of its Subsidiaries or such Alternate Currency Borrower’s or any of its Subsidiaries’ memoranda or articles of association or the provisions of any indenture, instrument or agreement to which such Alternate Currency Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any lien in, of or on the property of such Alternate Currency Borrower or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement in any such case which violation, conflict, default, creation or imposition could reasonably be expected to have a material adverse effect on such Alternate Currency Borrower.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental agency is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

(D) Filing.  To ensure the enforceability or admissibility in evidence of this Agreement, the Alternate Currency Addendum to which such Alternate Currency Borrower is a party and each other Loan Document to which such Alternate Currency Borrower is a party in its Home Country, it is not necessary that this Agreement, such Alternate Currency Addendum, or any other Loan Document to which such Alternate Currency Borrower is a party or any other document be filed or recorded with any court or other authority in its Home Country or that any stamp or similar tax be paid to or in respect of this Agreement, such Alternate Currency Addendum or any other Loan Document of such Alternate Currency Borrower.  The qualification by any Lender or the Agent for admission to do business under the laws of such Alternate Currency Borrower’s Home Country does not constitute a condition to, and the failure to so qualify does not affect, the exercise by any Lender or the Agent of any right, privilege, or remedy afforded to any Lender or the Agent in connection with the Loan Documents to which such Alternate Currency Borrower is a party or the enforcement of any such right, privilege, or remedy against Alternate Currency Borrower.  The performance by any Lender or the Agent of any action required or permitted under the Loan Documents will not (i) violate any law or regulation of such Alternate Currency Borrower’s Home Country or any political subdivision thereof, (ii) result in any tax or other monetary liability to such party pursuant to the laws of such Alternate Currency Borrower’s Home Country or political subdivision or taxing authority thereof (provided that, should any such action result in any such tax or other monetary liability to the Lender or the Agent, the Borrower hereby agrees to indemnify such Lender or the Agent, as the case may be, against (x) any such tax or other monetary liability and (y) any increase in any tax or other monetary liability which results from such action by such Lender or the Agent and, to the extent the Borrower makes such indemnification, the incurrence of such liability by the Agent or any Lender will not constitute a Default) or (iii) violate any rule or regulation of any federation or organization or similar entity of which the such Alternate Currency Borrower’s Home Country is a member.

(E) No Immunity.  Neither such Alternate Currency Borrower nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process.  Such Alternate Currency Borrower’s execution and delivery of the Loan Documents to which it is a party constitute, and the exercise of its rights and performance of and compliance with its obligations under such Loan Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

(F) Application of Representations and Warranties.  It is understood and agreed by the parties hereto that the representations and warranties of each Alternate Currency Borrower in this Section 6.21 shall only be applicable to such Alternate Currency Borrower on and after the date of its execution of an Assumption Letter and any applicable Alternate Currency Addendum.

6.22. Representations and Warranties of each Subsidiary Borrower.  Each Subsidiary Borrower represents and warrants to the Lenders that:

(A) Organization and Corporate Powers.  Such Subsidiary Borrower (i) is a company duly formed and validly existing and in good standing under the laws of its Home Country; (ii) has the requisite power and authority to own its property and assets and to carry on its business substantially as now conducted except where the failure to have such requisite authority would not have a material adverse effect on such Subsidiary Borrower; and (iii) has the requisite power and authority and legal right to execute and deliver each Loan Document to which it is a party and the performance by it of its obligations thereunder have been duly authorized by proper corporate proceedings.

(B) Binding Effect.  Each Loan Document executed by such Subsidiary Borrower is the legal, valid and binding obligations of such Subsidiary Borrower enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(C) No Conflict; Government Consent.  Neither the execution and delivery by such Subsidiary Borrower of the Loan Documents to which it is a party, nor the consummation by it of the transactions therein contemplated to be consummated by it, nor compliance by such Subsidiary Borrower with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Subsidiary Borrower or any of its Subsidiaries or such Subsidiary Borrower’s or any of its Subsidiaries’ memoranda or articles of association or the provisions of any indenture, instrument or agreement to which such Subsidiary Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any lien in, of or on the property of such Subsidiary Borrower or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement in any such case which violation, conflict, default, creation or imposition could reasonably be expected to have a material adverse effect on such Subsidiary Borrower.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental agency is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

(D) Filing.  To ensure the enforceability or admissibility in evidence of this Agreement, each Loan Document to which such Subsidiary Borrower is a party in its Home Country, it is not necessary that this Agreement or any other Loan Document to which such Subsidiary Borrower is a party or any other document be filed or recorded with any court or other authority in its Home Country or that any stamp or similar tax be paid to or in respect of this Agreement or any other Loan Document of such Subsidiary Borrower.  The qualification by any Lender or the Agent for admission to do business under the laws of such Subsidiary Borrower’s Home Country does not constitute a condition to, and the failure to so qualify does not affect, the exercise by any Lender or the Agent of any right, privilege, or remedy afforded to any Lender or the Agent in connection with the Loan Documents to which such Subsidiary Borrower is a party or the enforcement of any such right, privilege, or remedy against such Subsidiary Borrower.  The performance by any Lender or the Agent of any action required or permitted under the Loan Documents will not (i) violate any law or regulation of such Subsidiary Borrower’s Home Country or any political subdivision thereof, (ii) result in any tax or other monetary liability to such party pursuant to the laws of such Subsidiary Borrower’s Home Country or political subdivision or taxing authority thereof (provided that, should any such action result in any such tax or other monetary liability to the Lender or the Agent, the Borrower hereby agrees to indemnify such Lender or the Agent, as the case may be, against (x) any such tax or other monetary liability and (y) any increase in any tax or other monetary liability which results from such action by such Lender or the Agent and, to the extent the Borrower makes such indemnification, the incurrence of such liability by the Agent or any Lender will not constitute a Default) or (iii) violate any rule or regulation of any federation or organization or similar entity of which the such Subsidiary Borrower’s Home Country is a member.

(E) No Immunity.  Neither such Subsidiary Borrower nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process.  Such Subsidiary Borrower’s execution and delivery of the Loan Documents to which it is a party constitute, and the exercise of its rights and performance of and compliance with its obligations under such Loan Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

(F) Application of Representations and Warranties.  It is understood and agreed by the parties hereto that the representations and warranties of each Subsidiary Borrower in this Section 6.22 shall only be applicable to such Subsidiary Borrower on and after the date of its execution of an Assumption Letter.

6.23. Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Holders of Secured Obligations, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Domestic Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Existing Liens, to the extent any such Permitted Existing Liens would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral.

ARTICLE  VII:  COVENANTS

The Borrower covenants and agrees that so long as any Revolving Loan Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than contingent indemnity obligations) and termination of all Letters of Credit, unless the Required Lenders shall otherwise give prior written consent:

7.1. Reporting.  The Borrower shall:

(A) Financial Reporting. Furnish to the Agent (with sufficient copies for each of the Lenders):

(i) Quarterly Reports.  As soon as practicable, and in any event within fifty (50) days after the end of the first three fiscal quarters, the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by the chief financial officer of the Borrower on behalf of the Borrower as fairly presenting in all material respects the consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with Agreement Accounting Principles, subject to normal year-end audit adjustments.

(ii) Annual Reports.  As soon as practicable, and in any event within ninety-five (95) days after the end of each fiscal year, (a) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year along with consolidating schedules in form and substance sufficient to calculate the financial covenants set forth in Section 7.4, and (b) an audit report on the items listed in clause (a) hereof (other than the consolidating schedules) of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with Agreement Accounting Principles and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.  The deliveries made pursuant to this clause (ii) shall be accompanied by (x) any management letter prepared by the above-referenced accountants, and (y) a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

(iii) Officer’s Certificate.  Together with each delivery of any financial statement (a) pursuant to clauses (i) and (ii) of this Section 7.1(A), an Officer’s Certificate of the Borrower, substantially in the form of Exhibit G attached hereto and made a part hereof, stating that (x) the representations and warranties of the Borrower contained in Article VI hereof shall have been true and correct in all material respects (unless such representation or warranty is made as of a specific date, in which case, such representation and warranty shall be true in all material respects as of such date) at all times during the period covered by such financial statements and as of the date of such Officer’s Certificate and (y) as of the date of such Officer’s Certificate no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (b) pursuant to clauses (i) and (ii) of this Section 7.1(A), a compliance certificate, substantially in the form of Exhibit H attached hereto and made a part hereof, signed by the Borrower’s chief financial officer, setting forth calculations for the period then ended for Section 2.5(B), if applicable, which demonstrate compliance, when applicable, with the provisions of Sections 7.3(A) through (G) and Section 7.4, and which calculate the Cash Flow Leverage Ratio for purposes of determining the then Applicable Floating Rate Margin, Applicable Eurocurrency Margin, Applicable L/C Fee Percentage and Applicable Commitment Fee Percentage.

(B) Notice of Default.  Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer or controller of the Borrower obtaining actual knowledge (i) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Agent has given any written notice to any Authorized Officer with respect to a claimed Default or Unmatured Default under this Agreement, or (ii) that any Person has given any written notice to any Authorized Officer of the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.1(E), the Borrower shall deliver to the Agent and the Lenders an Officer’s Certificate specifying (a) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (b) the notice given or action taken by such Person in connection therewith, and (c) what action the Borrower has taken, is taking and proposes to take with respect thereto.

(C) Lawsuits.  (i)  Promptly upon the Borrower obtaining actual knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration, by or before any Governmental Authority, against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries not previously disclosed pursuant to Section 6.7, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Borrower’s reasonable judgment, the Borrower or any of its Subsidiaries to liability in an amount aggregating $5,000,000 or more (exclusive of claims covered by insurance policies of the Borrower or any of its Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims and exclusive of claims covered by the indemnity of a financially responsible indemnitor in favor of the Borrower or any of its Subsidiaries unless the indemnitor has disclaimed or reserved the right to disclaim coverage thereof), give written notice thereof to the Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender and the Agent and its counsel to evaluate such matters; and (ii) in addition to the requirements set forth in clause (i) of this Section 7.1(C), upon request of the Agent or the Required Lenders, promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) above and provide such other information as may be reasonably available to it that would not jeopardize any attorney-client privilege by disclosure to the Lenders to enable each Lender and the Agent and its counsel to evaluate such matters.

(D) ERISA Notices.  Deliver or cause to be delivered to the Agent and the Lenders, at the Borrower’s expense, the following information and notices as soon as reasonably possible, and in any event:

(i) (a) within ten (10) Business Days after the Borrower obtains knowledge that a Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the Borrower has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto and (b) within ten (10) Business Days after any member of the Controlled Group obtains knowledge that a Termination Event has occurred which could reasonably be expected to subject the Borrower to liability in excess of $5,000,000, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

(ii) within ten (10) Business Days after the Borrower or any of its Subsidiaries obtains knowledge that a prohibited transaction (defined in Sections 406 of ERISA and Section 4975 of the Code) has occurred, a statement of the chief financial officer of the Borrower describing such transaction and the action which the Borrower or such Subsidiary has taken, is taking or proposes to take with respect thereto;

(iii) within ten (10) Business Days after the material increase in the benefits of any existing Benefit Plan or the establishment of any new Benefit Plan or the commencement of, or obligation to commence, material contributions to any Benefit Plan or Multiemployer Plan to which the Borrower or any member of the Controlled Group was not previously contributing, notification of such increase, establishment, commencement or obligation to commence and the amount of such contributions;

(iv) within ten (10) Business Days after the Borrower or any of its Subsidiaries receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code, copies of each such letter;

(v) within ten (10) Business Days after the establishment of any material foreign employee benefit plan (other than the establishment of a defined contribution plan under English law within one hundred eighty (180) days of the Closing Date) or the commencement of, or obligation to commence, material contributions to any foreign employee benefit plan to which the Borrower or any Subsidiary was not previously contributing, notification of such establishment, commencement or obligation to commence and the amount of such contributions;

(vi) within ten (10) Business Days after the filing thereof with the DOL, IRS or PBGC, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

(vii) within ten (10) Business Days after receipt by the Borrower or any member of the Controlled Group of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

(viii) within ten (10) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by the Borrower or a member of the Controlled Group with respect to such request;

(ix) within ten (10) Business Days after receipt by the Borrower or any member of the Controlled Group of the PBGC’s intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

(x) within ten (10) Business Days after receipt by the Borrower or any member of the Controlled Group of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;

(xi) within ten (10) Business Days after the Borrower or any member of the Controlled Group fails to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment, a notification of such failure; and

(xii) within ten (10) Business Days after the Borrower or any member of the Controlled Group knows or has reason to know that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

For purposes of this Section 7.1(D), the Borrower, any of its Subsidiaries and any member of the Controlled Group shall be deemed to know all facts known by the administrator of any Plan of which the Borrower or any member of the Controlled Group or such Subsidiary is the plan sponsor.  In addition, for purposes of this Section 7.1(D), “material” means any noncompliance or basis for liability which could reasonably be likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $5,000,000.

(E) Labor Matters.  Notify the Agent and the Lenders in writing, promptly upon an Authorized Officer of the Borrower learning of (i) any material labor dispute to which the Borrower or any of its Subsidiaries may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons’ plants and other facilities which could reasonably be expected to have a Material Adverse Effect and (ii) any Worker Adjustment and Retraining Notification Act liability incurred with respect to the closing of any plant or other facility of the Borrower or any of its Subsidiaries.

(F) Other Indebtedness.  Deliver to the Agent (i) a copy of each regular report, notice or communication regarding potential or actual defaults (including any accompanying officer’s certificate) delivered by or on behalf of the Borrower to the holders of funded Indebtedness with an aggregate outstanding principal amount in excess of $5,000,000 pursuant to the terms of the agreements governing such Indebtedness, such delivery to be made at the same time and by the same means as such notice of default is delivered to such holders, and (ii) a copy of each notice or other communication received by the Borrower from the from the holders of funded Indebtedness with an aggregate outstanding principal amount in excess of $5,000,000 regarding potential or actual defaults pursuant to the terms of such Indebtedness, such delivery to be made promptly after such notice or other communication is received by the Borrower.

(G) Other Reports.  Deliver or cause to be delivered to the Agent and the Lenders copies of (i) all financial statements, reports and notices, if any, sent or made available generally by the Borrower to its securities holders or filed with the Commission by the Borrower, and (ii) all notifications received from the Commission by the Borrower or its Subsidiaries pursuant to the Securities Exchange Act of 1934 and the rules promulgated thereunder.  Borrower shall include the Agent and the Lenders on its standard distribution lists for all press releases made available generally by the Borrower or any of the Borrower’s Subsidiaries to the public concerning material developments in the business of the Borrower or any such Subsidiary.

(H) Environmental Notices. As soon as possible and in any event within twenty (20) days after receipt by the Borrower, a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Borrower, any of its Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by the Borrower or any of its Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject the Borrower and each of its Subsidiaries to liability individually or in the aggregate in excess of $5,000,000.

(I) Other Information.  Promptly upon receiving a request therefor from the Agent, prepare and deliver to the Agent and the Lenders such other information with respect to the Borrower, any of its Subsidiaries, including, without limitation, schedules identifying any Asset Sale or

Financing (and the use of the Net Cash Proceeds thereof), as from time to time may be reasonably requested by the Agent.

7.2. Affirmative Covenants.

(A) Corporate Existence, Etc.  Except as permitted pursuant to Section 7.3(I), the Borrower shall, and shall cause each of its Subsidiaries to, at all times maintain its corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses.

(B) Corporate Powers; Conduct of Business.  The Borrower shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or could reasonably be expected to have a Material Adverse Effect.  The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, except that Miramar, to the extent it has assets with a value of $1,000 or less, may be dissolved.

(C) Compliance with Laws, Etc.  The Borrower shall, and shall cause its Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person, and (b) obtain as needed all permits necessary for its operations and maintain such permits in good standing unless failure to comply or obtain such permits could not reasonably be expected to have a Material Adverse Effect.

(D) Payment of Taxes and Claims; Tax Consolidation.  The Borrower shall pay, and cause each of its Subsidiaries to pay, (i) all material taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 7.3(C)) upon any of the Borrower’s or such Subsidiary’s property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (i) above or claims referred to in clause (ii) above (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with Agreement Accounting Principles shall have been made therefor.

(E) Insurance.  The Borrower shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect, the insurance policies and programs listed on Schedule 6.16 to this Agreement or substantially similar policies and programs or other policies and programs as reflect coverage that is reasonably consistent with prudent industry practice for companies operating in the same or similar locations.  The Borrowers shall deliver to the Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Borrowers’ tangible real and personal property and assets and business interruption insurance policies naming the Agent loss payee, and (y) to all general liability and other liability policies naming the Agent an additional insured.  In the event the Borrower or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent reasonably deems advisable.  All sums so disbursed by the Agent shall constitute part of the Obligations, payable as provided in this Agreement.

(F) Inspection of Property; Books and Records; Discussions.  The Borrower shall permit and cause each of the Borrower’s Subsidiaries to permit, any authorized representative(s) designated by either the Agent or any Lender to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested.  The Borrower shall keep and maintain, and cause each of the Borrower’s Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities.  If a Default has occurred and is continuing, the Borrower, upon the Agent’s request, shall provide copies of such records to the Agent or its representatives.  The Borrower acknowledges that either Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Borrower and its Subsidiaries’ assets for internal use by the Agents and the Lenders.  At any time after the occurrence and during the continuation of a Default, that the Agent requests, the Borrower and the Subsidiaries will provide, at the sole expense of the Borrower, such Agent with appraisals or updates thereof of their inventory and other assets from an appraiser selected and engaged by such Agent, and prepared on a basis satisfactory to such Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations.

(G) ERISA Compliance.  The Borrower shall, and shall cause each of the Borrower’s Subsidiaries to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans.

(H) Maintenance of Property.  The Borrower shall (i) cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times and (ii) with respect to such property, maintain, or cause to be maintained, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, however, that nothing in this Section 7.2(H) shall prevent the Borrower from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Agent or the Lenders.  The Borrower will furnish to the Collateral Agent, upon request of the Collateral Agent, information in reasonable detail as to the insurance so maintained.  The Borrower shall deliver to the Collateral Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Domestic Loan Parties’ tangible personal property and assets and business interruption insurance policies naming the Collateral Agent as lender loss payee, and (y) to all general liability and other liability policies naming the Collateral Agent an additional insured.  In the event any Domestic Loan Party at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Collateral Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Collateral Agent deems advisable.  All sums so disbursed by the Collateral Agent shall constitute part of the Obligations, payable as provided in this Agreement.  The Borrower will furnish to the Agents and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

(I) Environmental Compliance.  The Borrower and its Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance will not have or is not reasonably likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $5,000,000.

(J) Use of Proceeds.  The Borrower shall use the proceeds of the Revolving Loans to (a) refinance the indebtedness under the Existing Credit Agreement and (b) provide funds for the additional working capital needs and other general corporate purposes of the Borrower and its Subsidiaries.  The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any Margin Stock or to make any Acquisition, other than a Permitted Acquisition pursuant to Section 7.3(G).

(K) Subsidiary Guarantees.  The Borrower will as promptly as possible but in any event within twenty (20) days after any Person becomes a Subsidiary or any Subsidiary qualifies independently as, or is designated by the Borrower as, a Subsidiary Guarantor (pursuant to the definition of “Subsidiary Guarantor”), the Borrower shall deliver to the Agent a duly executed Guaranty or a supplement to an existing Guaranty pursuant to which such Subsidiary agrees to be bound by the terms and provisions of a Guaranty, such supplement to be accompanied by appropriate corporate resolutions and legal opinions in form and substance reasonably satisfactory to the Agent.

(L) Foreign Pledge Agreements.  If any Foreign Incorporated Subsidiary is (a) a First Tier Foreign Subsidiary, (b) an Affected Foreign Subsidiary, (c) a Material Foreign Subsidiary and (d) organized under the laws of any European nation or any state or other principality or subdivision thereof, the Borrower shall or shall cause the applicable parent Domestic Incorporated Subsidiary as promptly as possible (but in any event within (i) in the case of such Foreign Incorporated Subsidiaries which are in existence on the Closing Date, as promptly as possible (but in any event within sixty (60) days after the Closing Date (or by such later date as the Agent may agree to in its sole discretion)) and (ii) in the case of such Foreign Incorporated Subsidiaries which are created or acquired after the Closing Date, as promptly as possible (but in any event within sixty (60) days following the creation or acquisition thereof (or by such later date as the Agent may agree to in its sole discretion))) to (A) execute (1) a Foreign Pledge Agreement and (2) such other Collateral Documents deemed necessary or desirable in the Agent’s sole discretion with respect to 65% of the Capital Stock of such Foreign Incorporated Subsidiary, and (B) deliver and cause each such parent Domestic Incorporated Subsidiary to deliver such corporate resolutions, opinions of counsel, stock certificates, stock powers and such other documentation as the Agent or its counsel may reasonably request, all in form and substance reasonably satisfactory to the Agent and its counsel to effectuate such pledge.  Notwithstanding the foregoing, no Foreign Pledge Agreement in respect of a Foreign Incorporated

Subsidiary shall be required hereunder to the extent such Foreign Pledge Agreement is prohibited by applicable law or the Agent or its counsel reasonably determines that the pledge of such Foreign Incorporated Subsidiary’s Capital Stock would not provide material credit support for the benefit of the Holders of Obligations.

(M) Security Agreement; Additional Collateral; Further Assurances.

(i) The Borrower will cause, and will cause each other Domestic Incorporated Subsidiary to cause, all of its owned personal property (whether tangible, intangible, or mixed) to be subject at all times to first priority, perfected Liens in favor of the Collateral Agent for the benefit of the Holders of Secured Obligations to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 7.3(C).  Without limiting the generality of the foregoing, the Borrower (i) will cause the issued and outstanding Capital Stock of each Domestic Incorporated Subsidiary directly owned by the Borrower or any other Domestic Incorporated Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents.

(ii) Without limiting the foregoing, the Borrower will, and will cause each Domestic Incorporated Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions, which may be required by law or which the Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Borrower.

(iii) If any personal property is acquired by a Domestic Loan Party after the Closing Date (other than assets constituting Collateral under a Collateral Document that automatically become subject to the Lien under such Collateral Document upon acquisition thereof), the Borrower will notify the Collateral Agent thereof, and, if requested by the Collateral Agent, the Borrower will cause such personal property to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Domestic Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (iii) of this Section, all at the expense of the Borrower.

7.3. Negative Covenants.

(A) Indebtedness.  Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i) the Obligations;

(ii) Permitted Existing Indebtedness and Permitted Refinancing Indebtedness;

(iii) Indebtedness in respect of obligations secured by Customary Permitted Liens;

(iv) Indebtedness constituting Contingent Obligations permitted by Section 7.3(E);

(v) Indebtedness arising from intercompany loans and advances (a) from any Subsidiary to the Borrower or any wholly-owned Subsidiary or (b) from the Borrower to any wholly-owned Domestic Incorporated Subsidiary or (c) from the Borrower to any wholly-owned Foreign Incorporated Subsidiary; provided, that if the Borrower is the obligor on such Indebtedness, such Indebtedness shall be expressly subordinate to the payment in full in cash of the Obligations; provided, further, that the aggregate of all Foreign Subsidiary Investments does not exceed the Permitted Foreign Subsidiary Investment Amount at any time;

(vi) Indebtedness in respect of Hedging Obligations permitted under Section 7.3(P);

(vii) secured or unsecured purchase money Indebtedness (including Capitalized Leases) incurred by the Borrower or any of its Subsidiaries after the Closing Date to finance the acquisition of fixed assets or in conjunction with a Permitted Acquisition, if (1) at the time of such incurrence, no Default or Unmatured default has occurred and is continuing or would result from such incurrence, (2) such Indebtedness has a scheduled maturity and is not due on demand, (3) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable fixed assets on the date acquired, (4) such Indebtedness does not exceed $30,000,000  in the aggregate outstanding at any time, and (5) any Lien securing such Indebtedness is permitted under Section 7.3(C) (such Indebtedness being referred to herein as “Permitted Purchase Money Indebtedness”);

(viii) Indebtedness with respect to surety, appeal and performance bonds obtained by the Borrower or any of its Subsidiaries in the ordinary course of business;

(ix) Indebtedness incurred by the Borrower to the seller in any Permitted Acquisition as part of the consideration therefor, provided that such Indebtedness is unsecured and, if in excess of $15,000,000 in the aggregate, is subordinated to the Obligations, on terms reasonably acceptable to the Agent;

(x) Indebtedness incurred by the Borrower pursuant to the Permitted Private Placement; and

(xi) additional unsecured Indebtedness in an aggregate amount at any time outstanding not exceeding $25,000,000.

(B) Sales of Assets.  Neither the Borrower nor any of its Subsidiaries shall consummate any Asset Sale, except:

(i) licenses or sublicenses by the Borrower or its Subsidiaries of software, customer lists, trademarks, service marks, patents, trade names and copyrights and other intellectual property in the ordinary course of business; provided, that such licenses or sublicenses shall not interfere with the business of the Borrower or any such Subsidiary;

(ii) transfers of assets between the Borrower and any wholly-owned Subsidiary of the Borrower or between wholly-owned Subsidiaries of the Borrower not otherwise prohibited by this Agreement; provided, that the aggregate of all Foreign Subsidiary Investments does not exceed the Permitted Foreign Subsidiary Investment Amount at any time; and

(iii) sales, assignments, transfers, leases, conveyances or other dispositions of other assets if such transaction (a) is for not less than fair market value (as determined in good faith by the Borrower’s board of directors), and (b) when combined with all such other transactions (each such transaction being valued at book value) (i) during the immediately preceding twelve-month period, represents the disposition of not greater than fifteen percent (15%) of the Borrower’s Consolidated Tangible Assets at the end of the fiscal year immediately preceding that in which such transaction is proposed to be entered into, and (ii) during the period from the Closing Date to the date of such proposed transaction, represents the disposition of not greater than twenty-five percent (25%) of the Borrower’s Consolidated Tangible Assets at the end of the fiscal year immediately preceding that in which such transaction is proposed to be entered into; and

(iv) sales in connection with the reorganization, restructuring and rationalization of the Borrower and its Subsidiaries; provided, that the non-recurring expenses arising from such reorganization, restructuring and rationalization which are charged to operating expenses are charged during the first three (3) fiscal years following any Permitted Acquisition and do not exceed $5,000,000, on a pre-tax basis, with respect to any Permitted Acquisition, or $10,000,000, on a pre-tax basis, in the aggregate.

(C) Liens.  Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

(i) Liens created by the Loan Documents, or otherwise securing the Secured Obligations, in accordance with the terms of the Intercreditor Agreement;

(ii) Permitted Existing Liens;

(iii) Customary Permitted Liens; and

(iv) purchase money Liens (including the interest of a lessor under a Capitalized Lease and Liens to which any property is subject at the time of the Borrower’s acquisition thereof) securing Permitted Purchase Money Indebtedness; provided that such Liens shall not apply to any property of the Borrower or its Subsidiaries other than that purchased or subject to such Capitalized Lease.

(v) Liens with respect to property acquired by the Borrower or any of its Subsidiaries after the Closing Date (and not created in contemplation of such acquisition) pursuant to a Permitted Acquisition; provided, that such Liens shall extend only to the property so acquired; and

(vi) other Liens securing Indebtedness not to exceed $5,000,000 in the aggregate.

In addition, neither the Borrower nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Agent for the benefit of itself and the Holders of Obligations, as collateral for the Obligations; provided that any agreement, note, indenture or other instrument in connection with Permitted Purchase Money Indebtedness (including Capitalized Leases) may prohibit the creation of a Lien in favor of the Agent for the benefit of itself and the Holders of Obligations on the items of property obtained with the proceeds of such Permitted Purchase Money Indebtedness.

Notwithstanding the foregoing, other than Liens created under the Collateral Documents, the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on the real property of the Borrower and any Subsidiary.

(D) Investments.  Except to the extent permitted pursuant to paragraph (G) below, neither the Borrower nor any of its Subsidiaries shall directly or indirectly make or own any Investment except:

(i) Investments in cash and Cash Equivalents;

(ii) Permitted Existing Investments in an amount not greater than the amount thereof on the Closing Date;

(iii) Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iv) Investments consisting of deposit accounts maintained by the Borrower;

(v) Investments consisting of non-cash consideration from a sale, assignment, transfer, lease, conveyance or other disposition of property permitted by Section 7.3(B);

(vi) Investments consisting of (a) intercompany loans from any Subsidiary of the Borrower to the Borrower or any other Subsidiary permitted by Section 7.3(A)(v) and (b) intercompany loans from the Borrower to its Subsidiaries; provided, that the aggregate of all Foreign Subsidiary Investments shall not exceed the Permitted Foreign Subsidiary Investment Amount;

(vii) Investments constituting Permitted Acquisitions;

(viii) Investments constituting Indebtedness permitted by Section 7.3(A) or Contingent Obligations permitted by Section 7.3(E) or Restricted Payments permitted by Section 7.3(F) or Capital Expenditures permitted by Section 7.4(D);

(ix) Investments consisting of loans or advances made by any party to the Loan Documents to employees and officers of the Borrower or any of the Borrower’s wholly-owned Domestic Incorporated Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate principal amount outstanding at any one time not to exceed $2,000,000;

(x) Investments consisting of any right of the Borrower or its wholly-owned Domestic Incorporated Subsidiaries to payment for goods sold or for services rendered, whether or not it has been earned by performance; and

(xi) Investments in addition to those referred to elsewhere in this Section 7.3(D) in an amount not to exceed $15,000,000 in the aggregate at any time outstanding;

provided, however, that the Investments described in clause (vii) above shall not be permitted to be made at a time when either a Default or an Unmatured Default which is not in the process of being cured shall have occurred and be continuing or would result therefrom.

(E) Contingent Obligations.  Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create or become or be liable with respect to any Contingent Obligation, except: (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business; (ii) Permitted Existing Contingent Obligations; (iii) obligations, warranties, guaranties and indemnities, not relating to Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business and not for the benefit of or in favor of an Affiliate of the Borrower or such Subsidiary; (iv) Contingent Obligations with respect to surety, appeal and performance bonds obtained by the Borrower or any Subsidiary in the ordinary course of business, (v) Contingent Obligations of the Subsidiaries of the Borrower under the Guaranty to which they are a party, (vi) obligations arising under or related to the Loan Documents, and (vii) Contingent Obligations in respect to earn-outs or other similar forms of contingent purchase price payable in respect of Permitted Acquisitions, (viii) Contingent Obligations in respect of representations and warranties customarily given in respect of Asset Sales otherwise permitted hereunder and (ix) Contingent Obligations consisting of guaranties by Subsidiary Guarantors of Indebtedness of the Borrower, which Indebtedness when incurred by the Borrower did not result in a violation of Section 7.3(A).

(F) Restricted Payments.  The Borrower shall not declare or make any Restricted Payment, except Restricted Payments in an amount not to exceed $5,000,000 in the aggregate during any fiscal year of the Borrower and except Restricted Payments by a Subsidiary to the Borrower or another Subsidiary; provided, however, that in no event shall any Restricted Payments (other than Restricted Payments to Borrower) be declared or made if either a Default or an Unmatured Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

(G) Conduct of Business; Subsidiaries; Acquisitions.  Neither the Borrower nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by the Borrower on the date hereof and any business or activities which are substantially similar, related or incidental thereto or logical extensions thereof.  The Borrower shall not create, acquire or capitalize any Subsidiary after the date hereof unless (i) no Default or Unmatured Default which is not being cured shall have occurred and be continuing or would result therefor; (ii) after such creation, acquisition or capitalization, all of the representations and warranties contained herein shall be true and correct in all material respects (unless such representation and warranty is made as of a specific date, in which case, such representation or warranty shall be true in all material respects as of such date); and (iii) after such creation, acquisition or capitalization the Borrower shall be in compliance with the terms of Section 7.2(K) and 7.2(L).  The Borrower shall not make any Acquisitions, other than Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a “Permitted Acquisition”):

(i) no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith;

(ii) after giving effect to such transaction, the aggregate of all Foreign Subsidiary Investments would not exceed the Permitted Foreign Subsidiary Investment Amount;

(iii) in the case of an Acquisition of Equity Interests of an entity, the Acquisition shall be of at least fifty-one percent (51%) of the Equity Interests of such entity, and such acquired entity shall be (x) merged with and into the Borrower immediately following such Acquisition, with the Borrower being the surviving corporation following such merger or (y) the results of operations of such entity shall be reported on a consolidated basis with the Borrower and its consolidated Subsidiaries;

(iv) the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis;

(v) the Borrower shall deliver to the Agent and the Lenders a certificate from one of the Authorized Officers, demonstrating to the satisfaction of the Agent that after giving effect to such Acquisition and the incurrence of any Indebtedness permitted by Section 7.3(A) in connection therewith, on a pro forma basis using historical audited or reviewed unaudited financial statements obtained from the seller(s) in respect of each such Acquisition as if the Acquisition and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Borrower’s most recently completed fiscal quarter, the Borrower would have been in compliance with the financial covenants in Section 7.4 and not otherwise in Default;

(vi) the purchase price for the Acquisition (including the incurrence or assumption of any Indebtedness in connection therewith) shall not, when aggregated with the purchase price and such Indebtedness for all other Acquisitions during any rolling period of twelve consecutive months, exceed without the prior written consent of the Required Lenders the Maximum Acquisition Amount; and

(vii) the businesses being acquired shall be substantially similar, related or incidental to, or a logical extension of, the businesses or activities engaged in by the Borrower on the Closing Date.

(H) Transactions with Shareholders and Affiliates.  Neither the Borrower nor any of its Subsidiaries shall directly or indirectly (i) enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of any of the Equity Interests of the Borrower, or with any Affiliate of the Borrower which is not its Subsidiary, on terms that are less favorable to the Borrower or any of its Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such a holder or Affiliate, except for Restricted Payments permitted by Section 7.3(F) and Investments permitted by Section 7.3(D) or (ii) enter into or permit to exist any such non-arm’s length transaction between either the Borrower or any Domestic Incorporated Subsidiary, on the one hand, and any Foreign Incorporated Subsidiary, on the other hand, if as a result thereof the aggregate of all Foreign Subsidiary Investments would at any time exceed the Permitted Foreign Subsidiary Investment Amount.  Agent and Lenders acknowledge and consent to the transactions between the Borrower and its Affiliates described in the Borrower’s public filings as of the date hereof.

(I) Restriction on Fundamental Changes.  Neither the Borrower nor any of its Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Borrower’s consolidated business or property, whether now or hereafter acquired, except (i) transactions permitted under Sections 7.3(B), 7.3(D) or 7.3(G) and, (ii) a Subsidiary of the Borrower may be merged into or consolidated with the Borrower (in which case the Borrower shall be the surviving corporation) or any wholly-owned Subsidiary of the Borrower, and (iii) any liquidation of any Subsidiary of the Borrower into the Borrower or another Subsidiary of the Borrower, as applicable.

(J) Sales and Leasebacks.  Neither the Borrower nor any of its Subsidiaries shall become liable, directly, by assumption or by Contingent Obligation, with respect to any lease, whether an operating lease or a Capitalized Lease, of any property (whether real or personal or mixed), (i) which it or one of its Subsidiaries sold or transferred or is to sell or transfer to any other Person, or (ii) which it or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by it or one of its Subsidiaries to any other Person in connection with such lease, unless in either case the sale involved is not prohibited under Section 7.3(B) and the lease involved is not prohibited under Section 7.3(A) and any related Investment is not prohibited under Section 7.3(D).

(K) Margin Regulations.  Neither the Borrower nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

(L) ERISA.

(a) The Borrower shall not

(i) engage, or permit any of its Subsidiaries to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

(ii) permit to exist any material accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code), with respect to any Benefit Plan, whether or not waived;

(iii) fail, or permit any Controlled Group member to fail, to pay timely required material contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(iv) terminate, or permit any Controlled Group member to terminate, any Benefit Plan which would result in any material liability of the Borrower or any Controlled Group member under Title IV of ERISA;

(v) fail to make any material contribution or payment to any Multiemployer Plan which the Borrower or any Controlled Group member may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

(vi) fail, or permit any Controlled Group member to fail, to pay any required material installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; or

(vii) amend, or permit any Controlled Group member to amend, a Plan resulting in a material increase in current liability for the plan year such that the Borrower or any Controlled Group member is required to provide security to such Plan under Section 401(a)(29) of the Code.

(b)  For purposes of this Section 7.3(L), “material” means any noncompliance or basis for liability which could reasonably be likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $5,000,000.

(M) Corporate Documents.  Neither the Borrower nor any of its Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective constituent documents as in effect on the date hereof in any manner materially adverse to the interests of the Lenders, without the prior written consent of the Required Lenders, except in connection with a Permitted Acquisition.

(N) Fiscal Year.  Neither the Borrower nor any of its consolidated Subsidiaries shall change its fiscal year for accounting or tax purposes from a period consisting of the 12-month period ending on the last day of December of each year, except as required by Agreement Accounting Principles (including fiscal year end changes required as a result of the Transactions) or by law and disclosed to the Lenders and the Agent.

(O) Subsidiary Covenants.  The Borrower will not, and will not permit any Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on its stock, or make any other Restricted Payment, pay any Indebtedness or other Obligation owed to the Borrower or any other Subsidiary, make loans or advances or other Investments in the Borrower or any other Subsidiary, or sell, transfer or otherwise convey any of its property to the Borrower or any other Subsidiary.

(P) Hedging Obligations.  The Borrower shall not and shall not permit any of its Subsidiaries to enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements evidencing Hedging Obligations, other than interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements entered into by the Borrower or any Subsidiary pursuant to which the Borrower or any Subsidiary has hedged its actual interest rate, foreign currency or commodity exposure.  Such permitted hedging agreements entered into by the Borrower or any Subsidiary and any Lender or any affiliate of any Lender are sometimes referred to herein as “Hedging Agreements.”

(Q) Issuance of Disqualified Stock.  From and after the Closing Date, neither the Borrower, nor any of its Subsidiaries shall issue any Disqualified Stock.  All issued and outstanding Disqualified Stock shall be treated as Indebtedness for all purposes of this Agreement (and as funded Indebtedness for purposes of Section 7.1(F)), and the amount of such deemed Indebtedness shall be the aggregate amount of the liquidation preference of such Disqualified Stock.

7.4. Financial Covenants.  The Borrower shall comply with the following:

(A) Minimum Fixed Charge Coverage Ratio.  The Borrower and its consolidated Subsidiaries shall maintain a ratio (“Fixed Charge Coverage Ratio”) of:

(i) EBITDA during such period, to

(ii) the sum of the amounts, without duplication, of (a) Interest Expense during such period (net of interest income) plus (b) scheduled principal payments of Indebtedness not incurred under a revolving credit facility excluding, however, principal payments of the PIK Notes and principal payments of Withdrawal Liability plus (or minus with respect to tax benefits) (c) Borrower’s income tax provision calculated in accordance with US GAAP for such period plus (d) scheduled principal payments of Capitalized Lease Obligations during such period, which shall not be less than the applicable ratio set forth below for each corresponding four (4) fiscal quarter period beginning with the four (4) fiscal quarter period ending with the end of the applicable fiscal quarter of the Borrower set forth below.  As used herein, “Withdrawal Liability” means any amounts owing by the Borrower to the Graphic Communications Union (“GCU”) or a trust or fund or Plan administered by GCU as a result of the Borrower terminating its participation in a Supplemental Retirement and Disability Fund for the Borrower’s employees at its facility in Minneapolis, Minnesota, as described in Note 16 to the financial statements contained in the Borrower’s Form 10-K for the fiscal year ending December 31, 2008.  In each case, the Fixed Charge Coverage Ratio shall be determined as of the last day of each fiscal quarter for the four (4) fiscal quarter period ending on such day (the “Last Twelve-Month Period”), provided, that the Fixed Charge Coverage Ratio shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisition, broken down by fiscal quarter as if such Permitted Acquisition (including the uses and applications of proceeds in respect thereof and the Indebtedness incurred in conjunction therewith) had occurred on the first day of the Last Twelve-Month Period (the “Measurement Period”) (excluding cost savings), provided such pro forma statements shall be substantiated by supporting information reasonably acceptable to the Agent.  Interest Expense shall be calculated for the purpose of clause (ii) by excluding the effect of amortization of deferred financing fees, to the extent it is an Interest Expense.

Last Twelve-Month Period Ending	Minimum Fixed Charge Coverage Ratio
March 31, 2010	1.20 to 1.00
June 30, 2010	1.20 to 1.00
September 30, 2010	1.20 to 1.00
December 31, 2010	1.20 to 1.00
March 31, 2011	1.20 to 1.00
June 30, 2011	1.20 to 1.00
September 30, 2011	1.20 to 1.00
December 31, 2011 and each fiscal quarter thereafter	1.25 to 1.00

(B) Maximum Cash Flow Leverage Ratio.  The Borrower and its consolidated Subsidiaries shall not permit the ratio (the “Cash Flow Leverage Ratio”) of (i) Total Funded Indebtedness (excluding the PIK Notes) to (ii) EBITDA to be greater than the applicable ratio set forth below for each corresponding four (4) fiscal quarter period ending with the end of the applicable fiscal quarter of the Borrower set forth below.  The Cash Flow Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter based upon (a) for Indebtedness, Indebtedness as of the last day of each such fiscal quarter; and (b) for EBITDA, the actual amount for Last Twelve-Month Period, provided, that the Cash Flow Leverage Ratio shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisition, broken down by fiscal quarter in the Borrower’s reasonable judgment as if such Permitted Acquisition (including the uses and applications of proceeds in respect thereof and the Indebtedness incurred in conjunction therewith) had occurred on the first day of the Measurement Period (excluding cost savings), provided such pro forma statements shall be substantiated by supporting information reasonably acceptable to the Agent.

Last Twelve-Month Period Ending	Maximum Cash Flow Leverage Ratio
March 31, 2010	2.75 to 1.00
June 30, 2010	2.75 to 1.00
September 30, 2010	2.75 to 1.00
December 31, 2010	2.75 to 1.00
March 31, 2011	2.75 to 1.00
June 30, 2011	2.75 to 1.00
September 30, 2011	2.75 to 1.00
December 31, 2011 and each fiscal quarter thereafter	2.50 to 1.00

(C) Minimum Consolidated Net Worth. The Borrower shall not permit its Consolidated Net Worth at any time to be less than the sum of (a) $181,504,000 plus (b) fifty percent (50%) of Net Income (if positive) calculated separately for each fiscal quarter commencing with the fiscal quarter ending on December 31, 2009, plus (c) one hundred percent (100%) of the net cash proceeds resulting from the issuance by the Borrower of any Capital Stock other than shares of Capital Stock issued pursuant to employee stock option or ownership plans commencing with the fiscal quarter ending on December 31, 2009; provided, that, to the extent that the Borrower takes a write-down of goodwill or other assets, if recognized in connection with the sale of the Schawk LA or Cactus divisions of the Borrower and related losses, in any fiscal year of the Borrower, an aggregate amount of up to $25,000,000 of such write-down and losses shall be deducted from the Consolidated Net Worth that would otherwise be required to be maintained pursuant to the terms of this Section 7.4(C).

(D) Maximum Capital Expenditures.  The Borrower will not, nor will it permit any Subsidiary to, expend, or be committed to expend, in excess of (i) an aggregate of $18,500,000 for Capital Expenditures of the Borrower and its Subsidiaries during any fiscal year of the Borrower and (ii) an aggregate of $40,000,000 for Capital Expenditures of the Borrower and its Subsidiaries during the period from the Closing Date to the Revolving Loan Termination Date.

(E) Amendments to Note Documents.  If the Borrower or any Subsidiary enters into any amendment, restatement, supplement, waiver or modification to any Note Document (or any document related to any extension, refinancing, refunding or renewal thereof) that amends, restates, supplements or modifies any of the covenants, events of default or related definitions used in such Note Document (or any document related to any extension, refinancing, refunding or renewal thereof) in a manner that causes such covenants, events of default or related definitions which are more restrictive than, or in addition to (the “More Restrictive Provisions”), the covenants, events of default or related definitions contained in this Agreement, then (a) the Borrower will give the Agent prior written notice thereof, (b) this Agreement shall be deemed to be automatically amended to add the More Restrictive Provisions hereto and otherwise afford the Lenders with the benefit thereof without any action by the Borrower or any Lender and (c) the Borrower, upon the request of the Agent, shall (i) enter into an amendment to this Agreement, in form and substance satisfactory to the Agent, to evidence the addition of such More Restrictive Provisions to this Agreement for the benefit of the Lenders and (ii) agree to satisfy any conditions precedent to the effectiveness of such amendment.

ARTICLE  VIII:  DEFAULTS

8.1. Defaults.  Each of the following occurrences shall constitute a Default under this Agreement:

(A) Failure to Make Payments When Due.  The Borrower or any Alternate Currency Borrower or any Subsidiary Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to the Loans or (ii) shall fail to pay within five (5) Business Days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

(B) Breach of Certain Covenants.  The Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on the Borrower under:

(i) Sections 7.1, 7.2, 7.3(C), 7.3(E), 7.3(L) or 7.3(O) and such failure shall continue unremedied for fifteen (15) Business Days, or if such failure is not capable of being cured within such fifteen (15) day period, forty-five (45) days if the Borrower at all times during such forty-five (45) day period is promptly and diligently attempting to effect such cure; or

(ii) Sections 7.3 (other than Sections 7.3(C), 7.3(E), 7.3(L) and 7.3(O)) or 7.4.

(C) Breach of Representation or Warranty.  Any representation or warranty made or deemed made by the Borrower to the Agent or any Lender herein or by any Borrower or any of its Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

(D) Other Defaults.  Any Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by paragraphs (A) or (B) of this Section 8.1), or the Borrower or any Alternate Currency Borrower or any of their Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue for thirty (30) days after the occurrence thereof.

(E) Default as to Other Indebtedness.  The Borrower or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than Indebtedness hereunder, but including, without limitation, Disqualified Stock), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $5,000,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness having such aggregate outstanding principal amount, beyond any period of grace, if any, provided with respect thereto, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Borrower offer to purchase such Indebtedness or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

(F) Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i) An involuntary case shall be commenced against the Borrower or any of the Borrower’s Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of the Borrower’s Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

(ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of the Borrower’s Subsidiaries or over all or a substantial part of the property of the Borrower or any of the Borrower’s Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Borrower or any of the Borrower’s Subsidiaries or of all or a substantial part of the property of the Borrower or any of the Borrower’s Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower or any of the Borrower’s Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

(G) Voluntary Bankruptcy; Appointment of Receiver, Etc.  The Borrower or any of the Borrower’s Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors or (v) take any corporate action to authorize any of the foregoing.

(H) Judgments and Attachments.  Any money judgment(s) (other than a money judgment covered by insurance as to which the applicable insurance company has not disclaimed or reserved the right to disclaim coverage), writ or warrant of attachment, or similar process against the Borrower or any of its Subsidiaries or any of their respective assets involving in any single case or in the aggregate an amount in excess of $5,000,000 is or are entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than fifteen (15) days prior to the date of any proposed sale thereunder.

(I) Dissolution.  Any order, judgment or decree shall be entered against the Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or the Borrower shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

(J) Loan Documents.  At any time, for any reason, (i) any Loan Document as a whole that materially affects the ability of the Agent, or any of the Lenders to enforce the Obligations (a) ceases to be in full force and effect or (b) the Borrower or any of the Borrower’s Subsidiaries party thereto seeks to repudiate its obligations thereunder or (ii) any Lien in favor of the Collateral Agent under the Loan Documents (a) ceases to be in full force and effect, or (b) does not have the priority contemplated by applicable Loan Document.

(K) Termination Event.  Any Termination Event occurs which the Required Lenders believe is reasonably likely to subject the Borrower to liability in excess of $5,000,000.

(L) Waiver of Minimum Funding Standard.  If the plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and any Lender believes the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either the Borrower or any Controlled Group member to liability in excess of $5,000,000.

(M) Change of Control.  A Change of Control shall occur.

(N) Hedging Agreements.  Nonpayment by the Borrower or any Subsidiary of any obligation in excess of $2,500,000 under any Hedging Agreement which remains unpaid for sixty (60) days or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any such Hedging Agreement.

(O) Environmental Matters.  The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to (i) the Release by the Borrower or any of its Subsidiaries of any Contaminant into the environment, (ii) the liability of the Borrower or any of its Subsidiaries arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental, Health or Safety Requirements of Law which by the Borrower or any of its Subsidiaries, which, in any case, has or is reasonably likely to subject the Borrower to liability in excess of $5,000,000.

(P) Guarantor Revocation.  Any guarantor of the Obligations shall terminate or revoke any of its obligations under the applicable Guaranty or breach any of the material terms of such Guaranty other than in connection with the dissolution of Miramar if, at the time of such dissolution, Miramar has assets of $1,000 or less.

(Q) Collateral Documents.  Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document.

A Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 9.3.  Upon the occurrence and during the continuance of a Default, the Collateral Agent may, in accordance with the terms of the Intercreditor Agreement, exercise any rights and remedies provided to the Collateral Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE  IX:   ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES

9.1. Termination of Revolving Loan Commitments; Acceleration.  If any Default described in Section 8.1(F) or 8.1(G) occurs with respect to any Borrower, the obligations of the Lenders to make Loans (including, without limitation, Alternate Currency Loans) hereunder and the obligation of any Issuing Banks to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any

Lender.  If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans (including, without limitation, Alternate Currency Loans) hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower expressly waives.

9.2. Defaulting Lender.  In the event that any Lender fails to fund its Pro Rata Share of any Advance requested or deemed requested by any Borrower, which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Advance being hereinafter referred to as a “Non Pro Rata Loan”), until the earlier of such Lender’s cure of such failure and the termination of the Revolving Loan Commitments, the proceeds of all amounts thereafter repaid to the Agent by such Borrower and otherwise required to be applied to such Lender’s share of all other Obligations pursuant to the terms of this Agreement shall be advanced to such Borrower by the Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations.  Notwithstanding anything in this Agreement to the contrary:

(i) the foregoing provisions of this Section 9.2 shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 2.10;

(ii) any such Lender shall be deemed to have cured its failure to fund its Pro Rata Share, of any Advance at such time as an amount equal to such Lender’s original Pro Rata Share of the requested principal portion of such Advance is fully funded to the applicable Borrower, whether made by such Lender itself or by operation of the terms of this Section 9.2, and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

(iii) amounts advanced to the applicable Borrower to cure, in full or in part, any such Lender’s failure to fund its Pro Rata Share of any Advance (“Cure Loans”) shall bear interest at the rate applicable to Floating Rate Loans in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Floating Rate Loans;

(iv) regardless of whether or not a Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Agreement, would be applied to the outstanding Floating Rate Loans shall be applied first, ratably to all Floating Rate Loans constituting Non Pro Rata Loans, second, ratably to Floating Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Floating Rate Loans constituting Cure Loans;

(v) for so long as and until the earlier of any such Lender’s cure of the failure to fund its Pro Rata Share of any Advance and the termination of the Revolving Loan Commitments, the term “Required Lenders” for purposes of this Agreement shall mean Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Share of such Advance have not been so cured) whose Pro Rata Shares represent greater than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders; provided, that if any Lender (other than a Lender whose failure to find its Pro Rata Share of such Advance has not been so cured) shall have a Pro Rata Share greater than fifty percent (50%), “Required Lenders” shall mean such Lender plus at least one additional Lender (other than a Lender whose failure to find its Pro Rata Share of such Advance has not been cured);

(vi) for so long as and until any such Lender’s failure to fund its Pro Rata Share of any Advance is cured in accordance with Section 9.2(ii), (A) such Lender shall not be entitled to any commitment fees with respect to its Revolving Loan Commitment and (B) such Lender shall not be entitled to any letter of credit fees, which commitment fees and letter of credit fees shall accrue in favor of the Lenders which have funded their respective Pro Rata Share of such requested Advance, shall be allocated among such performing Lenders ratably based upon their relative Revolving Loan Commitments, and shall be calculated based upon the average amount by which the aggregate Revolving Loan Commitments of such performing Lenders exceeds the sum of (I) the outstanding principal amount of the Loans owing to such performing Lenders, plus (II) the outstanding Reimbursement Obligations owing to such performing Lenders, plus (III) the aggregate participation interests of such performing Lenders arising pursuant to Section 3.6 with respect to undrawn and outstanding Letters of Credit;

(vii) for so long as such Lender is a Defaulting Lender, if any Swing Line Exposure or L/C Obligation exists at the time a Lender is a Defaulting Lender, the applicable Borrower shall within one Business Day following notice by the Agent (i) prepay such Swing Line Exposure or, if agreed by the Swing Line Lender, cash collateralize the Swing Line Exposure of the Defaulting Lender on terms satisfactory to the Swing Line Lender and (ii) cash collateralize such Defaulting Lender’s L/C Obligation in accordance with the procedures set forth in Section 2.5 for so long as such L/C Obligation is outstanding; and

(viii) for so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit unless it is satisfied that cash collateral will be provided by the applicable Borrower in accordance with Section 9.20(vii).

9.3. Amendments.  Subject to the provisions of this Article IX, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or any Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender (which is not a Defaulting Lender under the provisions of Section 9.2) adversely affected thereby:

(i) Postpone or extend the Revolving Loan Termination Date or any other date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to such Lender (except with respect to (a) any modifications of the provisions relating to prepayments of Loans and other Obligations and (b) a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof).

(ii) Reduce the principal amount of any Loans or L/C Obligations, or reduce the rate or extend the time of payment of interest or fees thereon.

(iii) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definitions of “Required Lenders” or “Pro Rata Share”.

(iv) Except as permitted by Section 2.26, increase the amount of the Revolving Loan Commitment of any Lender hereunder or increase any Lender’s Pro Rata Share.

(v) Permit any Borrower to assign its rights under this Agreement.

(vi) other than pursuant to a transaction permitted by the terms of this Agreement, release any guarantor from its obligations under any Guaranty or release all or substantially all of the Collateral.

(vii) Amend this Section 9.3.

No amendment of any provision of this Agreement relating to (a) any Agent shall be effective without the written consent of such Agent, (b) Swing Line Loans shall be effective without the written consent of the Swing Line Bank and (c) any Issuing Bank shall be effective without the written consent of such Issuing Bank.  The Agent may waive payment of the fee required under Section 13.3(B) without obtaining the consent of any of the Lenders.  Notwithstanding anything herein to the contrary, the Agent (acting reasonably and after consultation with other parties hereto) may by reasonable prior notice to the other parties hereto amend this Agreement after consultation with the Borrower unilaterally for the exclusive purpose of effectuating changes hereto which are necessary to the integration of the issuance of Letters of Credit hereunder in euro and only in a manner which shall not result in a deterioration of the position of any Agent or Lender from its respective position as of the date of this Agreement.

The Agent may notify the other parties to this Agreement of any amendments to this Agreement which the Agent reasonably determines to be necessary as a result of the commencement of the third stage of the European Economic and Monetary Union.  Notwithstanding anything to the contrary contained herein, any amendments so notified shall take effect in accordance with the terms of the relevant notification; provided, however, that if and to the extent that the Agent determines it is not possible to put all parties into such position, the Agent may give priority to putting the Agent, the Arranger and the Lenders into that position.

9.4. Preservation of Rights.  No delay or omission of the Lenders or any Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of any Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.3, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agents and the Lenders until the Obligations have been paid in full.

ARTICLE  X:   GENERAL PROVISIONS

10.1. Survival of Representations.  All representations and warranties of the Borrowers contained in this Agreement shall survive delivery of this Agreement and the making of the Loans herein contemplated so long as any principal, accrued interest, fees, or any other amount due and payable under any Loan Document is outstanding and unpaid (other than contingent reimbursement and indemnification obligations) and so long as the Revolving Loan Commitments have not been terminated.

10.2. Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3. Performance of Obligations.  Each Borrower agrees that the Agent may, but shall have no obligation to (i) at any time, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any property of such Borrower to the extent such Borrower is required by the terms hereof to pay any such amount, but has not done so and (ii), after the occurrence and during the continuance of a Default, to make any other payment or perform any act required of a Borrower under any Loan Document or take any other action which the Agent in its discretion deems necessary or desirable to protect or preserve such property of such Borrower.  The Agent shall use its reasonable efforts to give the Borrower notice of any action taken under this Section 10.3 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the applicable Borrower’s obligations in respect thereof.  The applicable Borrower agrees to pay the Agent, upon demand, the principal amount of all funds advanced by the Agent under this Section 10.3, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full.  If the applicable Borrower fails to make payment in respect of any such advance under this Section 10.3 within one (1) Business Day after the date such Borrower receives written demand therefor from the Agent, the Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Agent, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of such advance.  If such funds are not made available to the Agent by such Lender within one (1) Business Day after the Agent’s demand therefor, the Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received.  The failure of any Lender to make available to the Agent its Pro Rata Share of any such unreimbursed advance under this Section 10.3 shall neither relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender’s Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Agent.

10.4. Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.5. Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrowers, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Agent and the Lenders relating to the subject matter thereof.

10.6. Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

10.7. Expenses; Indemnification.

(A) Expenses.  The Borrowers shall reimburse the Agents, the Alternate Currency Bank and the Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for the Agents, which attorneys and paralegals may be employees of the Agents) paid or incurred by the Agents, the Alternate Currency Bank or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents.  Each Borrower also agrees to reimburse the Agents, the Alternate Currency Bank and the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for the Agents, the Alternate Currency Bank and the Arranger and the Lenders, which attorneys and paralegals may be employees of the Agents, the Alternate Currency Bank or the Arranger or the Lenders) paid or incurred by the Agents or the Arranger, the Alternate Currency Bank or any Lender in connection with the collection of the Secured Obligations and enforcement of the Loan Documents.  In addition to expenses set forth above, each Borrower agrees to reimburse each Agent, promptly after such Agent’s request therefor, for each audit, or other business analysis performed by or for the benefit of the Lenders in connection with this Agreement or the other Loan Documents in an amount equal to such Agent’s then customary charges for each Person employed to perform such audit or analysis, plus all reasonable costs and expenses (including without limitation, travel expenses) incurred by such Agent in the performance of such audit or analysis.  The foregoing notwithstanding, no Borrower shall be required to reimburse any Agent for its audit or business analysis in amounts in excess of $10,000 per annum unless a Default has occurred and is continuing.  Each Agent shall provide the Borrower with a detailed statement of all reimbursements requested under this Section 10.7(A).  Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with (x) appraisals (subject to the limitations contained in Section 7.2(F)) and insurance reviews and (y) field examinations and the preparation of Reports based on the fees charged by a third party retained by either Agent or the internally allocated fees for each Person employed by either Agent with respect to each field examination; provided that so long as no Default has occurred and is continuing, no Borrower shall be required to reimburse either Agent for the costs of more than one field exam and consequent preparation of Reports per fiscal year.

(B) Indemnity.  The Borrowers further agree to defend, protect, indemnify, and hold harmless each Agent, the Arranger, the Alternate Currency Bank and each and all of the Lenders and each of their respective Affiliates, and each of such Agent’s, Arranger’s, the Alternate Currency Bank’s, Lender’s, or Affiliate’s respective officers, directors, trustees, investment advisors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

(i) this Agreement or any of the other Loan Documents, or any act, event or transaction related or attendant thereto or to the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents; or

(ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of the Borrowers, their Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Borrowers or their Subsidiaries, the presence of asbestos-containing materials at any respective property of the Borrowers or their Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the “Indemnified Matters”);

provided, however, the Borrowers shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused solely by or resulting solely from the willful misconduct or Gross Negligence of such Indemnitee with respect to the Loan Documents, as determined by the final non-appealed judgment of a court of competent jurisdiction.  If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(C) Waiver of Certain Claims; Settlement of Claims.  Each Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages.  No settlement shall be entered into by any Borrower or any of its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transactions evidenced by this Agreement, the other Loan Documents unless such settlement releases all Indemnitees from any and all liability with respect thereto.

(D) Survival of Agreements.  The obligations and agreements of the Borrowers under this Section 10.7 shall survive the termination of this Agreement.

10.8. Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

10.9. Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.  Notwithstanding the foregoing, for all purposes of this Agreement the outstanding principal amount of any Indebtedness of the Borrower or any of its Subsidiaries (other than, to the extent such obligations are included in the definition of “Indebtedness”, Hedging Obligations) shall be equal to the actual outstanding principal amount thereof irrespective of the amount that might otherwise be accounted for under Agreement Accounting Principles as the amount of the liability of the Borrower or any of its Subsidiaries with respect thereto, and any determination of the net income (or net loss), equity or assets of the Borrower or any of its Subsidiaries shall not take into account any effect of marking any such outstanding Indebtedness of the Borrower or any of its Subsidiaries to market value.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein.

10.10. Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.11. Nonliability of Lenders.  The relationship between the Borrowers and the Lenders and the Agent shall be solely that of borrower and lender.  Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrowers.  Neither the Agent nor any Lender undertakes any responsibility to the Borrowers to review or inform the Borrower of any matter in connection with any phase of the Borrowers’ business or operations.

10.12. GOVERNING LAW.  THE AGENT ACCEPTS THIS AGREEMENT, ON BEHALF OF ITSELF AND THE LENDERS, AT CHICAGO, ILLINOIS BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE BETWEEN ANY BORROWER AND THE AGENT, ANY LENDER OR ANY OTHER HOLDER OF OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING 735 ILCS 105/5-1 ET SEQ. BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

10.13. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

(A) EXCLUSIVE JURISDICTION.  EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF CHICAGO, ILLINOIS.  EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(B) OTHER JURISDICTIONS.  EACH BORROWER AGREES THAT THE AGENT, ANY LENDER OR ANY OTHER HOLDER OF OBLIGATIONS SHALL HAVE THE RIGHT TO PROCEED AGAINST SUCH BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER SUCH BORROWER OR (2) IN ORDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON.  EACH BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO REALIZE ON ANY SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON.  EACH BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (B).

(C) VENUE.  EACH BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR

HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

(D) WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH.  EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(E) ADVICE OF COUNSEL.  EACH OF THE PARTIES REPRESENT TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF SECTION 10.7 AND THIS SECTION 10.13, WITH ITS COUNSEL.

10.14. USA Patriot Act Notification.  The following notification is provided to the Borrowers pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government of the United States of America fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  Accordingly, when any Borrower opens an account, the Agent and the Lenders will ask for such Borrower's name, tax identification number, business address, and other information that will allow the Agent and the Lenders to identify such Borrower.  The Agent and the Lenders may also ask to see such Borrower's legal organizational documents or other identifying documents.

10.15. Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Collateral Agent and the Holders of Secured Obligations, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

ARTICLE  XI:  THE AGENTS

11.1. Appointment; Nature of Relationship.  JPMorgan is appointed by the Lenders as the Agent and Collateral Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agents to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  Each Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI.  Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agents shall not have any fiduciary responsibilities to any Holder of Secured Obligations by reason of this Agreement and that such Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, each Agent (i) does not assume any fiduciary duties to any of the Holders of Secured Obligations, (ii) is a “representative” of the Holders of Secured Obligations within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders, for itself and on behalf of its affiliates as Holders of Secured Obligations, agrees to assert no claim against any Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Holder of Secured Obligations waives.

11.2. Powers.  Each Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to such Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  No Agent shall have any implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by such Agent.

11.3. General Immunity.  None of the Agents nor any of their directors, officers, agents or employees shall be liable to the Borrowers, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen solely from the Gross Negligence or willful misconduct of such Person.

11.4. No Responsibility for Loans, Creditworthiness, Recitals, Etc.  None of the Agents nor any of their directors, officers, agents or employees shall be responsible for or have any duty to (a) ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered solely to such Agent; (iv) the existence or possible existence of any Default, (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith or (vi) the perfection or priority of any of the Liens on any of the Collateral or (b) disclose and shall not be liable for the failure to disclose any information related to the Borrowers or any of their Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in such capacity.  None of the Agents shall be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrowers or any of their Subsidiaries.

11.5. Action on Instructions of Lenders.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all owners of Loans and on all Holders of Secured Obligations.  Each Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

11.6. Employment of Agents and Counsel.  Each Agent may execute any of its duties as an Agent hereunder and under any other Loan Document by or through employees, agents, and attorney-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  Each Agent shall be entitled to advice of counsel concerning the contractual arrangement between such Agent and the Lenders and all matters pertaining to such Agent’s duties hereunder and under any other Loan Document.

11.7. Reliance on Documents; Counsel.  Each Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by such Agent, which counsel may be employees of such Agent.

11.8. The Agents’ and the Alternate Currency Bank’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Agents and the Alternate Currency Bank ratably in proportion to their respective Pro Rata Shares (i) for any amounts not reimbursed by the Borrower for which such Agent and the Alternate Currency Bank is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by such Agent or the Alternate Currency Bank on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent or the Alternate Currency Bank in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the Gross Negligence or willful misconduct of such Agent or the Alternate Currency Bank.

11.9. Rights as a Lender.  With respect to its Revolving Loan Commitment, Loans made by it, and Letters of Credit issued by it, each Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender or Issuing Bank and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders”, “Issuing Bank” or “Issuing Banks” shall, unless the context otherwise indicates, include the Agent in its individual capacity.  Each Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrowers or any of their Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

11.10. Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon any Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

11.11. Successor Agent.  Each Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent’s giving notice of resignation, then the retiring Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Agent.  Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Agent shall be subject to approval by the Borrower, which approval shall not be unreasonably withheld.  Such successor Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000.  Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

11.12. Guarantor and Collateral Issues.  The Collateral Agent is a “representative” of the Holders of Secured Obligations within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code.  Each Lender authorizes the Collateral Agent to enter into, on behalf of such Lender, the Intercreditor Agreement and each of the Collateral Documents to which the Collateral Agent is a party and to take all actions contemplated by such documents.  Each Lender agrees that no Holder of Secured Obligations (other than the Collateral Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Collateral Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents and the Intercreditor Agreement.  In the event that any Collateral is hereafter pledged by any Person as collateral security for the  Secured Obligations, the Collateral Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Collateral Agent on behalf of the Holders of Secured Obligations.  The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Subsidiary Guarantor from it obligations under the Guaranty and to release Lien granted to or held by the Collateral Agent upon any Collateral, in each case (i) upon termination of the Revolving Loan Commitments and satisfaction of the other Termination Conditions (as defined in Section 2.19); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document or pursuant to a transaction otherwise permitted hereunder; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder.  Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release  particular Subsidiary Guarantors or types or items of Collateral pursuant hereto.  Upon any sale or transfer of assets (whether constituting an entity which is a Subsidiary Guarantor or constituting Collateral) which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five Business Days’ prior written request by the Borrower to the Collateral Agent, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the relevant Subsidiary Guarantor from its obligations under the Guaranty and the release of the Liens granted to the Collateral Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Subsidiary Guarantor or Collateral that was sold or transferred; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrowers or any Subsidiary in respect of) all interests retained by the Borrowers or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

The Borrower, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Holders of Secured Obligations, hereby irrevocably constitute the Collateral Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by the Borrower or any Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of the Borrower or any Subsidiary under any bond, debenture or similar title of indebtedness issued by the Borrower or any Subsidiary in connection with this Agreement, and agree that the Collateral Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by the Borrower or any Subsidiary and pledged in favor of the Holders of Secured Obligations in connection with this Agreement.  Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), the Collateral Agent may acquire and be the holder of any bond issued by the Borrower or any Subsidiary in connection with this Agreement (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by the Borrower or any Subsidiary).

The Collateral Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Holders of Secured Obligations including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Borrower as ultimate parent of any subsidiary of the Borrower which is organized under the laws of the Netherlands and the Capital Stock of which are pledged in connection herewith (a “Dutch Pledge”).  Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Borrower or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Collateral Agent in respect of the Parallel Debt will conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed a satisfaction of a pro rata portion of the corresponding amounts of the  Secured Obligations, and any payment to the Holders of Secured Obligations in satisfaction of the Secured Obligations shall - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed as satisfaction of the corresponding amount of the Parallel Debt.  The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Collateral Agent is not effective until its rights under the Parallel Debt are assigned to the successor Collateral Agent.

For purposes of obtaining a pledge of equity in Schawk Spain, S.L., Sociedad Unipersonal, a Subsidiary of the Borrower which is a company duly incorporated under the laws of Spain, with registered office address at Paseo de la Alameda, 35-bis, 46023 Valencia, Spain and tax identification number (CIF) B-63.345.789, registered with the Mercantile Registry of Valencia at Volume 8,115, Page Number 1, and Sheet V-103,761 (the “Spanish Subsidiary”), each Holder of Secured Obligations hereby grants a special power of attorney, as broad and sufficient as may be legally required, in favor of the Collateral Agent so that the Collateral Agent may, through the person in favor of whom it may grant a power of attorney, in the name and on behalf of such Holders of Secured Obligations, carry out the following powers: (i) appear before the Spanish notary public he/she may elect and grant as many public or private documents as may be required or appropriate to accept the creation by the Spanish Subsidiary of an in rem right of pledge (of first or second ranking) over all or part of the quotas representative of the capital stock of the Spanish Subsidiary (all subject to the terms and conditions that he/she determines to be necessary, desirable or appropriate, the execution thereof by such person to be conclusive evidence of such determination), and in order to secure the Secured Obligations, (ii) amend the terms and conditions of the pledge referred to previously, for any reason, including, without limitation, the extension of the pledges to any other assets (whether tangible or intangible), rights, titles, securities or funds that replace or are exchangeable for or attached to the quotas of the Spanish Subsidiary in the event of merger, spin-off, dissolution, increase or decrease in capital, conversion or exchange of the quotas, or any other similar cause that affects the Spanish Subsidiary or its quotas; and, for this purpose, appear before the Spanish notary public he/she may elect and grant as many public or private documents as may be required or appropriate, (iii) appear before the Spanish judicial, administrative and civil authorities (including Notaries Public) and carry out on behalf of the Holders of Secured Obligations all of the necessary actions to enforce the pledges created according to the terms set forth herein and therein, including the filing of claims and any other acts which may be necessary or appropriate in connection with such pledge, the execution thereof by such person to be conclusive evidence of such determination, (iv) appear before a Spanish Notary Public in order to execute a public deed (escritura pública or póliza intervenida) to raise one or more (or all) of the Loan Documents, Collateral Documents or any other documents in connection herewith or therewith to the status of a public document (documento público), (v) appear before the Spanish notary public he/she may elect and grant as many public or private documents as may be required or appropriate to cancel the pledge referred to above, subject to the terms and conditions that he/she determines to be necessary, desirable or appropriate, the execution thereof by such person to be conclusive evidence of such determination, (vi) carry out any related or complementary actions which may be necessary or appropriate for the complete fulfillment of the powers granted hereby, including, but not limited to, the signature and delivery of any documents and notices which any of the attorneys may consider appropriate, the execution thereof by such person to be conclusive evidence of such determination and (vii) ratify whatever acts, statements, documents or contracts made, granted or executed in relation to the pledges created according to the terms set forth herein, in the Collateral Documents and in the other Loan Documents and, in particular, to grant public deeds ratifying previous public deeds, in the event that in such previous public deeds an orally appointed attorney had acted on behalf of the Holders of Secured Obligations (it being understood and agreed that (x) the powers granted hereby may be exercised by any of the attorneys even where self-contracting (autocontratación), multiple representation and/or conflicts of interest, or the appearance of any of the foregoing, may exist and (y) each attorney authorized hereby shall also have the right to delegate any of the powers granted hereby to any person he/she deems appropriate).

ARTICLE  XII:   SETOFF; RATABLE PAYMENTS

12.1. Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any Indebtedness from any Lender to the Borrowers (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

12.2. Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 4.1, 4.2 or 4.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

12.3. Application of Payments.  Subject to the provisions of Section 9.2 and the Intercreditor Agreement, the Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last sentence of this Section 12.3, apply all payments and prepayments in respect of any Obligations, Hedging Obligations and Banking Services Obligations in the following order:

(A) first, to pay interest on and then principal of any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the applicable Borrower;

(B) second, to pay interest on and then principal of any advance made under Section 10.3 for which the Agent has not then been paid by the applicable Borrower or reimbursed by the Lenders;

(C) third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Agent;

(D) fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the issuer(s) of Letters of Credit;

(E) fifth, to pay interest due in respect of Swing Line Loans;

(F) sixth, to pay interest due in respect of Loans (other than Swing Line Loans) and L/C Obligations;

(G) seventh, to the ratable payment or prepayment of principal outstanding on Swing Line Loans;

(H) eighth, to the ratable payment or prepayment of principal outstanding on Loans (other than Swing Line Loans), Reimbursement Obligations, Hedging Obligations under Hedging Agreements and Banking Services Obligations;

(I) ninth, to provide required cash collateral, if required pursuant to Section 3.11 and

(J) tenth, to the ratable payment of all other Obligations.

Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrower, all principal payments in respect of Loans (other than Swing Line Loans) shall be applied first, to repay outstanding Floating Rate Loans, and then to repay outstanding Eurocurrency Rate Loans with those Eurocurrency Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods.  The order of priority set forth in this Section 12.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent, the Lenders, the Swing Line Bank and the issuer(s) of Letters of Credit as among themselves.  The order of priority set forth in clauses (D) through (J) of this Section 12.3 may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person; provided, that the order of priority of payments in respect of Swing Line Loans may be changed only with the prior written consent of the Swing Line Bank.  The order of priority set forth in clauses (A) through (C) of this Section 12.3 may be changed only with the prior written consent of the Agent.

12.4. Relations Among Lenders.

(A) Except with respect to the exercise of set-off rights of any Lender in accordance with Section 12.1, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrowers or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Agent.

(B) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.  The Agent shall have the exclusive right on behalf of the Lenders to enforce on the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

ARTICLE  XIII:   BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1. Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers, the Agent and the Lenders and their respective successors and assigns permitted hereby, except that (i) no Borrower shall have the right to assign its rights or obligations under the Loan Documents without the prior written consent of all of the Lenders, (ii) any assignment by any Lender must be made in compliance with Section 13.3, and (iii) any transfer by Participants must be made in compliance with Section 13.2.  Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.3.  The parties to this Agreement acknowledge that clause (ii) of this Section 13.1 relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any promissory note issued hereunder to a Federal Reserve Bank, (y) in the case of a Lender which is a fund or commingled investment vehicle that invests in commercial loans in the ordinary course of business may at any time, without the consent of any Borrower or the Agent, any pledge or assignment of all or any portion of its rights under this Agreement and any promissory note issued hereunder to its trustee or other representative of holders of obligations owed or securities issued by such Lender as collateral to secure such obligations or (z) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any promissory note issued hereunder to direct or indirect contractual counterparties in swap agreements relating to the Loans; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3.  The Agent may treat each Lender as the owner of the Loans made by such Lender hereunder for all purposes hereof unless and until such Lender complies with Section 13.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Lender which made any Loan or which holds any promissory note issued hereunder to direct payments relating to such Loan or promissory note issued hereunder to another Person.  Any assignee or transferee of the rights to a Loan, Revolving Loan Commitment, L/C Interest or any other interest of a Lender under the Loan Documents agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of any Loan, shall be conclusive and binding on any subsequent owner, transferee or assignee of such Loan.

13.2. Participations.

(A) Permitted Participants; Effect.  Subject to the terms set forth in this Section 13.2, any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Obligations or Loans owing to such Lender, any promissory note issued hereunder held by such Lender, any Revolving Loan Commitment of such Lender any L/C Interest of such Lender or any other interest of such Lender under the Loan Documents on a pro rata or non-pro rata basis.   Notice of such participation to the Borrower and the Agent shall be required prior to any participation becoming effective with respect to a Participant which is not a Lender or an Affiliate thereof. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of the Obligations or Loans owing to such Lender and the holder of any promissory note issued to it hereunder in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents, except that, for purposes of Article IV hereof, the Participants shall be entitled to the same rights as if they were Lenders.

(B) Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, Letter of Credit or Revolving Loan Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable pursuant to the terms of this Agreement with respect to any such Loan or Revolving Loan Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Revolving Loan Commitment.

(C) Benefit of Certain Provisions.  Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant except to the extent such Participant exercises its right of setoff.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender.  Each Borrower further agrees that each Participant shall be entitled to the benefits of Article IV to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Article IV than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower and (ii) any

Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Article IV to the same extent as if it were a Lender.

13.3. Assignments.

(A) Permitted Assignments.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or a portion of its rights and obligations under the Loan Documents.  Such assignment shall be evidenced by an agreement substantially in the form of Exhibit D or in such other form as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”).  Each such assignment with respect to a Purchaser which is not a Lender, an Affiliate of a Lender or an Approved Fund shall, unless otherwise consented to in writing by the Agent and, so long as no Default has occurred and is continuing, the Borrower, either be in an Revolving Loan Commitment of, and Obligations owing to, the assigning Lender or (unless each of the Borrower and the Agent otherwise consents) be in an aggregate amount equal to the lesser of (i) the entire applicable Revolving Loan Commitment and Obligations held by such Lender hereunder and (ii) $5,000,000.  The amount of the assignment shall be based on the Revolving Loan Commitment and Obligations subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the Assignment Agreement.

(B) Consents.  The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if (i) if a Default or Unmatured Default has occurred and is continuing, (ii) in connection with any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (iii) if such assignment is in connection with the physical settlement of any Lender’s obligations to direct or indirect contractual counterparties in swap agreements relating to the Loans and/or Letters of Credit.  The consent of the Agent and the Issuing Bank shall be required prior to an assignment becoming effective.  Any consent required under this Section 13.3(B) shall not be unreasonably withheld or delayed.

(C) Effect; Effective Date.  Upon (i) delivery to the Agent and the Alternate Currency Bank of an Assignment Agreement, together with any consents required by Sections 13.3(A) and 13.3(B), and (ii) payment of a $3,500 fee by the assignee or the assignor (as agreed) to the Agent for processing such assignment (unless such fee is waived by the Agent or unless such assignment is made to such assigning Lender’s Affiliate), such assignment shall become effective on the effective date specified in such assignment.  The Assignment Agreement shall contain a representation and warranty by the Purchaser to the effect that none of the funds, money, assets or other consideration used to make the purchase and assumption of the applicable Commitment and Obligations under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights, benefits and interests of the Purchaser, if not already a Lender, in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights, benefits and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the applicable Revolving Loan Commitment and Obligations assigned to such Purchaser without any further consent or action by the Borrowers, the Alternate Currency Bank, the Lenders or the Agent.  In the case of an assignment covering all of the assigning Lender’s rights, benefits and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the Loan Documents.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3(C), the transferor Lender, the Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by promissory notes, make appropriate arrangements so that, upon cancellation and surrender to the Borrowers of the previously issued promissory notes (if any) held by the transferor Lender, new promissory notes issued hereunder or, as appropriate, replacement promissory notes are issued to such transferor Lender, if applicable, and new promissory notes or, as appropriate, replacement promissory notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Revolving Loan Commitments (or, if the Revolving Loan Termination Date has occurred, their respective Obligations), as adjusted pursuant to such assignment.  Notwithstanding anything to the contrary herein, no Borrower shall, at any time, be obligated to make payments under Section 2.15(E) to any Lender that is an assignee or transferee any sum in excess of the sum which such Borrower would have been obligated to pay to the Lender that is an assignor or transferor had such assignment or transfer not been effected.

(D) The Register.  The Agent, acting solely for this purpose as an Agent of the Borrowers (and the Borrowers hereby designate the Agent to act in such capacity), shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitment of, and principal amounts of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an assignment under this Section 13.3.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, each of its Subsidiaries, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender, at any reasonable time and from time to time upon reasonable prior notice.

13.4. Confidentiality.  Subject to Section 13.5, the Agent and the Lenders and their respective representatives shall hold all nonpublic information obtained pursuant to the requirements of this Agreement and identified as such by the Borrower in accordance with such Person’s customary procedures for handling confidential information of this nature and in accordance with safe and sound commercial lending or investment practices and in any event may make disclosure reasonably required by a prospective Transferee in connection with the contemplated participation or assignment or as required or requested by any Governmental Authority or any securities exchange or similar self-regulatory organization or representative thereof or pursuant to a regulatory examination or legal process, or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor, and shall require any such Transferee to agree (and require any of its Transferees to agree) to comply with this Section 13.4.  In no event shall the Agent or any Lender be obligated or required to return any materials furnished by the Borrowers; provided, however, each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of the Borrowers in connection with this Agreement.

13.5. Dissemination of Information.  Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Borrower and its Subsidiaries; provided that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with Section 13.4 the confidentiality of any confidential information described therein.

13.6. Tax Certifications.  If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.15(E) and Article IV.

ARTICLE  XIV:  NOTICES

14.1. Giving Notice.  Except as otherwise permitted by Section 2.14 with respect to Borrowing/Conversion/Continuation Notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties.  Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answer back confirmed in the case of telexes).

14.2. Change of Address.  Any Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE  XV:  COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by the Borrower, the Agent, the Departing Lenders and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.

ARTICLE  XVI:   BORROWER GUARANTEE

In order to induce the Lenders and the Alternate Currency Banks to extend credit hereunder, the Borrower fully and unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the Obligations attributable to any Subsidiary Borrower or any Alternate Currency Borrower (including, without limitation, interest accruing hereunder after the commencement of any case under the United States Bankruptcy Code or any other bankruptcy-related rules or legislation in any country in which any Subsidiary Borrower or any Alternate Currency Borrower is organized, whether or not allowed as a claim in such case) (the “Borrower Guaranteed Obligations”).  The obligations of the Borrower under this Article XVI are referred to as the “Borrower Guarantee”.  The Borrower further agrees that the Borrower Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon the Borrower Guarantee hereunder notwithstanding any such extension or renewal of the Borrower Guaranteed Obligations.

The Borrower waives presentment to, demand of payment from and protest to any Subsidiary Borrower or any Alternate Currency Borrower of any of the Borrower Guaranteed Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.  The obligations of the Borrower hereunder shall not be affected by the failure of any Lender, any Alternate Currency Bank or any Agent to assert any claim or demand or to enforce any right or remedy against any Subsidiary Borrower or any Alternate Currency Borrower under the provisions of this Agreement, any Alternate Currency Addendum or any of the other Loan Documents or otherwise, or, except as specifically provided therein, by any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any Alternate Currency Addendum, any of the other Loan Documents or any other agreement.

The Borrower further agrees that its Borrower Guarantee hereunder constitutes a promise of payment when due and not merely of collection, and waives any right to require that any resort be had by any Lender or any Alternate Currency Bank to any balance of any deposit account or credit on the books of any Lender or any Alternate Currency Bank in favor of any Subsidiary Borrower or any Alternate Currency Borrower or any other Person.

The Borrower agrees that its obligations under this Borrower Guarantee shall be unconditional, irrespective of:

(i) the validity, enforceability, avoidance, novation or subordination of any of the Borrower Guaranteed Obligations or any of the Loan Documents;

(ii) the absence of any attempt by, or on behalf of, any Lender, any Alternate Currency Bank or any Agent to collect, or to take any other action to enforce, all or any part of the Borrower Guaranteed Obligations whether from or against any Subsidiary Borrower or any Alternate Currency Borrower, any other guarantor of the Borrower Guaranteed Obligations or any other Person;

(iii) the election of any remedy by, or on behalf of, any Lender, any Alternate Currency Bank or any Agent with respect to all or any part of the Borrower Guaranteed Obligations;

(iv) the waiver, consent, extension, forbearance or granting of any indulgence by, or on behalf of, any Lender, any Alternate Currency Bank or any Agent with respect to any provision of any of the Loan Documents;

(v) the failure of any Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Borrower Guaranteed Obligations;

(vi) the election by, or on behalf of, any one or more of the Lenders, Alternate Currency Banks or any Agent in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”) or other bankruptcy-related rules or legislation in any country in which a Borrower is organized, of the application of Section 1111(b)(2) of the Bankruptcy Code;

(vii) any borrowing or grant of a security interest by any Subsidiary Borrower or any Alternate Currency Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code or any other bankruptcy-related rules or regulations in any country in which a Subsidiary Borrower or an Alternate Currency Borrower is organized;

(viii) the disallowance, under Section 502 of the Bankruptcy Code or any other bankruptcy-related rules or regulations in any country in which a Borrower is organized, of all or any portion of the claims of any of the Lenders, the Alternate Currency Banks or any Agent for repayment of all or any part of the Borrower Guaranteed Obligations; or

(ix) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of any Subsidiary Borrower or any Alternate Currency Borrower or any Guarantor.

The obligations of the Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Borrower Guaranteed Obligations, any impossibility in the performance of the Borrower Guaranteed Obligations or otherwise.  The Lenders and the Alternate Currency Banks, either themselves or acting through the Agents, are authorized, without notice or demand and without affecting the liability of the Borrower hereunder, from time to time, (a) to renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, all or any part of the Borrower Guaranteed Obligations, or to otherwise modify, amend or change the terms of any of the Loan Documents; (b) to accept partial payments on all or any part of the Borrower Guaranteed Obligations; (c) to take and hold security or collateral for the payment of all or any part of the Borrower Guaranteed Obligations, this Borrower Guarantee, or any other guaranties of all or any part of the Borrower Guaranteed Obligations, (d) to exchange, enforce, waive and release any such security or collateral; (e) to apply such security or collateral and direct the order or manner of sale thereof as in their discretion they may determine; (f) to settle, release, exchange, enforce, waive, compromise or collect or otherwise liquidate all or any part of the Borrower Guaranteed Obligations, this Borrower Guarantee, any other guaranty of all or any part of the Borrower Guaranteed Obligations, and any security or collateral for the Borrower Guaranteed Obligations or for any such guaranty.

The Borrower consents and agrees that none of the Lenders, the Alternate Currency Banks, the Agents or any Person acting for or on behalf of the Lenders, the Alternate Currency Banks or the Agents shall be under any obligation to marshall any assets in favor of the Borrower or against or in payment of any or all of the Borrower Guaranteed Obligations.  The Borrower further agrees that, to the extent that any Subsidiary Borrower, any Alternate Currency Borrower, any Subsidiary Guarantor or any other guarantor of all or any part of the Borrower Guaranteed Obligations makes a payment or payments to any Lender, any Alternate Currency Bank or any Agent, or any Lender, any Alternate Currency Bank or any Agent receives any proceeds of collateral for all or any part of the Borrower Guaranteed Obligations, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to any Subsidiary Borrower, any Alternate Currency Borrower, the Borrower, such other guarantor or any other Person, or their respective estates, trustees, receivers or any other party, under any bankruptcy law, state, provincial or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Borrower Guaranteed Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

In furtherance of the foregoing and not in limitation of any other right which any Agent, any Subsidiary Borrower or any Alternate Currency Borrower or any Lender may have at law or in equity against the Borrower by virtue hereof, upon the failure of any Subsidiary Borrower or any Alternate Currency Borrower to pay any of the Borrower Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Borrower promises to and will, upon receipt of written demand by any Agent, forthwith pay, or cause to be paid, in cash, the amount of such unpaid Borrower Guaranteed Obligations.  The Borrower further agrees that if payment in respect of any of the Borrower Guaranteed Obligations owed to any Lender or any Alternate

Currency Bank shall be due in a currency other than Dollars and/or at a place of payment other than as designated in this Agreement or any Alternate Currency Addendum and if, by reason of any change in law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Borrower Guaranteed Obligations in such currency or such place of payment shall be impossible or, in the judgment of such Lender or Alternate Currency Bank, not consistent with the protection of its rights or interests, then, at the election of such Lender or Alternate Currency Bank, the Borrower shall make payment of such Borrower Guaranteed Obligation in Dollars (based upon the applicable exchange rate in effect on the date of payment) and/or in the applicable place designated in this Agreement or the applicable Alternate Currency Addendum, and shall indemnify such Lender or Alternate Currency Bank against any losses or expenses that it shall sustain as a result of such alternative payment.

Until the Borrower Guaranteed Obligations shall have been fully and indefeasibly paid (in cash) and discharged and this Agreement and all financing arrangements between any Subsidiary Borrower or any Alternate Currency Borrower, the Agent, the Alternate Currency Banks and the Lenders shall have been terminated, the Borrower (i) shall have no right of subrogation with respect to such Borrower Guaranteed Obligations and (ii) waives any right to enforce any remedy which the Lenders, the Alternate Currency Banks or any Agent (or any of them) now have or may hereafter have against any Subsidiary Borrower or any Alternate Currency Borrower, any endorser or any guarantor of all or any part of the Borrower Guaranteed Obligations or any other Person, and the Borrower waives any benefit of, and any right to participate in, any security or collateral given to the Lenders, the Alternate Currency Banks and any Agent (or any of them) to secure the payment or performance of all or any part of the Borrower Guaranteed Obligations or any other liability of any Subsidiary Borrower or any Alternate Currency Borrower to the Lenders, the Alternate Currency Banks or any Agent (or any of them).

This Borrower Guarantee shall continue in full force and effect and may not be terminated or otherwise revoked until the Borrower Guaranteed Obligations shall have been fully and indefeasibly paid (in cash) and discharged and this Agreement and all financing arrangements between any Subsidiary Borrower, any Alternate Currency Borrower, the Agents, the Alternate Currency Banks and the Lenders shall have been terminated.  If, notwithstanding the foregoing, the Borrower shall have any right under applicable law to terminate or revoke this Borrower Guarantee, the Borrower agrees that such termination or revocation shall not be effective until a written notice of such revocation or termination, specifically referring hereto, signed by Borrower, is actually received by the Agent.  Such notice shall not affect the right and power of any of the Lenders, the Alternate Currency Banks or the Agents to enforce rights arising prior to receipt thereof by the Agent.  If any Lender or any Alternate Currency Bank grants loans or takes other action after the Borrower terminates or revokes this Borrower Guarantee but before the Agent receives such written notice, the rights of such Lender with respect thereto shall be the same as if such termination or revocation had not occurred.

[Remainder of This Page Intentionally Blank]

IN WITNESS WHEREOF, the Borrower, the Lenders, the Departing Lenders and the Agents have executed this Agreement as of the date first above written.

SCHAWK, INC., as the Borrower By: /s/Timothy J. Cunningham Timothy J. Cunningham Chief Financial Officer
Address: 1695 South River Road Des Plaines, Illinois 60018 Attention: Chief Financial Officer Telephone No.: (847) 827-9494 ext. 235 Facsimile No.: (847) 827-7770
SCHAWK USA INC., as a Subsidiary Borrower By:/s/Timothy J. Cunningham Timothy J. Cunningham Chief Financial Officer
Address: 1695 South River Road Des Plaines, Illinois 60018 Attention: Chief Financial Officer Telephone No.: (847) 827-9494 ext. 235 Facsimile No.: (847) 827-7770

Signature Page to Amended and Restated Credit Agreement
Schawk, Inc.
January 2010

JPMORGAN CHASE BANK, N.A., as Agent, as Collateral Agent, as Swing Line Lender, as Issuing Bank and as a Lender By:/s/Robert E. Whitecotton Name: Robert E. Whitecotton Title: Vice President

Signature Page to Amended and Restated Credit Agreement
Schawk, Inc.
January 2010

BANK OF AMERICA, N.A., as a Co-Syndication agent and individually By: /s/Adam M. Goettsche Name: Adam M. Goettsche Title: Senior Vice President

Signature Page to Amended and Restated Credit Agreement
Schawk, Inc.
January 2010

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Co-Syndication Agent and individually as a Lender By: /s/Jim Edwards Name: Jim Edwards Title: Senior Vice President

Signature Page to Amended and Restated Credit Agreement
Schawk, Inc.
January 2010

NORTH SHORE COMMUNITY BANK & TRUST COMPANY, as Documentation Agent and individually as a Lender By: /s/Eric M. Edelheit Name: Eric M. Edelheit Title: Vice President

Signature Page to Amended and Restated Credit Agreement
Schawk, Inc.
January 2010

PCN BANK, NATIONAL ASSOCIATION, as Lender By: /s/Stephanie Kline Name: Stephanie Kline Title: Senior Vice President

Signature Page to Amended and Restated Credit Agreement
Schawk, Inc.
January 2010

Departing Lenders:

THE NORTHERN TRUST COMPANY, as a Departing Lender By:/s/Thomas Hasenauer Name: Thomas Hasenauer Title: Vice President

Signature Page to Amended and Restated Credit Agreement
Schawk, Inc.
January 2010

ASSOCIATED BANK, N.A., as a Departing Lender By:/s/Jake Goldstein Name: Jake Goldstein Title: Vice President

Signature Page to Amended and Restated Credit Agreement
Schawk, Inc.
January 2010